   As filed with the Securities and Exchange Commission on February 12, 1999

                                                                   File No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form S-1

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                           CANARGO ENERGY CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    DELAWARE

         (State or other jurisdiction of incorporation or organization)

                                      1311

            (Primary Standard Industrial Classification Code Number)

                                   91-0881481

                        (IRS Employer Identification No.)

                          1580, 727 - 7th Avenue S.W.,

                            Calgary, Alberta T2P 0Z5

                            Telephone (403) 777-1185
          (Address and telephone number of principal executive offices)

                                 Susan E. Palmer

                           CANARGO ENERGY CORPORATION

                      1400 Broadfield Boulevard, Suite 100

                              Houston, Texas 77084

                            Telephone (281) 492-6992
            (Name, address and telephone number of agent for service)

                 Please forward a copy of all correspondence to:

                             Alan D. Jacobson, Esq.
                          Kelly Lytton Mintz & Vann LLP

                      1900 Avenue of the Stars, Suite 1450
                          Los Angeles, California 90067

                            Telephone (310) 277-5333

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

               If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

               If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
                                                                Proposed Maximum        Proposed Maximum
     Title of Each Class of                                    Offering Price Per      Aggregate Offering          Amount of
  Securities To Be Registered      Amount To Be Registered            Unit                    Price             Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
  Common Stock $.10 par value         21,264,643 shares            $0.2813(1)             $5,981,744(1)            $1,663.00
--------------------------------------------------------------------------------------------------------------------------------

(1) Determined in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the last sale price of the Common Stock on the Nasdaq National Market System on February 8, 1999.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                      (ii)

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1999

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                21,264,643 Shares
                              [    Shares Minimum]

                           CANARGO ENERGY CORPORATION
                                  COMMON STOCK

    CanArgo Energy Corporation is offering 21,264,643 shares of its Common Stock
on a best efforts basis directly to the public at a price of $      per share.
The closing price of the Company's Common Stock on the Nasdaq National Market System (symbol: GUSH) on February 11, 1999 was $0.375 per share. The Company's Common Stock is also traded on the Oslo Stock Exchange (symbol: CNR).

    YOU SHOULD CAREFULLY CONSIDER THE INFORMATION REGARDING RISKS ASSOCIATED WITH A PURCHASE OF THE COMPANY'S COMMON STOCK THAT ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5.

    The Company is offering 21,264,643 shares (the "Maximum Offering") subject
to selling at least      shares (the "Minimum Offering"). All subscription
payments will be deposited into an escrow account until the Minimum Offering is sold. When the Minimum Offering has been sold, the escrow will be terminated and the subscription proceeds will be delivered to the Company. Any proceeds from subsequent sales of shares up to the Maximum Offering will be delivered directly to the Company. If the Minimum Offering is not sold, all proceeds deposited in the escrow account will be promptly refunded in full, without interest and without any deduction of any kind.

    Record holders as of         , 1999 of the Company's Common Stock and of the
Exchangeable Shares issued by the Company's subsidiary, CanArgo Oil & Gas Inc., will be given priority to purchase a number of shares being offered up to the number of shares they held on that date, provided that the Company receives
their subscriptions in proper form prior to      , 1999. Subject to such
priority, subscriptions in proper form will be accepted in the order received. The Company reserves the right to reject any subscription in full or in part.

    The offering will terminate on the earliest of (a) the date on which the
Maximum Offering been sold; (b)      , 1999, unless such date is extended by the
Company to not later than      , 1999; or (c) the date on which the Company
terminates the offering.



                                                                    Underwriting           Proceeds to
                                            Price to Public          Commissions             Company
                                            ---------------          -----------             -------

Per Share                                 $                             None            $
                                           --------------------                           ------------
Minimum Offering:                shares   $                             None
                  --------------           --------------------                           ------------
Maximum Offering: 21,264,643 shares       $                             None            $
                                           --------------------                           ------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is            , 1999

[Inside Front Cover Page]

         The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "hope," "may" and similar expressions, as well as "will," "shall" and other indications of future tense, are intended to identify forward-looking statements. Such forward-looking statements are based upon the current expectations of the Company and speak only as of the date made. These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected the Company's historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this Prospectus. Important factors that could cause such a difference are discussed in this Prospectus, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections. You are cautioned not to place undue reliance on the forward-looking statements.

         You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different. The information in this Prospectus is current only as of the date of this Prospectus, regardless of the time this Prospectus is delivered to you or the time you purchase Common Stock. Such information could change and be different as of a later date.

         This Prospectus is not an offer to sell, nor is it seeking an offer to buy, the Company's Common Stock in any jurisdiction where the offer or sale would be unauthorized or unlawful.

                                TABLE OF CONTENTS

                                                                         Page

SUMMARY ................................................................... 3
RISK FACTORS............................................................... 5
THE OFFERING...............................................................14
USE OF PROCEEDS............................................................17
MARKET FOR COMMON STOCK AND DIVIDEND POLICY................................18
CAPITALIZATION.............................................................20
SELECTED CONSOLIDATED FINANCIAL DATA.......................................21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND  RESULTS
  OF OPERATIONS............................................................22
BUSINESS...................................................................32
MANAGEMENT.................................................................48
CERTAIN TRANSACTIONS.......................................................55
OWNERSHIP OF VOTING SECURITIES.............................................57
DESCRIPTION OF CAPITAL STOCK...............................................60
SHARES ELIGIBLE FOR FUTURE RESALE..........................................64
LEGAL MATTERS..............................................................64
EXPERTS....................................................................65
AVAILABLE INFORMATION......................................................65
INDEX TO FINANCIAL STATEMENTS.............................................F-1

                                     SUMMARY

         This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully.

         All share and per share amounts in this Prospectus have been adjusted to reflect a 1-for-2 reverse stock split of the Company's Common Stock effected in July 1998. All references to the "Company" are to CanArgo Energy Corporation and its consolidated subsidiaries.

                                   THE COMPANY

         CanArgo Energy Corporation is a Delaware corporation with interests in oil and gas properties in Eastern Europe, principally the Republic of Georgia. The Company completed in July 1998 a business combination with CanArgo Energy Inc., which is now known as CanArgo Oil & Gas Inc. and is a wholly owned subsidiary of the Company. The Company's principal asset is a 68.5% interest in Ninotsminda Oil Company Limited ("NOC"), a Cyprus corporation that is engaged in the development of the Ninotsminda oil field and other fields in the Republic of Georgia. The Company is directing substantially all of its efforts and available funds to the development of the Ninotsminda field and requires the proceeds of this offering to continue such activities. The Company has other interests in oil and gas properties in the Republic of Georgia, Ukraine and elsewhere, including North America.

         The Company's principal executive offices are located at Suite 1580, Guinness House, 727 - 7th Avenue, S.W., Calgary, Alberta, Canada T2P 0Z5, and its telephone number is (403) 777-1185. See "BUSINESS."

                                  THE OFFERING


Priority to Record Stockholders.........     Record holders of the Company's Common Stock and of the Exchangeable
                                             Shares issued by CanArgo Oil & Gas Inc. as of                  , 1999
                                             will be given priority to purchase in the offering a number of shares up to the number of shares they hold, provided their subscription
                                             documents are received in proper form by                         ,
                                             1999.

Best Efforts Offering...................     Subject to the priority of Record Stockholders,  subscriptions will be accepted in the order received.

Minimum Offering........................                         shares ($3,000,000).

Maximum Offering........................     21,264,643 shares ($                ).

Escrow Account..........................     All  subscription  payments will be deposited  into an escrow  account until the Minimum Offering is sold.

Offering Period.........................     The offering will terminate on the earliest of

                                                 -    sale of all the shares offered;

                                                 -                    ,  1999  or,  if  extended,  not  later  than
                                                                       , 1999; or

                                                 -    the date the Company terminates the offering.

Use of Proceeds.........................     The Company will use the net proceeds of the Minimum Offering to make a $2,000,000 loan to NOC to be used to develop the Ninotsminda field.  Additional net proceeds will be used as working capital and to invest in a refinery.  See "USE OF PROCEEDS."

Nasdaq Symbol...........................     GUSH

Oslo Stock Exchange Symbol..............     CNR

Risks...................................     An  investment  in the Common  Stock is very  risky.  The  Company has experienced  significant  losses and  requires  the  proceeds  of this offering to finance  its oil and gas  projects.  You should  carefully read "RISK FACTORS."

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The Company's operations have generated minimal revenues over the last five years, and during that time the Company has had substantial operating losses. The following consolidated financial data, which is unaudited, summarizes the Company's financial results for the nine month period ended September 30, 1998 and its financial position as of September 30, 1998.

                                                  Nine Months Ended
                                                 September 30, 1998
                                                 ------------------
                                                      (unaudited)

    Total revenue                                     $ 520,000

    Operating loss                                   (5,015,000)

    Net loss                                         (4,790,000)

    Net loss per common share                              (0.34)

    Working capital                                   6,717,000

    Total assets                                     48,077,000

    Notes payable and long-term debt                    896,000

    Minority interest                                 3,385,000

    Stockholders' equity                             41,689,000

                                  RISK FACTORS

         An investment in the Company's Common Stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors, as well as all other information in this Prospectus, before investing in the Common Stock. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results anticipated in these forward looking statements. Some of the important factors that might cause such a difference are discussed in the following risk factors.

THE COMPANY HAS INCURRED SUBSTANTIAL LOSSES AND HAS MINIMAL REVENUES.

         The Company's oil and gas properties have produced minimal revenues. As a result, the Company has experienced recurring operating losses, and its current operations are not generating positive cash flows. For the quarter ended September 30, 1998, the Company reported revenues of $375,000 and a net loss of $781,000. On that date, the Company had an accumulated deficit since October 31, 1988, when it went through a quasi-reorganization, of $62,296,000. The Company's ability to continue its operations is dependent upon generating funds from external sources and, eventually, generating positive cash flows from its operating activities. Without sufficient cash, the Company will not be able to finance its ongoing operations. The Company's financial statements are prepared on the basis that it will be able to continue to operate despite its need for cash. Thus, the financial statements do not reflect the reduction in the value of the Company's assets that would be expected if the Company ceased operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

THE COMPANY HAS SIGNIFICANT SHORT-TERM CASH REQUIREMENTS.

         Under the terms of the operative agreements governing its principal oil and gas projects, including its projects in the Republic of Georgia, the Company is required to provide or arrange for all capital and operating costs. The
Company's working capital at December 31, 1998 was $     , which would be
insufficient to fund the Company's planned operations past June 30, 1999.

         NOC has entered into a $6,000,000 Loan Agreement with the International Finance Corporation, with the proceeds to be used principally to fund the development of the Ninotsminda oil field, the Company's principal operation at the present time. The terms of the loan agreement require that the Company make or arrange a $2,000,000 subordinated loan to NOC before the International Finance Corporation will disburse the loan, and the first disbursement must occur by June 30, 1999. The Company is conducting this offering in order to raise the funds to make the $2,000,000 subordinated loan and to generate other funding, including additional working capital. See "USE OF PROCEEDS". If the Company is unable to arrange the $2,000,000 loan, it may be unable to continue with the development of the Ninotsminda oil field. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

THE COMPANY'S FUTURE IS DEPENDENT ON THE SUCCESS OF THE NINOTSMINDA OIL FIELD.

         The Company's management has been directing substantially all of its efforts and available funds to the development of the Ninotsminda oil field in the Republic of Georgia and some ancillary activities closely related to the Ninotsminda field project. This decision is based on management's assessment of the promise of the Ninotsminda field. In order to mitigate its investment risk, the Company has structured its development plans for the Ninotsminda field so that management can assess the commercial feasibility of the project at various stages. There is no assurance, however, that the Company's development plans for the Ninotsminda field, or any of the Company's oil and gas properties, will prove successful, that the Ninotsminda field will ever produce sufficient quantities of oil and gas to establish a viable operation, or that the Company will be able to market the oil and gas produced at a sufficiently high price to produce a profit and positive cash flow. The Company has not yet successfully developed and operated an oil field.

         The Company has a number of other projects that are not being actively developed at this time. These projects involve unevaluated oil and gas properties which had a carrying value of $11,451,000 at September 30, 1998. The risks associated with successfully developing unevaluated oil and gas properties are even greater than those associated with producing oil and gas properties. During 1997, the Company concluded that one venture it was developing could not be a successful commercial development and recorded an impairment charge for all of its assets related to that venture. In addition, the Company concluded that it would be unable to develop two other ventures successfully and recorded impairment charges for all of its assets related to these ventures.

THE COMPANY NEEDS LONG-TERM FUNDING.

         It will take many years and substantial cash expenditures to develop the Company's oil and gas properties. The Company generally has the principal responsibility to provide financing for its oil and gas properties and ventures. The net proceeds of this offering, together with existing debt financing and funds expected to be generated by operations, are not expected to be sufficient to fund the Company's operations and development plans beyond June 2000. Accordingly, the Company will need to raise additional funds from public or private sources or enter into joint venture or similar arrangements with third parties in order to pay for project development costs. The issuance of additional equity securities would likely dilute the ownership interests of existing stockholders, and arrangements like joint ventures will reduce the Company's percentage interest in the relevant projects. Additional borrowing would increase interest expense and debt service requirements. The amount of additional financing the Company will require will depend upon a number of factors, including the success of this offering and the Company's development plans. The Company may not be able to obtain additional financing from any source if needed. If adequate funds are not available, the Company would be required to scale back or even suspend its operations.

THE COMPANY'S OIL AND GAS ACTIVITIES INVOLVE MANY RISKS.

         The Company's exploration, development and production activities are subject to a number of factors and risks, many of which may be beyond the Company's control. First, the Company must successfully identify commercial quantities of recoverable oil and gas. The development of an oil and gas deposit can be affected by a number of factors, such as the size of the deposit, proximity to infrastructure, oil prices and government regulations, which are beyond the Company's control. The Company's activities can also be affected by a number of hazards, such as -

- labor disputes;

- unexpected or unusual geological conditions;

- natural phenomena, such as bad weather and earthquakes;

- operating hazards, such as fires, explosions, blow-outs, pipe failures and casing collapses; and

- environmental hazards, such as oil spills, gas leaks, ruptures and discharges of toxic gases.

Any of the hazards could result in damage, losses or liability for the Company. Company operations involving the rehabilitation of fields where less than optimal practices and technology were employed, as was often the case in Eastern Europe, carry increased risk for encountering some of these hazards.

         The Company maintains insurance customary in the oil and gas industry relative to the scope of its operations. That insurance, however, does not cover all of the possible risks that are involved in oil and gas exploration, development and production.

THE COMPANY'S FOREIGN OPERATIONS ARE SUBJECT TO SPECIAL RISKS.

         The Company's principal oil and gas properties, including the Ninotsminda field, are located in Eastern Europe. Development of these fields is subject to special risks and uncertainties such as:

                  - Political Instability - The governments of the Eastern European countries in which the Company operates were established relatively recently. The Company's operations typically involve partnerships or joint ventures with the local government or state-owned companies. As a result, the Company's operations could be adversely affected by political instability, changes in government institutions, personnel or policies, or shifts in political power. There is also the risk that new governments could seek to nationalize or otherwise take over the Company's oil and gas properties.

                  - Social and Economic Instability - Countries in Eastern Europe have experienced social and economic instability due to low standards of living, lack of infrastructure and technology, undeveloped legal and social institutions, conflicts with neighboring countries, and other factors. Such instability can make continued operations difficult or impossible.

                  - Deteriorating Infrastructure - Countries in Eastern Europe often either have underdeveloped infrastructures or, as a result of shortages of resources, have permitted infrastructure improvements to deteriorate. The lack of necessary infrastructure improvements can adversely affect operations. For example, the lack of a reliable power supply caused the drilling of a well in the Ninotsminda field to be suspended and the testing of a second well to be delayed.

                  - Currency Risks - Payment to the Company for oil and gas products sold in Eastern European countries may be in local currencies. Although the Company currently sells its oil for U.S. dollars, it may not be able to continue to demand payment in hard currencies. Although most Eastern European currencies are presently convertible into U.S. dollars, there is no assurance that convertibility will continue. Even if currencies are convertible, the rate at which they convert into U.S. dollars is subject to fluctuation. The
                      Company's ability to transfer currencies into or out of Eastern European countries may be restricted or limited.


OIL AND GAS PRICES ARE VOLATILE.

         The Company's operations are significantly affected by changes in the market price of oil and gas. Prices for oil and natural gas are subject to wide fluctuations in response to changes in the supply and demand for oil and natural gas, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East and elsewhere and overall economic conditions. The Company is unable to predict future oil and natural gas price movements with any certainty. The significant declines in oil prices during the past year have adversely affected the economics of the Company's projects. At current prices, the Company's revenue from its share of Ninotsminda field production is insufficient to cover production and depletion expenses associated with that production.

         The price received for oil by NOC has generally been negotiated on the basis of the European spot price for Brent grade crude oil, less certain discounts for transportation and related charges. The price received by NOC has ranged from the full Brent price to Brent minus $5.83 per barrel. The average discount from the spot price for Brent grade crude oil is approximately $1.50 at this time because the particular buyers are transporting the oil shorter distances. If the Company is unable to attract buyers who need to transport the oil a relatively short distance, the Company will probably realize a lower net price from the sale of its oil. At today's European spot prices it would be uneconomic for the Company to sell its oil at a price incorporating a $5.83 per barrel discount for transportation and related charges.

RESERVE INFORMATION IS UNCERTAIN.

         Estimates of oil and natural gas reserves and their values by petroleum engineers are inherently uncertain. The estimates incorporate professional judgments not only about the quantities of crude oil and natural gas that exist in identified reservoirs but also about the portion that can be produced on an economically sound basis, the costs of production and the rate of extraction. This estimating process involves an evaluation of all available geological, engineering, production and economic data relating to each relevant oil and gas reservoir. The data relating to a particular reservoir may change substantially over time as a result of additional development activity, evolving production history, changing economic conditions, market price fluctuations, variations in production costs and other factors. In addition, the estimating process requires significant subjective judgments. As a result, different petroleum engineers evaluating the same data may reach substantially different results, and the same petroleum engineers evaluating data relating to a particular reservoir at various times may come to substantially different conclusions at different times. Actual production, revenue and costs for the Company's oil and gas reserves in the future will probably vary from those anticipated in the current estimates of the Company's oil and gas reserves, and the magnitude of those variations may be material.

OIL AND GAS OPERATIONS ARE SUBJECT TO EXTENSIVE REGULATION.

         Governments at all levels -- national, regional and local -- regulate oil and gas activities extensively. Laws and regulations govern many aspects of the oil and gas business, including exploration, development, production, occupational health and safety, labor standards and environmental matters. The Company must comply with these laws and regulations. In recent years, governments have strengthened many of these laws and regulations, thereby increasing the burdens imposed on oil and gas companies in a number of ways, including the following:

         - increasing the amount of potential liability associated with a particular event;

         - expanding the categories of participants who may be responsible for the liabilities associated with that event;

         -        increasing reporting requirements; and

         - subjecting operations to greater substantive regulation and greater requirements for advance regulatory clearance.

The trend is towards more burdensome regulation. This trend is particularly applicable in developing economies, such as those in Eastern Europe where the Company has its principal operations. In these countries, the evolution towards a more developed economy is often accompanied by the more burdensome regulations that typically exist in the more developed economies.

THE COMPANY IS INVOLVED IN LITIGATION.

         The Company has acquired interests in various oil and gas properties from third parties who agreed to condition receipt of all or a portion of their payment for those interests upon the property achieving certain operating objectives, such as specified levels of production within specified periods. In certain cases, the properties have not achieved these objectives, with the consequence that the sellers did not receive the contingent payments. Two sellers who were denied some or all of their potential payments have instituted suits against the Company. In addition, some of the Company's co-venturers in oil and gas projects or the ventures themselves may assert claims against the Company with respect to the Company's decision not to proceed with the development of these projects. See "BUSINESS - Legal Proceedings".

THE COMPANY ENCOUNTERS INTENSE COMPETITION.

         The oil and gas industry is highly competitive. The Company encounters competition from other oil and gas companies in many areas, including:

         -        acquisition of producing properties and undeveloped acreage;

         - obtaining scarce resources, such as experienced personnel, drilling rigs or the services of oil field service companies, when in short supply; and

         -        sale of production.

         The Company's competitors include integrated oil and gas companies, independent oil and gas companies, drilling and income programs, and individuals. Many of its competitors are large, well-established, well-financed companies. These competitors may possess advantages in relation to the Company, including -

         -        larger and more experienced staffs;

         -        greater capital resources;

         - the ability to develop better information and to provide better analysis of available information;

         - the ability to pay more for productive properties and exploratory prospects; and

         - the human and financial resources to pursue a greater number of attractive opportunities.

The Company may not possess the capabilities required to compete successfully with its competitors in acquiring additional properties or in maximizing the development of its properties.

THE COMPANY IS DEPENDENT ON MANAGEMENT AND SERVICE CONTRACTORS.

         The Company depends to a significant degree on key personnel and on its ability to attract and retain highly-skilled personnel. The loss of key personnel might adversely affect the Company's future results if the Company cannot attract suitable replacements.

         David Robson, the Company's Chairman and Chief Executive Officer, does not have an employment agreement with the Company and could leave at will. He is the Company executive who has the most experience in the oil and gas industry and who has the most highly developed relationships in Eastern Europe. Should Mr. Robson leave the employ of the Company, his loss could have a material adverse effect upon the Company and its operations unless the Company were able to replace him with an executive of similar experience and skill.

         The Company seeks to operate efficiently in Eastern European countries by engaging local service companies to operate and manage the Company's properties, including the Ninotsminda field. Although the Company has overall responsibility for the Ninotsminda project, the day-to-day operations, including personnel selection and supervision, are administered by the local service company. The lack of control over daily operations subjects the Company to increased risk of unauthorized actions.

EXISTING STOCKHOLDERS MAY EXPERIENCE DILUTION.

    The number of shares being offered is equal to the number of outstanding shares of Common Stock and Exchangeable Shares. The public offering price is significantly less than the net tangible book value per share of the Common
Stock of $      at December 31, 1998. Holders of the Company's Common Stock and
the Exchangeable Shares as of      , 1999 are being given priority to purchase
in this offering up to the number of shares they own. Those stockholders who do not purchase shares in this offering, or who purchase less than the number of shares they own, will experience dilution in their percentage ownership in the Company and in the net tangible book value per share of the shares they hold.

THE COMMON STOCK COULD BE DELISTED FROM THE NASDAQ STOCK MARKET.

         The Company's Common Stock currently trades on the Nasdaq National Market System, as well as on the Oslo Stock Exchange. On September 30, 1998, Nasdaq advised the Company that its Common Stock would be delisted if the Common Stock did not attain a bid price of at least $1.00 for ten consecutive days by the end of December 1998. The Common Stock failed to satisfy the minimum bid requirement by the end of December. The Company, however, requested a hearing regarding the proposed delisting by Nasdaq, which had the effect of delaying the proposed delisting until a hearing is held and a determination is made regarding delisting. The hearing will be held on February 26, 1999.

         In an effort to satisfy Nasdaq's minimum price requirement, the Company will seek at the next annual meeting stockholder approval of a one-for-ten reverse stock split of the Common Stock. The reverse stock split would combine each ten issued and outstanding shares into one share. The Board of Directors believes that the reverse split should have the effect of increasing the bid price for the Common Stock to a level well in excess of the $1.00 minimum required by Nasdaq. However, there is no assurance that the price of one share after the reverse split will be as high as the aggregate price of ten shares before the reverse split or that the stock price after the reverse split will meet the Nasdaq requirement.

         The Company will seek a further delay of action by Nasdaq to delist the Common Stock until a stockholder meeting is held to vote on the proposed reverse stock split. The failure of the Company's stockholders to approve the reverse stock split could result in the delisting of the Common Stock.

         If Nasdaq delists the Company's Common Stock from the National Market System, the Common Stock might thereafter trade in the United States either on the OTC Bulletin Board or through what is commonly referred to as the "pink sheets". In that event, Company stockholders would likely experience more difficulty in obtaining accurate and timely quotations of the price of the Common Stock, greater percentage spreads between bid and asked prices, and more difficulty and higher transactions costs when buying or selling the Common Stock.

         If Nasdaq delists the Common Stock, then the Oslo Stock Exchange might also consider delisting the Common Stock from that exchange.

         In addition, if Nasdaq delists the Common Stock from the National Market System, the penny stock rules of the Securities and Exchange Commission could apply to the Company's Common Stock. A "penny stock" is an equity security that is not listed on a national securities exchange or quoted on Nasdaq that has a market price of less than $5.00 per share. The penny stock rules generally require, among other things:

         - a suitability determination regarding a prospective purchaser of penny stock;

         - the written consent of a prospective purchaser of penny stock prior to the transaction;

         - delivery prior to a penny stock transaction of a disclosure document relating to the penny stock market;

         - disclosure by the broker-dealer of the commissions payable to the broker-dealer and registered representative, current quotations for the penny stock security and, if true, that the broker-dealer is the sole market maker in the security and the control over that market that the broker-dealer would presumably possess; and

         - monthly statements containing recent price information for penny stock held in a brokerage account and information on the limited market in penny stocks.

As a result of the requirements imposed by the penny stock rules, broker-dealers may have limited interest in or capability for handling penny stock transactions. Consequently, if the Company's Common Stock becomes subject to the penny stock rules, stockholders may find it substantially more difficult to dispose of the Common Stock and may experience substantially increased transaction costs.

DURING THIS OFFERING, YOUR ABILITY TO SELL COMMON STOCK WILL BE IMPAIRED.

    This offering may continue until      , 1999. Although the Company's Common
Stock is currently publicly traded on the Nasdaq National Market, until the offering is terminated investors who wish to sell their shares will have to compete for buyers with the Company's offering of shares pursuant to this Prospectus. It is unlikely that investors will be able to sell their shares on the open market during the offering for more than a price which together with the "spread" required by a market maker equals the price at which shares are being sold in this offering. The Company can give no assurance that the market price of the Common Stock will be at or above the public offering price during or after the offering.

THE OFFERING PROCEEDS WILL BE HELD IN AN ESCROW ACCOUNT.

    All subscription payments will be deposited into an escrow account until the Minimum Offering is sold. If the Minimum Offering is not fully subscribed by
     , 1999, all monies deposited in the escrow account will be refunded to the subscribers, without interest and without any deduction for expenses. During the escrow period, subscribers will have no right to a return of their payments, and they will have no rights as stockholders until certificates are issued and delivered. See "THE OFFERING--Escrow of Minimum Proceeds."

FUTURE SALES OF COMMON STOCK COULD AFFECT ITS MARKET PRICE.

    Open market sales of Common Stock that is outstanding at the start of this offering may adversely affect the market price of the shares during or after this offering. There are no material restrictions on the transferability of the
approximately       shares of Common Stock held by non-affiliates of the
Company. Affiliates of the Company may sell shares subject to the volume limitations set forth in Rule 144. See "SHARES ELIGIBLE FOR FUTURE RESALE."

FUTURE STOCK ISSUANCES COULD HAVE ANTI-TAKEOVER EFFECTS.

         The Company's Board of Directors may issue additional shares of Preferred Stock and Common Stock without any prior approval by the stockholders. Holders of outstanding shares have no right to purchase a pro rata portion of additional shares of Common or Preferred Stock issued by the Company. The issuance of additional shares could have an anti-takeover effect under certain circumstances.

         In the case of Preferred Stock, the Board of Directors can establish the voting power, preferences, rights and limitations of each class or series it creates in the future. For example, the Board of Directors can create a series of Preferred Stock with disproportionate voting power or with the right to vote separately as a class on important corporate matters, like mergers or the election of directors. A series of Preferred Stock can also be convertible into a large number of shares of Common Stock under specified circumstances or have other terms that could make the acquisition of a controlling interest in the Company more difficult or more expensive.

         Additional shares of either Preferred Stock or Common Stock could be sold privately to purchasers who could be expected to support incumbent management in opposing an unsolicited attempt to obtain control of the Company. The issuance of additional shares of Preferred or Common Stock could deprive stockholders of the opportunity to benefit from offers to take control of the Company that stockholders might view as favorable. If the one-for-ten reverse stock split is approved by the stockholders and implemented, there would be after completion of this offering (and assuming no other significant transactions) at least 45,000,000 authorized but unissued shares of Common Stock available for issuance at the discretion of the Board of Directors.

                                  THE OFFERING

GENERAL

         The Company is offering up to 21,264,643 shares of its Common Stock on a "best efforts" basis directly to the public at a subscription price of $.
per share. Subject to a priority being afforded to holders of Company Common Stock and of Exchangeable Shares issued by the Company's subsidiary, CanArgo Oil & Gas Inc., the shares will be sold to purchasers in the order in which their subscriptions are received and accepted.

         The offering will terminate on the earliest of:

         -   the date on which all 21,264,643 shares have been sold;

         -                         , 1999, unless such date is extended by the
             Company to not later than                      , 1999; or

         -   the date on which the Company terminates this offering.

ESCROW OF MINIMUM PROCEEDS

    This offering is being made directly by the Company on a "minimum/maximum"
basis. The Minimum Offering is       shares ($3,000,000) and the Maximum
Offering is 21,264,643 shares ($      ). Until at least the Minimum Offering can
be closed, all subscription payments will be deposited into an escrow account
established at                    by Signature Stock Transfer, Inc., which is
acting as the Company's Subscription Agent and as Escrow Agent. When subscriptions for shares representing at least the Minimum Offering have been
received and accepted, but not earlier than        , 1999 when the priority
rights being afforded holders of Company Common Stock and of Exchangeable Shares will expire, the escrow will terminate. At that time, share certificates will be issued and delivered to the subscribers, and the proceeds from the sale of those shares will be disbursed to the Company. Proceeds from additional sales of shares up to the Maximum Offering will be disbursed to the Company upon issuance and delivery of share certificates to the subscribers. If the Minimum Offering is not sold by the date this offering is terminated, all proceeds deposited in the escrow account will be promptly refunded in full, without interest and without any deduction of any kind.

RECORD STOCKHOLDER PRIORITY

    Holders of record of the Company's Common Stock and of the Exchangeable Shares issued by CanArgo Oil & Gas Inc., a subsidiary of the Company, as of
     , 1999 ("Record Stockholders") have the first right to subscribe for the shares of Common Stock being offered in this offering. Each Record Stockholder will have the right to subscribe for and purchase a number of shares of Common Stock up to the number of shares of Common Stock and Exchangeable Shares held by the Record Stockholder on the record date, so long as the Subscription Agent receives properly completed subscription documents and payment for such shares
from the Record Stockholder no later than 5:00 p.m. Central        Time on
            , 1999.

         The Company will concurrently solicit subscriptions for shares from the general public. Subject to the priority being accorded to the Record
Stockholders to subscribe prior to         , 1999,
subscriptions will be processed in the order received and accepted until all 21,264,643 shares are sold or until the Company terminates the offering.

         If you are a beneficial owner of shares held in the name of someone else who is acting as your nominee (for example, shares held by a bank or brokerage firm for your account), and you want your subscription to receive priority treatment, you must instruct the nominee in whose name your shares are registered to subscribe for shares on your behalf within the time period described above. If you are a broker, depository or nominee that holds shares of the Common Stock for the account of others, you should provide copies of this Prospectus to the beneficial owners. You should carry out their intentions should they desire to purchase shares in this offering.

SUBSCRIPTION PROCEDURE

         To subscribe for shares in the offering, you must complete, sign and return a Subscription Agreement and include full payment for the shares subscribed. You must pay for the shares subscribed in U.S. dollars by check or bank draft drawn on a United States bank, or postal, telegraphic or express money order payable to "Signature Stock Transfer, Inc. , as Subscription Agent." The subscription price will be considered to have been received when:

- The Subscription Agent receives a certified check, bank cashier's check or bank draft drawn on a United States bank;

- The Subscription Agent receives a postal, telegraphic or express money order; or

-   An uncertified check has "cleared".

Subscribers are urged to consider paying the subscription price by means of certified or bank cashier's checks or money orders. Payments made by personal or company checks that have not been certified will be considered received only upon clearance. Even domestic checks that have not been certified may take more than five business days to clear, so subscribers intending to pay with uncertified personal or company checks are urged to make payment sufficiently in advance of the termination date or the date on which the priority being accorded the Record Stockholders terminates to ensure that payment is deemed received prior to such date. The Escrow Agent must receive the completed Subscription
Agreements and payments by 5:00 p.m., Central _______ Time, on          , 1999,
unless extended by the Company.

         We suggest, for your protection, that you deliver your subscription documents to the Escrow Agent by overnight or express mail courier. If you mail the documents, we suggest you use registered mail. You should deliver the Subscription Agreement and payment to:

                               -----------------
                               -----------------
                               -----------------

         Once delivered, you may not revoke or change your subscription, even if the market price for the Common Stock falls below the subscription price of $ per share during the offering.

         The Company may reject any subscription in full or in part. The subscription price paid with subscriptions that are not accepted for any reason will be promptly returned without interest or any deduction of any kind. Subscriptions accompanied by an overpayment which are otherwise in order will be accepted and a check will be mailed to the subscriber for the amount of the overpayment.

         The Subscription Agent will deliver certificates for shares subscribed promptly after the Minimum Offering has been sold and promptly after later subscriptions have been accepted. Subscribers will not be deemed to be holders of the shares of Common Stock they are purchasing until the stock certificates representing those shares are issued and delivered.

         The Company will decide all questions as to the validity, form and eligibility of subscriptions, and the Company's interpretation of the terms and conditions of the offering will be final and binding. The Company may waive any irregularities in any subscription. The Company is not required to notify you of any defect or irregularity in your subscription.

         Prospective subscribers with questions or needing assistance concerning the procedures for subscribing for shares should call Susan E. Palmer, who is the Company Secretary, at (281) 492-6992.

DETERMINATION OF OFFERING PRICE

         The Company has determined the public offering price of the shares based upon the recent trading history of the Common Stock on the Nasdaq National
Market and the Oslo Stock Exchange. On      , 1999, the last sale price for
Common on the Nasdaq National Market System was $          .

         The public trading price of the Common Stock may differ from the
subscription price of $      during the offering. If that is the case, persons
interested in acquiring Common Stock are unlikely to purchase shares on Nasdaq
or the Oslo Exchange for more than $      if they can purchase shares at that
price directly from the Company in this offering. For that reason, stockholders who wish to sell their shares during the offering will probably be required to ask a price that, when coupled with the "spread" required by a market maker, is
no more than $      per share.

         The Company's net tangible book value per share as of September 30, 1998 was $1.97 per share. Since this amount exceeds the public offering price of
$       per share by a substantial amount, purchasers in this offering will not experience dilution of the subscription price they pay in this offering in relation to net tangible book value per share. Record Stockholders who do not subscribe in this offering for the same number of shares as they own will, however, experience dilution in the net tangible book value of the shares they hold.

SALES REPRESENTATIVE

         The Company will only effect offers and sales of shares through its
designated sales representative, Mr.      , who also serves as the Company's
          and is a member of the Board of Directors.  Mr.               will not
receive, directly or indirectly, any commissions, remuneration, or any other
compensation based on transactions in securities.  Mr.                    is
registered as a sales representative for this offering in those jurisdictions in which such registration is required.

                                 USE OF PROCEEDS

         The net proceeds to the Company from this offering, after deducting the
estimated expenses of the offering of approximately $    , are expected to be $
upon completion of the Minimum Offering and $   upon completion of the Maximum
Offering. The Company intends to use the net proceeds for the following purposes, which are listed in their order of importance:



                                                      Minimum           Maximum
                                                     Offering          Offering
                                                     --------          --------
Subordinated loan to Ninotsminda Oil Company (1)    $2,000,000        $2,000,000

Working capital (2)
                                                    ----------        ----------
Investment in refinery (3)                                   0           860,000

(1) Under the terms of a $6,000,000 loan agreement between Ninotsminda Oil Company and the International Finance Corporation, the Company must make or arrange a $2,000,000 subordinated loan to Ninotsminda Oil Company as a condition to disbursement of the $6,000,000 loan. See "BUSINESS - Ninotsminda Oil Field - International Finance Corporation Loan".

(2) To be used for general corporate overhead and the development of fields and prospects.

(3) To exercise the Company's option to purchase an additional 11.1% interest in an oil refinery in Georgia. See "BUSINESS - Ninotsminda Oil Field - Ancillary Projects - Refinery".

         Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities.

         The Company currently anticipates that the net proceeds from the Minimum Offering, together with amounts available under its loan from the International Finance Corporation and cash generated from operations and the sale of excess equipment will be sufficient to satisfy its operating needs for approximately the twelve months following the completion of the Minimum Offering.

                   MARKET FOR COMMON STOCK AND DIVIDEND POLICY

MARKET FOR COMMON STOCK

         The Company's Common Stock is traded under the symbol "GUSH" on the Nasdaq National Market System and under the symbol "CNR" on the Oslo Stock Exchange. The following table sets forth the high and low sales prices and the average daily trading volume of the Common Stock on Nasdaq and the OSE. Nasdaq data is from The Nasdaq Stock Market and OSE data is from published financial sources.

                                      NASDAQ                     OSE(1)
                             ------------------------   ----------------------------
                                              AVERAGE                       AVERAGE
                                               DAILY                         DAILY
                               HIGH     LOW    VOLUME     HIGH     LOW       VOLUME
                             -------  -------  ------   -------  -------     -------
FISCAL QUARTER ENDED
March 31, 1997               $ 14.25  $  8.75  49,338   $ 14.22  $  8.96     210,918
June 30, 1997                  10.13     7.81  21,109      9.52     7.92     103,931
September 30, 1997              9.13     4.84  23,603      8.86     4.96     157,173
December 31, 1997               7.00     1.19  62,684      6.46     1.66     284,036
March 31, 1998                  2.63     1.44  27,015      2.38     1.60     153,177
June 30, 1998                   2.25     1.00  15,520      2.13     1.20      65,617
September 30, 1998              1.81     0.47  10,266      1.60     0.53      24,924
December 31, 1998               0.81     0.22  34,570      0.67     0.20      27,493


         (1) Sales prices on the OSE were converted from Norwegian kroner into United States dollars on the basis of the daily 10:00 a.m. exchange rate for buying United States dollars with Norwegian kroner announced by the Central Bank of Norway.

         On March      , 1999 the closing price of the Common Stock on Nasdaq
was $      per share. Nasdaq has notified the Company that its Common Stock may be delisted because the stock has not achieved the minimum bid price required by Nasdaq. See "RISK FACTORS -- The Common Stock could be delisted from the Nasdaq Stock Market."

         On February 3, 1999, 19,381,120 shares of Common Stock were outstanding and held of record by 3,856 stockholders. In addition, 1,073,763 Exchangeable Shares issued by CanArgo Oil & Gas Inc., a subsidiary of the Company, were outstanding on that date. Each Exchangeable Share may be exchanged for one share of Common Stock. See "DESCRIPTION OF CAPITAL STOCK."

DIVIDEND POLICY

         The Company has not paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on the Company's results of operations and financial condition and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant. Under its loan agreement with International Finance Corporation, Ninotsminda Oil Company's ability to transfer funds to CanArgo Energy Corporation and its affiliates is severely restricted. See "MANAGEMENT'S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Note ____ of the Company's Consolidated Financial Statements. In addition, the Company may not pay dividends on its Common Stock unless its subsidiary, CanArgo Oil & Gas Inc., is able to pay and simultaneously pays an equivalent dividend on the Exchangeable Shares issued by that subsidiary. See "DESCRIPTION OF CAPITAL STOCK."

                                 CAPITALIZATION

           The following table sets forth the capitalization of the Company as of September 30, 1998. The table also presents such capitalization as adjusted to reflect the Minimum Offering and the Maximum Offering and, in each case, the application of the estimated net proceeds thereof. You should read this information together with the Company's financial statements.


                                AS OF SEPTEMBER 30, 1998 (UNAUDITED)

                                                                               As adjusted for
                                                                               ---------------
                                                                          Minimum        Maximum
                                                         Actual          Offering        Offering
                                                     --------------      --------        --------
Long-term debt (1)                                   $     895,500
Stockholders' equity
   Preferred stock                                            --
   Common stock:
           issued and outstanding:
           11,223,744 shares actual;
                  shares as adjusted
           for Minimum Offering;
           32,488,387 shares as
           adjusted for Maximum
           Offering (2)

           9,970,900 additional
           shares issuable without
           receipt of further
           consideration (3)                             2,119,464

   Capital in excess of par value                      101,865,441
   Accumulated deficit since October 31, 1988          (62,296,130)
                                                     -------------
           Total stockholders' equity                   41,688,775
                                                     =============
Total capitalization                                 $  42,584,275


----------
(1) The "as adjusted" long-term debt reflects the amount committed under the Company's loan agreement with the International Finance Corporation.

(2) Excludes 2,765,511 shares reserved for issuance upon the exercise of outstanding options and warrants and upon achievement of certain performance objectives by an oil and gas project.

(3) The 9,970,900 additional shares issuable without receipt of further consideration represent shares issuable upon exchange of Exchangeable Shares issued or issuable by CanArgo Oil & Gas Inc., the Company's subsidiary. See "DESCRIPTION OF CAPITAL STOCK."

                      SELECTED CONSOLIDATED FINANCIAL DATA

           The following tables set forth selected consolidated financial data taken from the Company's financial statements which appear in this Prospectus beginning at page F-1. CanArgo Oil & Gas Inc. and its subsidiary, Ninotsminda Oil Company Limited, were purchased by the Company in July 1998. Their financial results are included in the Company's consolidated financial results from July 16, 1998. CanArgo Oil & Gas Inc. is a wholly owned subsidiary and NOC is a 68.5% owned subsidiary of the Company.

           You should read the complete financial statements and related notes of these companies which begin on page F-1 of this Prospectus. You should also read the section "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for an explanation of the Company's financial results.


                           CANARGO ENERGY CORPORATION

                                   TWELVE      TEN       TWELVE       TWELVE       FOUR       TWELVE     NINE        NINE
                                   MONTHS     MONTHS     MONTHS       MONTHS      MONTHS      MONTHS    MONTHS      MONTHS
                                    ENDED     ENDED      ENDED       ENDED         ENDED       ENDED      ENDED      ENDED
                                  10/31/93    8/31/94    8/31/95     8/31/96     12/31/96    12/31/97   9/30/97    9/30/98
                                  --------    -------    -------     -------     --------    --------   -------    -------
                                                                                                           (unaudited)
                                                            (in $1,000 except for per share amounts)

Total revenue                        190           3        625           35          17         313        173         520

Operating loss                    (1,547)     (1,466)    (7,882)      (5,640)     (2,983)    (29,090)    (6,645)     (5,015)

Other income (expense)               252        (366)       312         (854)        361       1,202        783         171

Net loss                          (1,295)     (1,832)    (7,600)      (6,494)     (2,604)    (27,683)    (5,675)     (4,790)

Net loss per common share -        (0.44)      (0.90)     (1.82)       (1.04)      (0.28)      (2.47)     (0.51)      (0.34)
    basic and diluted

Working capital (deficit)           (446)      1,145      4,188       16,925      30,382      13,971     17,753       6,717

Total assets                       4,528       4,944     10,710       32,089      55,375      37,434     49,933      48,077

Notes payable and long-term          158         163       --            300        --          --         --           896
   debt

Minority interest                   --          --         --           --          --          --           19       3,385

Stockholders' equity               3,707       4,181      9,608       30,505      53,245      26,779     48,787      41,689

Cash dividends per common           --          --         --           --          --          --         --          --
    share

                           MANAGEMENT'S DISCUSSION AND
                       ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

            This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Forward looking statements can be identified by such words as "may", "will", "should", "expect", "intend", "plan", "estimate" and similar words. Future events and the Company's actual results could differ materially from the results anticipated by the forward-looking statements. Important factors that could cause such a difference are discussed in this Prospectus, in particular in the "Risk Factors" section. You are cautioned not to place undue reliance on the forward-looking statements.

            The following discussion should be read together with the Company's consolidated financial statements which appear in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

            The Company continued its program to reduce expenses and limit investment in oil and gas ventures which began in the fourth quarter of 1997. The Company continues to incur general and administrative costs and project costs which were committed to prior to the combination with CanArgo Oil & Gas in July 1998 (the "Transaction"). The Company expects that the ongoing costs from the restructuring of the Company will finally be eliminated by July 1999.

            Capital expenditures by Ninotsminda Oil Company ("NOC") in 1998 are currently projected to be approximately $7,350,000 of which $3,990,000 has been spent at September 30, 1998. Current development plans for the Ninotsminda Field in 1999 include the drilling of a minimum of three development wells plus five major workovers of existing wells for a total budgeted cost of $8,415,000. As a considerable amount of infrastructure has been put in place for the Ninotsminda Field by Georgian Oil, subsequent increases in oil production are not expected to increase infrastructure costs substantially. No assurance can be given, however, that NOC's development plan will increase production or that operating revenues will exceed operating expenses.

            As of September 30, 1998, the Company had working capital of $6,717,000, compared to working capital of $13,971,000 as of December 31, 1997. The $7,254,000 decrease in working capital from December 31, 1997 to September 30, 1998 reflects principally expenditures on 1998 acquisition costs relating to the Transaction, restructuring costs associated with the program to reduce overall costs, operating activities, including general and administrative expenses and direct project costs, and capital expenditures relating to the Ninotsminda Field. The decrease in cash and cash equivalents was partially offset by an increase in accounts receivable.

            Cash and cash equivalents decreased $8,073,000 from $14,164,000 at December 31, 1997 to $6,091,000 at September 30, 1998, primarily as a result of expenditures on operating activities and activities relating to the Transaction. Cash and cash equivalents include cash held by NOC of $1,495,000 which the Company has the limited ability to withdraw. The general and administrative expenses of $2,721,000, direct project costs of $1,012,000, acquisition costs of $1,215,000, and investment in property, plant and equipment of $1,896,000 and oil and gas property of $1,224,000 incurred during the first nine months of 1998 all involved principally cash items. The use of cash to fund expenditures was partially offset by the release of restrictions that had applied to $1,133,000 of the Company's previously restricted cash.

            These cash balances are not sufficient to cover the Company's working capital requirements and capital expenditure plans during the remainder of 1998 and through 1999. To avoid cutbacks to the Company's capital expenditure plans, the Company is seeking the funds necessary to cover its working capital and capital expenditure plans. Potential sources of funds include project financing, additional equity and joint ventures with other companies. Based on continuing discussions with major stockholders, investment bankers, potential partners and other oil companies, the Company believes that such required funds will be available. However, there is no assurance that such funds will be available, and if available, will be offered on attractive or acceptable terms. In October 1998, the International Finance Corporation ("IFC") approved, subject to the execution of definitive legal documentation, a $6,000,000 convertible loan to NOC. The Company is not obligated to provide additional capital to any of its projects with the exception of its share of a $2,000,000 shareholders supporting loan to NOC upon completion of IFC financing. However there is no assurance that the non-controlling shareholder in NOC will contribute its share of the shareholder supporting loan, in which case the Company maybe required to source additional capital to meet the IFC's funding requirements.

            Accounts receivable increased from nil at December 31, 1997, when the minimal amount of accounts receivable were classified within other current assets, to $454,000 at September 30, 1998, primarily as a result of $120,000 relating to oil revenue. In addition, $92,000 of receivables which had previously been included within other current assets were reclassified as accounts receivable at September 30, 1998.

            Advances to operator increased from nil at December 31, 1997 to $1,764,000 at September 30, 1998 as a result of advances to the operator for the Ninotsminda Field.

            Inventory increased from nil at December 31, 1997 to $170,000 at September 30, 1998 as result of placing oil produced at the Ninotsminda Field in storage.

            Other current assets decreased from $762,000 at December 31, 1997 to $345,000 at September 30, 1998, primarily as a result of the collection of $234,000 on claims that had been included within other current assets, the amortization of prepaid expenses amounting to $264,000, and the reclassification of remaining receivables during that nine month period, partly offset by the prepayment of insurance premiums amounting to $155,000 in the third quarter of 1998.

            The $8,547,000 decrease in current liabilities during the nine months ended September 30, 1998 is primarily attributable to a $9,018,000 decrease in accrued liabilities, which in turn is primarily attributable to payment of various liabilities accrued at December 31, 1997 relating to the payment of bank debt and related interest incurred by Kashtan Petroleum Ltd. ("Kashtan"), the entity operating the Lelyaki Field project, Lelyaki Field project closedown costs, employee termination costs and payment for oilfield equipment; partly offset by increased accounts payable due to the Transaction.

            Property and equipment, net, increased from $5,942,000 at December 31, 1997 to $7,161,000 at September 30, 1998, primarily as a result of the Transaction.

            Oil and gas properties, net increased from $1,479,000 at December 31, 1997 to $26,729,000 at September 30, 1998 primarily as a result of the Transaction. The effect of the Transaction was partly offset by writedowns of the Company's oil and gas properties associated with the Sylvan Lake project aggregating $900,000 as a result of a decline of heavy oil prices during the first nine months of 1998 and the application of the quarterly full cost ceiling test.

            Investments in and advances to oil and gas ventures, net decreased during the nine month period ended September 30, 1998 from $5,387,000 at December 31, 1997 to $5,362,000 at September 30, 1998. The decrease reflects the Company's equity in the loss of Boryslaw Oil Company ("BOC"), the entity developing the Stynawske Field project, for the first nine months of 1998, which was partly offset by the Company's advances to BOC in the first nine months of 1998.

            The balance of $5,387,000 as of December 31, 1997 and $5,362,000 as of September 30, 1998 in investments in and advances to oil and gas ventures, net, relates solely to BOC and the Stynawske Field project. The Company has the responsibility for arranging financing for this venture and, unless third-party financing can be arranged, the Company might have to supply the capital to finance operations until the venture generates positive cash flow, which would have the effect of increasing investments in and advances to oil and gas ventures. The amount of such advances may be greater than the amount of the operating losses recognized by the Company, which would cause such net investment balances to increase. Such investments at the initial stages of development are essentially unevaluated oil and gas properties, and such costs may not be recovered if the venture is not successful. No assurance can be given that the Company will either be able to arrange third-party financing for such venture or have sufficient resources to fund the capital and operating needs of the venture or that the venture will be successful.

            The Company is aware that its recent stock price does not meet the minimum bid price requirements of the Nasdaq National Market. The Company believes, based on its net book value of $1.97 per share at September 30, 1998, recent business progress and improving market conditions, that the current situation should be temporary. Nevertheless, the Company is corresponding with the Nasdaq National Market and is prepared to be proactive in protecting shareholder liquidity.

            As a result of the Company's suspension of activities relating to Kashtan, Intergas JSC ("Intergas"), the entity developing the Maykop Field project, and the Gorisht-Kocul joint venture, the Company may be subject to contingent liabilities in the form of claims from those ventures and other participants therein. The Company has been advised that Intergas and another shareholder of Intergas are considering asserting such claims. The Company's management is unable to estimate the range that such claims, if any, might total. However, if any claims were determined to be valid, they could have a material adverse effect on the Company's financial position, result of operations and cash flows. Any such claims may be adjudicated in host country forums under host country law.

            The Company has contingent obligations and may incur additional obligations, absolute or contingent, with respect to the acquisition and development of oil and gas properties and ventures in which it has interests that require or may require the Company to expend funds and to issue shares of its Common Stock. The Company believes that it has no further obligation to fund any operations of Kashtan or Intergas. At September 30, 1998, the Company had contingent obligations, subject to the satisfaction of conditions relating to the achievement of specified Stynawske Field project performance standards, involving 187,500 shares. As the Company develops current projects and undertakes other projects, significant additional obligations may be incurred.

            Development of the oil and gas properties and ventures in which the Company has interests involves multi-year efforts and substantial cash expenditures. Full development of the Company's oil and gas properties and ventures will require the availability of substantial additional financing from external sources. The Company also intends where opportunities exist to farm-out portions of its interests in oil and gas properties and ventures to entities that can provide such financing. The Company generally has the principal responsibility for arranging financing for the oil and gas properties and ventures in which it has an interest. There can be no assurance, however, that the Company or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support the corporate and other activities of the Company or that such financing as is available will be on terms that are attractive or acceptable to or are deemed to be in the best interest of the Company, such entities and their respective stockholders or participants.

            Ultimate realization of the carrying value of the Company's oil and gas properties and ventures will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to the Company, which is dependent upon, among other factors, achieving significant production at costs that provide acceptable margins, reasonable levels of taxation from local authorities, and the ability to market the oil and gas produced at or near world prices. In addition, the Company must mobilize drilling equipment and personnel to initiate drilling, completion and production activities. The Company has plans to mobilize resources and achieve levels of production and profits sufficient to recover its carrying value. However, if one or more of the above factors, or other factors, are different than anticipated, these plans may not be realized, and the Company may not recover its carrying value. The Company will be entitled to distributions from the various properties and ventures in which it participates in accordance with the arrangements governing the respective properties and ventures.

            The $339,000 due to affiliated entity at September 30, 1998 relates to a loan from Terrenex Acquisition Corporation. Long term debt at September 30, 1998 of $896,000 relates to a loan and an advance to NOC from NOC's non-controlling shareholder. Minority interest in subsidiaries at September 30, 1998 of $3,385,000 relates to the 44.1% interest of the non-controlling shareholder in NOC.

            Year 2000 Compliance

            The Year 2000 problem is the result of computer programs being written using two digits to define the applicable year. If not corrected, any programs or equipment that have time sensitive components could fail or create erroneous results. The Company has completed a preliminary review of its existing systems and has upgraded its accounting information systems to software that purports to be Year 2000 compliant. The majority of other software and hardware currently used by the Company is believed to be Year 2000 compliant and the cost of converting any non-compliant systems is not expected to be material to the Company's financial condition. Although the Company does not expect to incur significant additional expenditures to address Year 2000 issues, there can be no assurance that this will be the case.

            The Company currently has limited information concerning the Year 2000 compliance status of its suppliers of goods and services including the status of its contract operator in the Republic of Georgia. The Company intends to initiate formal communications with all of its significant suppliers with respect to such persons' Year 2000 compliance and status. Should remedial efforts be required, the inability of the Company or its principal suppliers to become Year 2000 compliant in a timely manner could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. Should it become apparent that significant remedial action is required by the Company's suppliers, a contingency plan will be developed by January 31, 1999.

            New Accounting Standards

            In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information and in 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 130 became effective on January 1, 1998; however, the Company had no comprehensive income other than net income. SFAS No. 131 and SFAS No. 133 will be adopted in the annual financial statements for 1998 and 1999, respectively, and based on present circumstances would not have any material effect on the Company's financial statements.

RESULTS OF OPERATIONS

            The Company has typically acquired its interests in oil and gas properties through interests in joint ventures, partially owned corporate and other entities and joint operating arrangements. The Company's interest in the assets and liabilities of unconsolidated entities is reflected on the Company's consolidated balance sheet on a net basis as investment in and advances to oil and gas ventures. The Company's share of revenue, other income and expenses of unconsolidated entities is reported in the Company's consolidated statement of operations as income or loss from equity investment in oil and gas ventures. The Company's interest in the cash flow of unconsolidated entities is reported in the Company's consolidated statement of cash flows as distributions from or investment in or advances to oil and gas ventures. Interests acquired in certain joint ventures, partnerships and production sharing, working interest and other arrangements are proportionately consolidated. The Company will report the same stockholders' equity and net income or loss whether it accounts for various oil and gas ventures using the equity method or on a consolidated basis.

            Nine month periods ended September 30, 1998 and 1997

            The Company recorded operating revenue of $520,000 during the nine month period ended September 30, 1998 compared with $173,000 for the nine month period ended September 30, 1997. Revenue of $331,000 in the nine month period ended September 30, 1998 related to oil production of 151,000 barrels ("bbls") gross (54,600 bbls net to NOC) from the Ninotsminda Field subsequent to the Transaction less net production placed in storage of 34,500 bbls. and revenue of $177,000 related to oil production from the Sylvan Lake property in Alberta, Canada. Revenue for the nine month period ended September 30, 1997 primarily related to oil production from the Sylvan Lake property. Net sales from the Ninotsminda Field before prior months' oil price adjustments averaged $11.50 per barrel. The Company also recorded a nominal amount of revenue during nine month period ended September 30, 1998 from the sale of electrically enhanced oil recovery ("EEOR") equipment. There was no revenue from the sale of EEOR equipment for the nine month period ended September 30, 1997.

            The operating loss for the nine month period ended September 30, 1998 amounted to $5,015,000, compared with $6,645,000 for the nine month period ended September 30, 1997. Lease operating expenses increased to $477,000 during the nine month period ended September 30, 1998, as compared to $117,000 for the nine month period ended September 30, 1997, primarily as a result of the inclusion of expenses related to the Company's interest in the Ninotsminda Field subsequent to the Transaction. Direct project costs increased to $1,012,000 from $815,000 for the nine month period ended September 30, 1997, reflecting activity related to the Ninotsminda Field subsequent to the Transaction and to BOC and the winding down of certain oil and gas ventures. The increase in depreciation, depletion and amortization expense from $158,000 for the nine month period ended September 30, 1997 to $261,000 during the nine month period ended September 30, 1998 is attributable principally to depletion subsequent to the Transaction related to the Company's acquisition of the Ninotsminda Field and increased production of oil from the Sylvan Lake property. The loss from investments in unconsolidated subsidiaries decreased to $152,000 during the nine month period ended September 30, 1998, from $3,011,000 for the nine month period ended September 30, 1997, as a result of the substantially lower level of activity in the unconsolidated subsidiaries in the first nine months of 1998, reflecting the impairment of most venture assets during 1997. During the nine month period ended September 30, 1998, the Company wrotedown its oil and gas properties in the Sylvan Lake project by an aggregate $900,000 as a result of a substantial decline of heavy oil prices and the application of the quarterly full cost ceiling test. There was no comparable writedown during the first nine months of 1997. If oil prices decline further, the Company may experience additional writedowns.

            Although lease operating expenses exceeded revenue for the Sylvan Lake property for the first nine months of 1998, the Company does not believe that such expenses will continue to exceed revenue because expenses during the nine month period ended September 30, 1998 included non-recurring costs. In addition, prices for heavy oil were depressed during the first nine months of 1998, resulting in decreased revenue per unit produced. No assurance can be given, however, that prices for heavy oil will improve or that operating revenue will exceed lease operating expenses from the Sylvan Lake property or other properties in future periods.

            The Company recorded net other income of $171,000 for the nine month period ended September 30, 1998, as compared to $783,000 during the nine month period ended September 30, 1997. The principal reason for the decrease is the Company's 1998 payment of interest expense on behalf of Kashtan. This was partially offset by a loss that the Company recorded on the disposition of miscellaneous equipment and property amounting to $266,000 in the first nine months of 1997; the comparable loss incurred in the first nine months of 1998 was $28,000.

            The net loss of $4,790,000, or $0.34 per share, during the nine month period ended September 30, 1998 compares to a net loss of $5,675,000, or $.51 per share, for the nine month period ended September 30, 1997.

            Three month periods ended September 30, 1998 and 1997

            The Company recorded operating revenue of $375,000 during the three month period ended September 30, 1998, compared with $63,000 for the three month period ended September 30, 1997. Revenue of $331,000 in the three month period ended September 30, 1998 related to oil production of 151,000 bbls. gross (54,600 bbls. net to NOC) from the Ninotsminda Field subsequent to the Transaction less net production placed in storage of 34,500 bbls. and revenue of $44,000 related to oil production from the Sylvan Lake property in Alberta, Canada. Revenue for the quarter ended September 30, 1997 primarily related to oil production from the Sylvan Lake property. Net sales from the Ninotsminda Field before prior months oil price adjustments averaged $11.50 per barrel.

            The operating loss for the three month period ended September 30, 1998 amounted to $787,000, compared with $2,703,000 for the three month period ended September 30, 1997. Lease operating expenses increased to $300,000 during the three month period ended September 30, 1998, as compared to $49,000 for the three month period ended September 30, 1997, primarily as a result of the Company's acquisition of the Ninotsminda Field and as a result of greater unit production from the Sylvan Lake property in the third quarter of 1998. Direct project costs decreased to $228,000 from $421,000 for the three month period ended September 30, 1997, primarily reflecting reduced activity with respect to the

Company's projects that predated the Transaction, partially offset by activity related to the Ninotsminda Field. The increase in depreciation, depletion and amortization expense from $80,000 for the three month period ended September 30, 1997 to $101,000 during the three month period ended September 30, 1998 is attributable principally to depletion associated with production of oil from Ninotsminda Field subsequent to the Transaction, partially offset by a reduced charge for depreciation due to disposal of office equipment. The loss from investments in unconsolidated subsidiaries decreased to $17,000 during the three month period ended September 30, 1998, as compared to $1,647,000 for the three month period ended September 30, 1997, as a result of the substantially lower level of activity in the unconsolidated subsidiaries in the third quarter of 1998, reflecting the impairment of most venture assets during 1997.

            Although lease operating expenses for the Sylvan Lake property exceeded revenue for the third quarter of 1998, the Company does not believe that such expenses will continue to exceed revenue because expenses during the three month period ended September 30, 1998, included non-recurring costs. In addition, prices for heavy oil were depressed during the third quarter of 1998 resulting in decreased revenue per unit produced due to the decline in heavy oil prices. No assurance can be given, however, that prices for heavy oil will improve or that operating revenue will exceed lease operating expenses from the Sylvan Lake property or other properties in future periods.

            The Company recorded net other expense of $48,000 for the three month period ended September 30, 1998, as compared to net other income of $346,000 during the three month period ended September 30, 1997. The principal reason for the decrease is the reduced amount of interest earned due to the Company's lower total of cash and cash equivalents and restricted cash in the third quarter of 1998, partially offset by a loss that the Company recorded in 1997 from the disposition of miscellaneous equipment and property amounting to $44,000 in the third quarter of 1997; there was no comparable loss in the third quarter of 1998.

            The net loss of $781,000, or $0.04 per share, during the three month period ended September 30, 1998 compares to a net loss of $2,250,000, or $.20 per share, for the three month period ended September 30, 1997.

            Year Ended December 31, 1997 Compared to Year Ended August 31, 1996

            The Company recorded operating revenue of $313,000 during the year ended December 31, 1997 compared with $35,000 for the year ended August 31, 1996. Revenue in both years was related to a modest amount of oil and gas production from property in Alberta, Canada in which the Company has interests. The 1997 production was generated primarily at the Sylvan Lake property in which the Company acquired an interest in 1997.

            The operating loss for the year ended December 31, 1997 amounted to $29,090,000, compared with $5,640,000 for the year ended August 31, 1996. The increase in the operating loss is attributable primarily to the impairment of oil and gas ventures, oil and gas properties, and property and equipment and other assets which aggregated $19,424,000 in 1997, as well as a $3,778,000 loss representing the Company's equity in the loss of oil and gas ventures. There were no comparable impairment charges in fiscal 1996, and in that year, the Company's equity in the loss of oil and gas ventures was $13,000.

            Lease operating expenses increased to $200,000 in 1997, as compared to $11,000 in fiscal 1996, primarily as a result of the Company's acquisition of an interest in the Sylvan Lake property in early 1997. 1997 direct project costs increased $485,000 from the $1,268,000 experienced during the fiscal year ended August 31, 1996, reflecting principally the higher level of project activity and the inability of the Company to recoup from Kashtan certain expenses related to the Lelyaki field project incurred during December 1997. General and administrative expenses in the years ended December 31, 1997 and August 31, 1996 were comparable. General and administrative expense are expected to decrease during 1998, at least prior to the consummation of the Transaction. The increase in depreciation and amortization expense from $77,000 in the year ended August 31, 1996 to $345,000 in the year ended December 31, 1997 is attributable principally to the increased production of oil.

            During the year ended December 31, 1997, the Company recognized an aggregate of $19,237,000 in losses as a result of the impairment of long-lived assets, as compared to an impairment loss of $420,000 for the year ended August 31, 1996. Impairment of the ventures operating the Lelyaki, Maykop and Gorisht-Kocul Field projects resulted in a combined loss of $15,736,000. The impairment of drilling rigs and related equipment originally intended to be utilized in the Maykop Field project and certain office furniture, fixtures and equipment resulted in a loss of $3,244,000. The remaining investment in the Rocksprings property, which was carried in the Company's December 31, 1996 balance sheet as a $257,000 unevaluated oil and gas property was recognized as impaired in 1997. The remaining assets impaired during 1997 were notes receivable from the entity that sold to the Company its principal interest in Kashtan, as to which there were doubts regarding collectability.

            In 1997, the Company recorded total other income of $1,202,000, as compared to total other expense of $854,000 in the year ended August 31, 1996. Interest income increased to $1,615,000 for the year ended December 31, 1997 from $332,000 for the year ended August 31, 1996 due to higher average cash and cash equivalent investments. Interest expense decreased from $1,016,000 for the year ended August 31, 1996, when the Company recorded amortization of financing costs, discount and interest related to the Company's 8% Convertible Subordinated Debentures, to $69,000 for calendar 1997. In both 1997 and fiscal 1996, the Company recorded losses from the sale of miscellaneous equipment and property amounting to $271,000 and $182,000, respectively.

            The net loss of $27,683,000, or $2.47 per share, in 1997 compares to a net loss of $6,494,000, or $1.04 per share, in the fiscal year ended August 31, 1996. The disproportionate losses per share are attributable to the Company's issuance of additional shares subsequent to August 31, 1996, resulting in a substantially higher weighted average number of common shares outstanding during the year ended December 31, 1997.

            Four Months Ended December 31, 1996 Compared With Four Months Ended December 31, 1995

            The Company recorded an operating loss of $2,983,000 during the four month period ended December 31, 1996 compared with $1,470,000 for the same 1995 period. The increased loss resulted from an increase of approximately $1,357,000 of equity loss from investments in unconsolidated subsidiaries primarily associated with the activities of the oil and gas ventures in Eastern Europe in which the Company has interests.

            General and administrative expenses for the four month period ended December 31, 1996 amounted to $1,282,000 reflecting a modest decrease from the $1,303,000 for the comparable 1995 period. For the 1995 period, general and administrative costs included a charge for external services for public relations activities of a non-recurring nature. The decrease in the 1996 period for such expense was substantially offset by increases in salaries and other administrative costs related to the build-up of staff associated with the projects in Eastern Europe. General and administrative expense is net of

$1,220,000 and $320,000 capitalized pursuant to full cost accounting rules during the four month period ended December 31, 1996 and 1995, respectively.

            Interest income increased to $424,000 for the four month period ended December 31, 1996 from $55,000 in the comparable period for the prior year due to higher average cash investments. Interest expense increased to $13,000 for the four month period ended December 31, 1996 from $3,000 in the comparable period for the prior year due to the amortization of financing costs and interest related to the Company's Debentures and financing of insurance premiums.

            Twelve Months Ended August 31, 1996 Compared With Twelve Months Ended August 31, 1995

            The Company recorded operating revenue of $35,000 during the year ended August 31, 1996 compared with $625,000 for the year ended August 31, 1995. The decrease in revenue resulted from a decline in sale of EEOR equipment. The Company decided not to market the EEOR technology to third parties but rather to use the technology primarily as a competitive advantage to secure new heavy oil interests and, assuming successful commercialization, to optimize production and reserves from such interests. Consequently while all $625,000 of 1995 revenue related to EEOR technology, only $9,000 of 1996 revenue was associated with the EEOR technology. Most 1996 revenue was related to a modest amount of oil and gas production from an overriding royalty interest held by the Company relating to property in Alberta, Canada.

            The operating loss for the year ended August 31, 1996 amounted to $5,640,000 compared with $7,883,000 for the year ended August 31, 1995. The reduction in the operating loss was attributable primarily to non-recurring 1995 expense items relating to the impairment of patent rights and certain other assets written off at the end of fiscal 1995, the amortization of those patent rights during 1995, and 1995 financial public relations expenses paid primarily by the issuance of the Company Common Stock, partially offset by higher 1996 direct project costs of $1,268,000 and general and administrative expense (other than those related to financial public relations) associated with the development of an organization and infrastructure for the Company's oil and gas activities.

            General and administrative expenses for the year ended August 31, 1996 amounted to $3,854,000 compared to $4,013,000 for the year ended August 31, 1995. For the 1995 period, general and administrative costs included a substantial charge for external services fees for financial public relations activities of a non-recurring nature. The decrease in the 1996 financial public relations expense was substantially offset by increases in salaries and other administrative costs related to the build-up of staff associated with the projects in Eastern Europe.

            Depreciation, depletion, and amortization expense decreased from $1,157,000 in fiscal 1995, to $77,000 for fiscal 1996. This reduction was attributable primarily to the recognition at August 31, 1995 of the impairment of intangible assets on which amortization had been charged at the rate of approximately $223,000 per quarter during fiscal 1995.

            During fiscal 1996, the Company recognized an impairment of $420,000 on its oil and gas properties as a result of applying the full cost ceiling limitation. Of this amount, $269,000 related to the Company's investment in the Rocksprings project in West Texas. As of August 31, 1996, the Rocksprings field had only produced insignificant amounts of gas from one of the two wells in which the Company participated. During fiscal year 1995, the Company recognized $608,000 of impairment expense on the same project. As of August 31, 1996, the Company had a $257,000 unevaluated oil and gas property on its balance sheet related to the Rocksprings project. The remaining 1996 expense associated with impairment of oil and gas properties related to the Company's 50% working interest in the West Mexia field, which involved a now abandoned experimental well to test new technology for determining the remaining predictable oil between wells and in wells that had become early water producers.

            During 1996, the Company recorded a loss of $182,000 from the sale of certain drilling equipment. Interest income increased to $332,000 for the year ended August 31, 1996 from $251,000 in the prior year due to higher average cash investments. Interest expense increased to $1,016,000 for the year ended August 31, 1996 from $28,000 in the prior year due to the amortization of financing costs, discount and interest related to the Company's Debentures.

                                    BUSINESS

GENERAL DEVELOPMENT OF CANARGO'S BUSINESS

            CanArgo Energy Corporation ("CanArgo") was formed in 1994 to continue, through reincorporation in Delaware, the business of a predecessor Oklahoma corporation which was formed in 1980. CanArgo changed its name from Fountain Oil Incorporated to CanArgo Energy Corporation in connection with a business combination with CanArgo Oil & Gas Inc. completed on July 15, 1998. The Company conducts its principal operations through subsidiaries, and unless otherwise indicated, the term the "Company" refers to CanArgo Energy Corporation and its consolidated subsidiaries.

            The Company initially operated as an oil and gas exploration and production company. It altered its principal focus to the application of electrically enhanced heavy oil recovery technology in 1988, and that focus continued through 1994. In early 1995, the Company shifted its principal activities to acquiring and developing interests in Eastern European oil and gas properties. From 1995 to 1997, the Company established significant ownership interests in four Eastern European oil and gas development projects. As a result of disappointing results and other negative indications, the Company during the fourth quarter of 1997 wrote-off its entire investments in three of those four projects and began actively to seek a business combination or similar transaction with another oil and gas company.

            As a result of this effort, the Company entered into a business combination with CanArgo Oil & Gas Inc. Upon completion of the business combination in July 1998, CanArgo Oil & Gas Inc. became a subsidiary of the Company, the management of CanArgo Oil & Gas Inc. assumed the senior management positions in the Company, and the Company changed its name to CanArgo Energy Corporation.

            At the time of the business combination, the principal operations and assets of CanArgo Oil & Gas Inc. were associated with the producing Ninotsminda oil field in the Republic of Georgia. Since the combination, development of the Ninotsminda field and related activities have become the Company's main focus. The Company has additional exploratory and developmental oil and gas properties and prospects in Georgia and Ukraine, owns interests in other Eastern European oil and gas projects which the Company is not actively pursuing, and holds interests in small oil and gas properties in North America, some of which are producing modest amounts of oil and gas. The Company's principal product is crude oil, and the sale of that oil is its principal source of revenue.

NINOTSMINDA OIL FIELD

            Since completion of the business combination with CanArgo Oil & Gas Inc., the Company's resources have been focused on the development of the Ninotsminda oil field and some associated activities. The Ninotsminda oil field covers some 2,500 acres and is located forty kilometers east of the Georgian capital, Tbilisi. It is adjacent to and west of the Samgori oil field, which is Georgia's most productive oil field. Ninotsminda was discovered later than Samgori and has experienced substantially less development activity. The state oil company, Georgian Oil, and others including the Company have drilled sixteen wells in the Ninotsminda field, of which seven are currently classified as producing. Three of the seven "producing" wells are presently shut-in awaiting completion of work-over operations, and the remaining four wells are currently producing approximately 1,200 barrels of oil per day.

           Business Structure

            The Company's activities at the Ninotsminda oil field are conducted through Ninotsminda Oil Company ("NOC"), a 68.5% owned subsidiary. In November 1998, the Company increased its percentage ownership of NOC from 55.9% to 68.5% when the other shareholder of NOC chose not to subscribe for its pro rata portion of shares being offered to increase the capital of NOC. During 1998, the Company invested $6,394,000 of cash in NOC and, in addition, capitalized an aggregate of $1,164,000 in loans and accrued interest. If the other shareholder of NOC continues to decline to provide its pro rata share of NOC's required capital, the Company may be required to provide a disproportionate share of the capital NOC requires, which would result in an increase in the Company's percentage ownership of NOC.

            NOC obtained its rights to the Ninotsminda field and two other fields under a 1996 production sharing contract with Georgian Oil and an associated license. NOC's rights under the agreement and license expire in December 2019, subject to possible loss of undeveloped areas prior to that date and possible extension with regard to developed areas.

            Under the production sharing contract, Georgian Oil has a priority right to receive approximately 542 barrels of oil per day during 1999, 280 barrels of oil per day during 2000 and 93 barrels of oil per day during 2001, representing a projection of what the Ninotsminda field would have yielded during those years based upon the wells and equipment in use at the time the contract was entered into. Of the remaining production, up to 50% will be allocated to NOC for the recovery of the cumulative capital and operating costs associated with the Ninotsminda field, which NOC initially pays. The balance of production is allocated on a 70/30 basis between Georgian Oil and NOC. Thus while NOC continues to have unrecovered costs, it will receive 65% (50% plus 30% of the other 50%) of production in excess of the oil allocated to Georgian Oil on a priority basis with respect to projected base production. The allocation of a share of production to Georgian Oil relieves NOC of all obligations it would otherwise have to pay taxes and similar levies to the Republic of Georgia.

            Both Georgian Oil and NOC take their shares of production in kind, and they market their oil separately.

            Pursuant to the terms of the production sharing contract, a local, Georgian company must be appointed as field operator. The field operator provides the operating personnel and is responsible for day-to-day operations. NOC pays the operating company's expenses associated with the development of the Ninotsminda field, and the operating company performs on a non-profit basis. The governing body for Ninotsminda field operations consists of members designated by Georgian Oil and NOC, with the deciding vote allocated to NOC. The company serving as Ninotsminda field operator has eighty-eight full time employees, and substantially all of its activities relate to the development of the Ninotsminda field.

            Field Development

            When NOC assumed developmental responsibility for the Ninotsminda field in 1996, production was minimal. The Company believes that the development and productivity of the Ninotsminda field had in the past been hampered by, among other factors, a lack of funding, civil strife and utilization of non-optimal technology.

            NOC's initial approach to Ninotsminda field development involved reworking and adding additional perforations to existing wells, and this program is continuing. In 1997, NOC commenced a drilling program, which has involved three wells thus far. The first was completed in October 1997.

Under normal production conditions, this well has been producing at the rate of 400 to 600 barrels per day. The second well was completed in October 1998. While testing and stimulation of this well are continuing prior to NOC placing the well on production, the Company believes that the second well will be less productive than the first. The drilling of the third well was suspended in December 1998 at a depth of 700 meters as a result of undependable electrical supply and is expected to resume in the spring of 1999 when the electrical supply is expected to improve. The lack of a reliable power supply has also caused delays in the testing of the second well and in the continuing field workover program. NOC expects that the electrical supply problem will be resolved or mitigated if and when a planned gas fired, electric generating power plant near Ninotsminda commences operations. See "-- Ancillary Projects
-- Electrical Power Generation."


            During 1997 and 1998, NOC acquired additional seismic data about the Ninotsminda field, which the Company believes will be useful in selecting additional drilling sites. To date, exploration and production at the Ninotsminda field have focused on one zone. There is, however, a second zone, from which oil has been produced in one well, that NOC intends to examine. In addition, the Ninotsminda field has a gas cap above the principal producing zone. The Company has not yet considered the reserves and economics of production relating to the gas cap, since significant production at this time could be prejudicial to oil recovery, but may consider them in the future.

            NOC's current development program contemplates the commencement of at least three additional wells, the workover of various existing wells, and the installation of additional facilities designed to increase production to at least 4,500 barrels of oil per day.

            International Finance Corporation Loan

            In December 1998, NOC entered into a convertible loan agreement with International Finance Corporation ("IFC"), an affiliate of the World Bank. Disbursement of the loan is subject to a number of conditions, including the Company providing or arranging for a $2,000,000 subordinated loan to NOC. The IFC loan is to be used to implement NOC's current Ninotsminda field development program. The loan will bear interest at LIBOR (currently approximately 5%) plus 3% and will be repayable in five semi-annual payments of $1,200,000 each commencing December 2001. NOC paid to IFC a facility fee of $60,000 and will pay a commitment fee equal to 1/2 of 1% per annum on the portion of the $6,000,000 that has not been disbursed. The first disbursement under the loan agreement must be made before July 1, 1999, and IFC has no obligation to disburse funds after June 29, 2000.

            The Company does not presently have the resources to provide the $2,000,000 subordinated loan to NOC, and a high priority use of the proceeds of this offering is funding that subordinated loan.

            The IFC has the right under the loan agreement to convert all or part of the loan into common shares of NOC. If the entire $6,000,000 loan were converted, IFC would receive shares representing 20% of the equity of NOC. This would reduce the Company's percentage ownership of NOC from 68.5% to 54.8% but would leave NOC as a consolidated subsidiary of the Company. The conversion right remains in effect until three months after the successful completion of NOC's current development program or the achievement of sustained production of at least 4,500 barrels of oil per day and, in either case, the completion of various procedural requirements.

            Both the Company and the other shareholder of NOC have guaranteed the IFC loan in proportion to their holdings of NOC stock and have pledged that stock to IFC to secure their guaranty obligations.

NOC has pledged substantially all of its assets to IFC to secure the loan. In the event IFC converts the loan into NOC stock, it may require the Company to repurchase those shares at prices based upon the greater of (i) the cost of the shares to IFC plus interest and (ii) the NOC net asset value attributable to the shares. The repurchase obligation will terminate no later than December 31, 2007.

            Processing, Sale and Customers

            Georgian Oil built a considerable amount of infrastructure in and adjacent to the Ninotsminda field prior to entering into the production sharing contract with NOC, and those infrastructure improvements are now used by NOC.

            The mixed oil and water fluid produced from the Ninotsminda field wells flows into a two-phase separator located at the Ninotsminda field, where gas associated with the oil is separated. The oil and water mixture is then transported eleven kilometers in a pipeline to Georgian Oil's central processing facility at Sartichala for further treatment. The gas is transported to Sartichala in a separate pipeline where some is used for fuel and the rest is currently flared.

            At Sartichala, the water is separated from the oil. NOC then sells oil in this state to buyers at Sartichala, and the buyers at that point assume responsibility for the oil. The buyers generally transport the oil at their risk and cost by pipeline 20 kilometers to a railhead at Ghaciani. At the railhead, the oil is loaded into railcars for transport directly to the buyers' customers or to the Black Sea port of Batumi, Georgia, where oil can be loaded onto tankers for international shipment.

            NOC sells its oil directly to local and international buyers. NOC sold all of its 1997 production to one buyer, Glencore International AG. In 1998, NOC sold its production to three customers as follows:

            Customer                      Percent of Production
            --------                      ---------------------
           Sis Plus 7 Ltd.                   35.9%
           Glencore International AG         34.4
           Navtobi Ltd.                      29.7


            The price received for oil by NOC has generally been negotiated on the basis of the European spot price for Brent grade crude oil, less certain discounts for transportation and related charges. The price received by NOC has ranged from the full Brent price to Brent minus $5.83 per barrel. The average discount from Brent prices was less in 1998 than 1997, as buyers have begun to purchase oil from NOC for use in Georgia and neighboring countries and have accordingly faced smaller transportation costs. NOC now maintains an inventory of oil available for local buyers principally on cash payment terms. The average discount from the spot price for Brent grade crude oil is approximately $1.50 at the present time.

            CanArgo believes that the loss of a current customer would not result in any significant delay in sale of its production, but could result in lower selling prices. At current spot prices for Brent grade crude oil, a discount for transportation and related charges that is substantially greater than $1.50 per barrel could render the production and sale of Ninotsminda field oil uneconomic.

            At current world oil prices, NOC's revenues from the sale of its share of oil production under the production sharing contract are insufficient to cover production and depletion expenses. In order to cover production and depletion expenses under the production sharing contract at the current production level of approximately 1,200 barrels per day, the price for Brent crude oil would need to be approximately $11.50 per barrel. The European spot price for Brent crude oil on February 5, 1999 was $10.18 per barrel. See "RISK FACTORS --Oil and gas prices are volatile."

            Production History

            The Ninotsminda field was discovered and initial development began in 1979. Ninotsminda field is currently producing approximately 1,200 barrels per day of oil plus associated gas primarily from four wells. Gross production from the Ninotsminda field for the past three years was as follows:

        Year ended December 31,                Oil (Gross Barrels)
        -----------------------                -------------------
                 1998                                600,000
                 1997                                639,910
                 1996                                515,000


            Productive Wells and Acreage

            The following table summarizes the number of productive oil wells and the total developed acreage for the Ninotsminda field. Such information has been presented on a gross basis, representing the interest of NOC, and on a net basis, representing the interest of the Company based on its 68.5% interest in NOC. The information is presented as at December 31, 1998.


                                             Gross                            Net
                               ------------------------------      -------------------------
                               Number of Wells      Acreage        Number of Wells   Acreage
                               ---------------      -------        ---------------   -------
Ninotsminda field (1)                  6             2,500            4.1            1,713


----------
(1) On December 31, 1998, there were no productive wells or developed acreage on any of the Company's other Georgian properties, except for one well on the West Rustavi field which was shut-in at that date.

            Reserves

            The following table summarizes net hydrocarbon reserves for the Ninotsminda oil field, which are the only significant reserves for the Company. This information is derived from a report as of December 31, 1998 prepared by AMH Group Ltd. ("AMH"), independent petroleum consultants. This report is available for inspection at the Company's executive offices during regular business hours.

            Considerable uncertainty exists in the interpretation and extrapolation of existing data for the purposes of projecting the ultimate recovery of oil from underground reservoirs and of the corresponding economic return. No assurance is given that the projections included in the report by AMH will be realized. The evaluation by AMH represents the efforts of AMH to predict the performance of the oil recovery project using their expertise and the available data at the effective date of their report. See "RISK FACTORS -- Reserve information is uncertain."

                                      OIL RESERVES        PSC Entitlement Volumes (1)
                                ---------------------    ----------------------------
                                                                     Company  Share
                                                           NOC          of NOC
                                 Gross        Net (2)   Entitlement   Entitlement
                                 -----        -------    -----------  -----------
                                               (In Millions of Barrels)
Proved Developed Producing       2,404       1,647       1,340           918
Proved Developed Non-            1,379         945         890           610
Producing


Proved Undeveloped              15,200      10,412       8,783         6,016
                                ======                  ======         =====
TOTAL PROVEN                    18,983      13,004      11,013         7,544

----------

(1) PSC (production sharing contract) Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of NOC and, as a result of the Company's interest in NOC, accrue to the benefit of the Company for the recovery of capital, repayment of operating costs and share of profit.

(2) Net Oil Reserves represent the Company's 68.5% share of NOC's interest under the production sharing contract in the gross reserves, before taking into account the interest of Georgian Oil.

"Proved reserves" are those reserves estimated as recoverable under current technology and existing economic conditions from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economically and technically successful in the subject reservoir. "Proved reserves" includes "proved producing reserves", "proved non-producing reserves" and "proved undeveloped reserves".

"Proved Producing Reserves" are those proved reserves that are actually on production or, if not producing, that could be recovered from existing wells or facilities and where the reasons for the current non-producing status is the choice of the owner rather than the lack of markets or some other reason. An illustration of such a situation is where a well or zone is capable but is shut-in because its deliverability is not required to meet commitments. 1998 production was 554,663 barrels.

"Proved non-producing reserves" have been calculated based on the following parameters. Due to the general workover program delays, several wells were shut-in or remained shut-in during 1998. These non-producing reserves are expected to be recovered from producing zones in existing well bores open at the time of the reserve estimate, but production is not occurring for mechanical reasons or the lack of maintenance type workovers. Although these reserves are currently not producing, they are expected to be producing in the short term.

"Proved undeveloped reserves" are proven reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where relatively major expenditures are required for the completion of these wells or for installation of processing and gathering facilities prior to the production of these reserves. Reserves on undrilled acreage are limited to those drilling units offsetting productive wells that are reasonably certain of production when drilled.

        Other Fields and Prospects Under 1996 Production Sharing Contract

        NOC has rights to one other field, West Rustavi, and one prospect, Manavi, in addition to the Ninotsminda field, under the 1996 production sharing contract.

        The West Rustavi field is located some 40 km southeast of Ninotsminda. Ten wells were drilled by Georgian Oil in the West Rustavi field, two of which produced oil. NOC has initiated an appraisal program and commenced test production from one of the wells. The appraisal program, which includes acquiring further seismic data and performing workovers on some of the wells, is aimed at assessing Georgian Oil's original reserve estimates and ultimately initiating an appropriate development program.

        The Manavi prospect is located east of Ninotsminda. NOC has seismic data regarding the Manavi prospect from both work NOC commissioned and earlier efforts by Georgian Oil. Georgian Oil's attempt to drill in the Manavi prospect was thwarted by logistical problems and did not reach the reservoir. The Company's management ranks it highly as an exploration prospect.

        Ancillary Projects

        Electrical Power Generation

        The Company has an effective 42.5% interest in a Georgian stock company that intends to produce electricity. This company is planning to install and operate a pilot 3.0 megawatt gas fired power plant to be located adjacent to the Ninotsminda field. The plant would utilize gas from the Ninotsminda field as fuel and would sell the electricity generated to NOC for the Ninotsminda field project and to other local purchasers. The basic equipment, a refurbished Rolls Royce Proteus single cycle gas turbine with attached Siemens electrical generating equipment, is expected to be in Georgia and operational during the second quarter of 1999.

        Once operational, this project would be one of the first private sector power producers in Georgia. Privatization of the Georgian power sector is well underway. The 1997 Electricity Law restructured the power sector to facilitate competition, mandated unbundling of the generation, transmission and distribution functions, increased tariffs substantially and established an independent regulatory commission to grant licenses and regulate tariffs.

        NOC expects that the private power company will supply electricity for Ninotsminda field operations on a priority basis. If this happens, NOC should be able to avoid or mitigate the electrical supply problems it has encountered, which forced a suspension of drilling activity on the third well and interfered with other operations.

         The Company is actively seeking to expand its involvement in the Georgian power sector and is seeking to attract financial partners to join it in pursuing opportunities for private sector power production in Georgia.

        Refinery

        In September 1998, the Company signed an agreement to purchase up to 24% of the equity in a company which owns a small refinery located at Sartichala, Georgia. Thus far, the Company has purchased a 12.9% interest for $1,000,000, with the proceeds being used to upgrade and expand the refinery. The Company retains the right to purchase the remaining 11.1% interest at the same rate.

        The refinery, which utilizes primarily refurbished American equipment, began operations in July 1998 and has a current capacity of approximately 2,000 barrels per day. It is the only refinery in Georgia employing western technology. It is able to produce naphtha, diesel fuel, fuel oil, kerosene and jet fuel. Refinery expansion plans envision capacity of over 4,000 barrels per day, with further capacity expansion and product extension possible in the future.

        Sartichala is the primary processing center for east Georgian oil production, including production from Ninotsminda. Refined products are sold on both the local and export markets. Although the refinery receives some revenue from the sale of its products in the Georgian currency, the Lari, most pricing is related to dollar based world market prices. To mitigate the currency exchange risk, the refinery has established some export sales contracts denominated in United States dollars. The Company believes that its involvement in Georgian refining activity strengthens its position in the Georgian energy sector and provides specific support for NOC's activities in Ninotsminda.

OTHER EASTERN EUROPEAN PROJECTS

        Nazvrevi / Block XIII

        In February 1998, the Company entered into a second production sharing contract with Georgian Oil. This contract covers the Nazvrevi and Block XIII areas of East Georgia, a 2,100 square kilometer exploration area adjacent to the Ninotsminda and West Rustavi fields and containing existing infrastructure. The agreement extends for twenty-five years, but portions of the area not being actively pursued are relinquished at five year intervals. The Company commissioned seismic studies of the exploration area, and the results of those studies are currently being interpreted, with a view towards defining possible oil and gas prospects and exploration drilling locations.

        Under the production sharing contract, the Company pays all operating and capital costs. The Company first recovers its cumulative operating costs from production. After deducting production attributable to operating costs, 50% of the remaining production, considered on an annual basis, is applied to reimburse the Company for its cumulative capital costs. While cumulative capital costs remain unrecovered, the other 50% of remaining production is allocated on a 50/50 basis between Georgian Oil and the Company. After all cumulative capital costs have been recovered by the Company, remaining production after deduction of operating costs is allocated on a 70/30 basis between Georgian Oil and the Company. The allocation of a share of production to Georgian Oil relieves the Company of all obligations it would otherwise have to pay the Republic of Georgia for taxes and similar levies related to activities covered by the production sharing contract. Both Georgian Oil and the Company will take their respective shares of production under this production sharing contract in kind.

        In October 1998, XCL Ltd., a Louisiana based oil exploration company, agreed to purchase shares representing 11.5% of the outstanding equity of the Company's subsidiary holding the Nazvrevi-Block XIII production sharing contract, for $650,000. The proceeds will be applied by the subsidiary to fund a portion of the seismic acquisition, processing and interpretation program relating to the Nazvrevi and Block XIII areas. The total seismic program is expected to cost approximately $1,150,000, a portion of which the Company expects to fund from working capital, including that supplied by the proceeds of this offering. After completion of the seismic program, the Company will not face another milestone under the work requirements of the production sharing contract until February 2001.

        Stynawske Field, Western Region, Ukraine

        In November 1996, the Company entered into a joint venture arrangement with the Ukrainian state oil company, Ukranafta, for the development of the 6,000 acre Stynawske field, located in Western Ukraine near the town of Stryv. The Company has a 45% interest in the joint venture, with Ukranafta holding the remaining 55% interest. Ukranafta retains rights to base production, representing a projection of what the Stynawske field would produce in the future, based on the physical plant and technical processes in use at the time of license grant, on a declining basis through 2001. The joint venture will be entitled to all incremental production above that declining base.

        The Stynawske field is a relatively tight sandstone reservoir containing light sweet oil. The production from the field commenced in 1967 but was substantially terminated after a few years of production due to environmental considerations. The field is located underneath the main water supply for Western Ukraine, and leakage from producing wells some 20 years ago threatened to pollute this aquifer. Four wells that are located away from the water supply have been allowed to continue production.

        In preparation for the commencement of development activities, the joint venture has carried out an environmental audit of the Stynawske field, the technical and economic evaluation of the project and the selection of drilling sites. The Company expects that the initial phase will consist of the workover of a number of existing wells, with a view towards increasing production and gathering data for the preparation of a full field development program. The feasibility of the initial phase is currently being considered, including financing and ultimate recovery of funds invested.

        The Company has concluded on a preliminary basis that the full field development plan for the rehabilitation of the Stynawske field will probably be based on deviated drilling, in which the drilling sites for the wells would be located a safe distance from the water supply and the wells would enter the reservoir at angles avoiding the aquifer. Additional measures would be taken with the drilling mud and otherwise to protect the environmental integrity of the project. Reservoir pressure support through gas or water injection may be necessary to optimize recovery. The full field development plan for the Stynawske field will, however, depend upon data developed during an initial workover phase.

        The Company is actively seeking to establish arrangements under which oil and gas production companies or other investors would acquire a portion of the Company's interest in the joint venture in return for supplying financing or services to implement the initial phase of the project. If the Company does not proceed with a development program, it may be in breach of obligations it has with regard to the joint venture. This could place the Company's rights to the Stynawske field at risk and could subject the Company to possible liability.
See "-- Legal Proceedings."

         Potential Caspian Exploration Project

        In May 1998, the Company led a consortium which submitted a bid in a tender for two large exploration blocks in the Caspian Sea, located off the shore of the autonomous Russian republic of Dagestan. The consortium was the successful bidder in the tender and was awarded the right to negotiate licenses for the blocks. Following negotiations, licenses were issued in February 1999 to a majority-owned subsidiary of CanArgo. The licenses impose substantial commitments on the licensee and the Company is assessing its options for meeting such commitments in light of the Company's limited resources and existing commitments. If the Company determines that it cannot assume the commitments, the Company will relinquish its rights under the licenses.

        Previously Impaired Projects

        Gorisht-Kocul Field, Albania

        The Company and the Albanian state oil company, Albpetrol, formed a 50/50 joint venture to rehabilitate and develop the Gorisht-Kocul field. The Albanian government granted the joint venture a 25 year production license covering approximately 16.5 square kilometers constituting the Gorisht-Kocul field. Production at the Gorisht-Kocul field commenced in 1966. The field, which contains relatively heavy oil, has reportedly produced approximately 69 million barrels to date. The Company was named operator of the Gorisht-Kocul field with responsibility for implementing the development plan and arranging financing for the project.

        In March 1997, the Company declared the political unrest in Albania to be a force majeure, and the joint venture suspended activities. The suspension continues. In light of the extended period that the force majeure condition continued and the absence of any indication of an imminent termination of the condition, the Company recorded during the fourth quarter of 1997 an impairment for the entire amount of its investment in and advances to the Albanian joint venture. Albpetrol has requested that the joint venture recommence activities at the Gorisht-Kocul field, and the Company is evaluating that request and seeking others who may want to participate in this project. If it is unsuccessful in attracting others to participate in this project, the Company may relinquish this project.

        Lelyaki Field, Pryluki Region. Ukraine

        The Company holds an effective 45% interest in a joint venture company formed to develop the Lelyaki Field in eastern Ukraine. The Company's partner in this joint venture is Ukranafta, which holds a 55% interest. The joint venture received a 20 year oil and gas production license for a 67 square kilometer portion of the Lelyaki Field, as well as a five year exploration license for 327 square kilometer area surrounding the production area.

        Based on its analysis of initial development efforts including consulting with independent petroleum engineers, the Company concluded that the Lelyaki Field would not support a successful commercial development. On the basis of that conclusion, the Company recorded during the fourth quarter of 1997 an impairment for the entire amount of its remaining investment in and advances to the Lelyaki joint venture and advised the joint venture that the Company would not provide it with any further financial support. The joint venture continues to produce a modest amount of oil from wells recompleted by the joint venture, which is sold in the Ukrainian market.

        Maykop Field, Adygea

        The Company holds a 37% interest in Intergas, a Russian joint stock company with a license for the Maykop gas field. In 1994, Intergas was granted an exclusive 25 year exploration and production license covering specified zones in the 12,500 acre Maykop gas condensate field in the southern Russian autonomous republic of Adygea, located approximately 185 kilometers from the Black Sea. In 1996 through 1997, the Company experienced delays and difficulty in resolving operating arrangements and other matters relating to Intergas. This caused the Company to conclude that it could not effectively pursue commercial activities and develop the Maykop field as planned. As a result, the Company recorded during the fourth quarter of 1997 an impairment for the entire amount of its investment in and advances to Intergas. The Company is currently in discussions with the other shareholders regarding the future of Intergas. The Company believes that it has no further obligation to fund any operations of Intergas, but Intergas may assert claims against the Company. See "-- Legal Proceedings".

RISKS ASSOCIATED WITH THE COMPANY'S OIL AND GAS ACTIVITIES

        All oil and gas development and production activities are subject to risks and uncertainties inherent in the oil and gas industry. These industry related risks and uncertainties are discussed under "RISK FACTORS --The Company's oil and gas activities involve many risks." Projects in Eastern Europe are subject to certain additional specific risks. These additional specific risks are discussed under "RISK FACTORS -- The Company's foreign operations are subject to special risks. "

        The consolidated financial statements of the Company do not give effect to any further impairment in the value of the Company's investment in oil and gas ventures and properties or other adjustments that would be necessary if financing cannot be arranged for the development of such ventures and properties or if such ventures and properties are unable to achieve profitable operations. The Company's consolidated financial statements have been prepared under the assumption of a going concern. Failure to arrange such financing on reasonable terms or failure of such ventures and properties to achieve profitability would have a material adverse effect on the results of operations, financial condition including realization of assets, cash flows and prospects of the Company and ultimately in its ability to continue as a going concern. See "RISK FACTORS -- The Company has incurred substantial losses and has minimal revenues."

        The Company has made advances and may make additional advances to its Eastern European oil and gas ventures for capital and operating expenditures. Advances are generally recoverable only from future production or revenue of the ventures. No assurance can be given that future production or revenue will be adequate to recover any such advances.

NORTH AMERICAN OIL AND GAS PROPERTIES AND VENTURES

        The Company has interests in several small oil and gas properties located in Alberta, Canada and Texas. These properties either are non-producing or are producing insignificant amounts of oil and gas.

COMPETITION

        The oil and gas industry is highly competitive. The Company encounters competition from other oil and gas companies in all of its of operations, including the acquisition of producing properties, obtaining scarce resources and services including oil field services, and the sale of crude oil. The Company's competitors include integrated oil and natural gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of these competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such competitors may be able to develop better information and provide better analysis of available information, to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit.

        In the competition to acquire oil and gas properties, the Company has relied substantially on the relationships its officers and directors have developed in the international oil and gas industry and in its areas of operation and interest. As a result of the termination of employment of various former officers, the Company's ability to benefit from such relationships in certain areas has been significantly reduced. The Company's management believes that the Company's relatively small size has enabled it to consider projects that would be deemed to be too small for consideration by many larger competitors. See "RISK FACTORS -- The Company encounters intense competition."

TECHNOLOGY FOR ENHANCED RECOVERY OF HEAVY OIL

        The Company has rights to a technology based upon heating heavy oil in the reservoir with electric current. Heavy oil is very viscous at reservoir temperatures and normally needs to be heated in order to flow easily. Several pilot projects involving the technology have been implemented during the past ten years, and while results have varied, the Company believes that they suggest the validity of the technology. The Company, however, has not successfully commercialized this technology, and during the past several years the Company has not devoted any significant resources to the development or commercialization of this technology. The Company has no plans to devote significant resources to this technology in the foreseeable future.

GOVERNMENTAL AUTHORIZATIONS

        The Company's business in Eastern Europe operates pursuant to licenses, concession agreements or other authorizations granted by the local governmental authorities. These authorizations impose various requirements upon the Company, either directly or indirectly. The failure to satisfy the requirements of any authorization could result in its termination or cancellation. In addition, as sovereign agencies, the governmental authorities that have granted authorizations may have greater power than private parties to terminate such authorizations arbitrarily. Loss of such authorizations could have a material adverse effect upon the financial condition, results of operations, cash flows and prospects of the Company.

ENVIRONMENTAL MATTERS

        The development of oil and gas fields and the production of hydrocarbons inherently involve environmental risks. These risks can be minimized, but not eliminated, through use of various engineering and other technological methods, and the Company intends to employ such methods to industry standards. The potential environmental problems are enhanced when the oil and gas development and production activities involve the rehabilitation of fields where the practices and technologies employed in the past have not embodied the highest standards then in effect, which has been the case in the Eastern European oil fields in which the Company has commenced operations. See "RISK FACTORS -- The Company's oil and gas activities involve many risks. "

        The Company's business is subject to certain national, provincial, state and local laws and regulations relating to the exploration for and the development, production and transportation of oil and natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, imposing greater liability on a larger number of potentially responsible parties. The Company believes it has complied in all material respects with these laws and regulations. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. See "RISK FACTORS -- Oil and gas operations are subject to extensive regulation."

EMPLOYEES

        As of February 1, 1999, the Company had 12 full time employees. The company acting as operator of the Ninotsminda oil field for NOC has 88 full time employees, and substantially all of that company's activities relate to the development of the Ninotsminda field.

PROPERTIES

        The Company does not have outright ownership of any real property. Its real property interests are limited to leasehold and mineral interests.

        The following table summarizes the gross and net undeveloped acreage held under the Ninotsminda and Nazvrevi/Block XIII production sharing contracts on December 31, 1998. The information regarding gross acreage represents the interest of NOC under the Ninotsminda contract and the interest of a majority-owned subsidiary of the Company under the Nazvrevi/Block XIII contract. The information regarding net acreage represents the interest of the Company based on its 68.5% interest in NOC and its anticipated 88.5% interest in the subsidiary holding the Nazvrevi/Block XIII contract.

                       Gross Acreage  Net Acreage
                       -------------  -----------
Ninotsminda field          24,000        16,440
Nazvrevi/Block XIII       518,500       458,873
                          -------       -------
Total                     542,500       475,313

        The Company leases office space in Calgary (Alberta), Houston (Texas), Tbilisi (Republic of Georgia), and Maidenhead (England) under leases having remaining terms varying from one to __ months. The Company has subleased its Maidenhead offices.

LEGAL PROCEEDINGS

        Zhoda Litigation

        On February 20, 1998, Zhoda Corporation ("Zhoda") filed suit against the Company in the District Court of Harris County, Texas. Zhoda had sold to the Company shares in a subsidiary through which the Company acquired most of its interest in the Lelyaki field project. Substantially all of the consideration payable to Zhoda was contingent upon achievement of specified Lelyaki field operating objectives, and because these objectives were not achieved, the Company did not pay the consideration. In the litigation, Zhoda asserts that it was wrongfully deprived of the value of the shares it transferred to the Company and of the contingent consideration it might have received, based upon claims of breach of contract, breach of fiduciary duty and duty of good faith and fair dealing, fraud and constructive fraud, fraud in the inducement, negligent misrepresentation, civil conspiracy, breach of trust, unjust enrichment and rescission. Zhoda is seeking more than $7,500,000 in damages, return of the shares transferred to the Company, and other relief. The Company believes it has meritorious defenses to Zhoda's claims which it intends to assert vigorously.

        The Harris County District Court has stayed the litigation pending completion of arbitration proceedings, which are being held in Calgary, Alberta.

        On March 24, 1998, the Company filed an action against Zhoda in the Court of Queen's Bench of Alberta, Judicial Centre of Calgary, in which the Company seeks to recover $190,000, plus interest, which the Company asserts Zhoda owes the Company pursuant to promissory notes and loan agreements. On March 31, 1998, Zhoda filed a statement of defense and a counterclaim in which it asserted essentially the same claims as were asserted in the Texas action described above. On the basis of its counterclaim, Zhoda seeks relief similar to that sought in the Texas action. The Company's claim against Zhoda in the Alberta action is not within the scope of the arbitration proceeding being conducted in Calgary.

        A judgment in favor of Zhoda on its claims could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

        Ribalta Litigation

        On March 9, 1998, Ribalta Holdings, Inc. ("Ribalta"), which sold to the Company shares in a subsidiary through which the Company acquired most of its interest in the Maykop field project, filed suit against the Company in the Third Judicial District Court of Salt Lake County, Utah. Ribalta, however, has not yet served the complaint on the Company.

        In its complaint, Ribalta alleges breach by the Company of the contract governing the sale of the shares it transferred to the Company and failure of a condition in that contract that should have resulted in the termination of the contract. Ribalta seeks the return of all benefits conferred on the Company pursuant to the contract or damages equal to the value of such benefits, as well as other relief. Under that contract, as amended, the maximum consideration to which Ribalta might have been entitled was $800,000 and 350,000 shares of Company Common Stock. The Company believes that no consideration is payable under that contract because conditions to payment specified in the contract were not satisfied. An outcome of this proceeding unfavorable to the Company could have a material adverse impact on the Company's financial condition, results of operations and cash flows. The Company believes it has meritorious defenses to Ribalta's claims which it intends to assert vigorously.

        Potential Claims Relating to Previously Impaired Projects

        As a result of the Company's decision to cease active development of the Lelyaki, Maykop and Gorisht-Kocul projects, the Company may be subject to contingent liabilities in the form of claims from the joint ventures developing such projects or from others participating in those projects. The Company was advised during the first quarter of 1998 that Intergas and another shareholder of Intergas were considering asserting such claims in relation to the Maykop project, but no such claims have yet been asserted. The Company is unable to estimate the range that such claims, if made, might total. However, if one or more such claims were asserted and determined to be valid, they could have a material adverse effect on the Company's financial position, results of operations and cash flows. Such claims may be adjudicated in the host country forum under host country laws.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The executive officers, directors and significant employees of the Company are as follows:

Name                         Age      Position
----                         ---      --------
David Robson                 40       Chairman of the Board and Chief Executive Officer
Michael R. Binnion           38       Director, President and Chief Financial Officer
Robert A. Halpin (1)         63       Director
J.F. Russell Hammond (2)     57       Director
Peder Paus (1)               53       Director
Nils N. Trulsvik (2)         50       Director
Ron Gerlitz                  44       Vice President, Technology
Anthony J. Potter            34       Vice President, Finance
Ravinder Sierra              46       Vice President (Significant Employee)
Niko Tevzadze                33       Vice President (Significant Employee)

----------

(1)     Member of Audit Committee
(2)     Member of Compensation Committee

        DAVID ROBSON was elected a Director, Chairman of the Board and Chief Executive Officer on July 15, 1998. He has also served as a Director, Chairman of the Board and Chief Executive Officer of the Company's subsidiary, CanArgo Oil & Gas Inc., since July 1997. From April 1992 until March 1997, Dr. Robson was a senior officer of JKX Oil & Gas plc, including Managing Director and Chief Executive Officer. He holds a B.Sc. (Hon) in Geology and a Ph.D in Geochemistry from the University of Newcastle upon Tyne, and an MBA from the University of Strathclyde. He is the energy sector representative on the United Kingdom government's East European Trade Council.

        MICHAEL R. BINNION was elected a Director, President and Chief Financial Officer on July 15, 1998. He has also served as a Director, Chief Financial Officer and Secretary of the Company's subsidiary, CanArgo Oil & Gas Inc., since March 1997. Mr. Binnion is also President and a director of Terrenex Acquisition Corporation, an Alberta Stock Exchange listed investment company. He is also a director of NRI Online Inc., Fintech Services Ltd. and Smartor Products Inc. Prior to April 1997, he was Chief Financial Officer and a director of Trans-Dominion Energy Company, a Toronto Stock Exchange listed international
exploration and production company, for    years.

        ROBERT A. HALPIN was elected a Director on March 4, 1995. He served as Chairman of the Board from November 14, 1995 to February 4, 1997 and as Vice Chairman of the Board from February 4, 1997 to July 15, 1998. Mr. Halpin has long experience in the oil and gas industry. Mr. Halpin has been a director of TransGlobe Energy Corporation, Synerseis Technologies Inc. and Pacific Tiger Energy Ltd., all Canadian companies, since 1997. From 1989 to his retirement in September 1993, he served as Vice President for International Exploration and Production with Petro-Canada. In October 1993, Mr. Halpin became President of Halpin Energy Resources Ltd., a firm he formed to provide advisory services to energy companies with emphasis on international petroleum projects.

        J.F. RUSSELL HAMMOND was elected a Director on July 15, 1998. He has also served as a Director of the Company's subsidiary, CanArgo Oil & Gas Inc., since June 1997. For over five years, Mr. Hammond has been an investment advisor to Provincial Securities Ltd., a private investment company. Additionally, Mr. Hammond has been Chairman of Terrenex Acquisition Corporation since 1992.

        PEDER PAUS was elected a Director on July 15, 1998 and is an independent businessman based in Oslo, Norway. Since 1995, he has been a consultant on investor relations for various companies. From 1981 to 1995, Mr. Paus was Chief Executive Officer of North Venture Ltd., a shipping and offshore consulting firm based in London, England.

        NILS N. TRULSVIK was elected a Director of the Company on August 17, 1994. He has served the Company as President and Chief Executive Officer from February 4, 1997 to July 15, 1998 and from November 21, 1994 to March 9, 1995; and as Executive Vice President from March 9, 1995 to February 4, 1987 and from September 8, 1994 until November 21, 1994. In August 1998, Mr. Trulsvik became a partner in a consulting company, The Bridge Group, located in Norway. Mr. Trulsvik is a petroleum explorationist with extensive experience in petroleum exploration and development throughout the world. Prior to joining the Company, he held various positions with Nopec a.s., a Norwegian petroleum consultant group of companies of which he was a founder, including Managing Director from 1987 to 1993 and Special Advisor from 1993 to August 1994.

        RON GERLITZ was elected Vice President, Technology on November 1, 1998. From 1997 to September 1998, he was Manager of Engineering with First Calgary Petroleums. From 1992 until 1997 he was an independent petroleum consultant in Calgary, Alberta, Canada. From 1983 to 1992, Mr. Gerlitz worked as an engineer in various capacities and positions with a number of corporations, including Mobil Oil. In 1983, he graduated from the University of Calgary with a Bachelor of Science in Engineering.

        ANTHONY J. POTTER was elected Vice President, Finance on July 15, 1998. He also serves the Company as Group Controller. He has served as Vice President Finance and Group Controller of the Company's subsidiary, CanArgo Oil & Gas Inc., since May 1998. From September 1986 to April 1998, Mr. Potter was employed with Coopers & Lybrand Chartered Accountants. In 1986, he graduated from the University of Calgary with a Bachelor of Commerce degree in Accounting.

        RAVINDER S. SIERRA was elected Vice President on July 15, 1998 and has served as Vice President of the Company's subsidiary, EOR International Inc., since December 15, 1994. Mr. Sierra first joined EOR International Inc. in November 1990 as Senior Project Engineer. Mr. Sierra has over 16 years experience in the international oil and gas industry.

        NIKO TEVZADZE was elected Vice President on July 15, 1998. He has been the General Director of Georgian British Oil Company, which operates the Ninotsminda field on behalf of the Company, since October 1993. From 1991 to 1993, Mr. Tevzadze was involved in the joint venture "Georgia Makoil" as a General Director. From 1986 to 1991, he worked at the East Georgia Drilling Office of Georgian Oil as foreman, drilling engineer and chief technologist.

        Directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors.

INDEMNIFICATION AND INSURANCE

        The Company's Bylaws require the Company to indemnify its officers and directors to the full extent permitted by Delaware law. The Bylaws also require the Company to advance payment of expenses to an indemnified party so long as he agrees to repay the amount advanced if it is later determined that he is not entitled to indemnification. The Company carries directors' and officers' liability insurance covering losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

        The following table shows all compensation paid or accrued by the Company during the fiscal year ended August 31, 1996, the four month period ended December 31, 1996 and the fiscal years ended December 31, 1997 and December 31, 1998 with respect to certain current and former executive officers of the Company (the "Named Officers").

                                                                         Long-Term
                                    Annual Compensation                 Compensation
                                    -------------------                 ------------
                                                              Securities
       Name and             Year                              Underlying              All Other
  Principal Position       Ended              Salary ($)    Options/SARs (#)      Compensation (5) ($)
  ------------------       -----              ----------    ----------------      --------------------
  David Robson             12/98               82,500           390,000                  0
  (1)


  Nils N. Trulsvik         12/98               87,376                 0                  3,681
  (2)                      12/97              140,333                 0                  6,653
                           12/96*              51,834            50,000                  5,679
                            8/96              161,241                 0                  8,635

  Rune Falstad             12/98              112,852            25,000                  3,786
  (3)                      12/97               82,952            15,000                  3,825

  Alfred Kjemperud         12/98              133,338            50,000                  3,124
  (4)                      12/97              101,296             5,000                  5,014
                           12/96*              38,875            10,000                  2,342

* Four month period ended December 31, 1996.

(1) Mr. Robson has served as Chief Executive Officer since July 15, 1998 and is employed by the Company through Vazon Energy Limited.

(2) Mr. Trulsvik served as President and Chief Executive Officer from February 4, 1997 to July 15, 1998 and as Executive Vice President from March 9, 1995 to February 4, 1997. Included in 1998 salary is $1,671 paid as non-employee director's fees subsequent to July 31, 1998. See "Employment Contracts" and "Directors' Compensation".

(3) Mr. Falstad has served as Vice President since June 3, 1997, but has not been deemed an executive officer of the Company since October 1998. Included in 1998 salary are payments made for consulting services rendered to the Company subsequent to July 31, 1998 pursuant to a contract with FinCom AS, of which Mr. Falstad is a partner. See "Employment Contracts".

(4) Mr. Kjemperud resigned as Vice President on September 3, 1998. Included in 1998 salary are payments made for consulting services rendered to the Company subsequent to September 3, 1998 pursuant to a contract with The Bridge Group. See "Employment Contracts".

(5) Represents the Company's contributions to or accruals with respect to individual retirement and pension plans.

                      OPTION GRANTS DURING FISCAL YEAR 1998

        The following table sets forth information concerning options granted to the Named Officers during the year ended December 31, 1998.

                                Number of     % of Total
                                Securities      Options                                    Grant Date
                                Underlying    Granted to                                Present Value(2)
                                 Options       Employees    Exercise    Expiration    --------------------
               Name            Granted (1)    in FY 12/98     Price        Date       Per Share      Total
               ----            -----------    -----------     -----        ----       ---------      -----
      David Robson               120,000         16.58%        $0.69      10/6/08       $             $
                                 270,000         37.30          1.25      7/16/08
      Nils N. Trulsvik                 0            --            --           --           --           --
      Rune Falstad                25,000          3.45          0.70     12/16/00
      Alfred Kjemperud            50,000          6.91          0.70     12/16/00

(1) The options granted to Mr. Robson vest in three equal annual installments commencing on the first anniversary of the grant date and were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options granted to Messrs. Falstad and Kjemperud are exercisable only from November 16, 2000 through the expiration date of December 16, 2000, and were granted at an exercise price equal to 124% of the fair market value of the Company's Common Stock on the date of grant. Pursuant to the terms of the Company's various stock option plans, the Compensation Committee may, subject to each plan's limits, modify the terms of outstanding options, including the exercise price and vesting schedule thereof.

(2) These values were derived using the Black-Scholes option pricing model applying the following assumptions:

                                                       Risk Free
Exercise Price    Dividend Yield      Volatility     Interest Rate       Expected Term
--------------    --------------      ----------     -------------       -------------
    $0.69              0%

     1.25              0

     0.70              0


These values are not intended to forecast future appreciation of the Company's stock price. The actual value, if any, that an executive officer may realize from his options (assuming that they are exercised) will depend solely on the increase in the market price of the shares acquired through option exercises over the exercise price, measured when the shares are sold.

                       OPTION VALUES AT DECEMBER 31, 1998

        The following table sets forth information concerning the number and hypothetical value of stock options held by the Named Officers at December 31, 1998.

                                          Number of Shares
                                   Underlying Unexercised Options
                                           Held at Fiscal             Value of Unexercised In-the-Money
                                              Year End                  Options at Fiscal Year End (1)
                                   ------------------------------    ------------------------------------
         Name                        Exercisable     Unexercisable   Exercisable ($)    Unexercisable ($)
         ----                        -----------     -------------   ---------------    -----------------
         David Robson                  75,000           495,000             $0                 $0
         Nils Trulsvik                 30,000              0                 0                  0
         Rune Falstad                     0             25,000               0                  0
         Alfred Kjemperud                 0             50,000               0                  0


(1) The exercise price of all options exceeded the market value of the Common Stock on December 31, 1998.

DIRECTORS' COMPENSATION

        The Company does not currently pay directors' fees, but it does reimburse ordinary out-of-pocket expenses for attending Board and Committee meetings. From July 15, 1998 until October 1, 1998, the Company paid non-employee directors fees at the rate of $10,000 per year. Prior thereto, the Company paid non-employee directors (other than Mr. Halpin) fees at the rate of $14,000 per year plus a fee of $3,000 per year for each committee on which such non-employee director served. The Company also previously paid a fee of $1,000 per day, other than a day on which the Board met, for each day spent by a non-employee director on the business of Board committees which exceeded one day per year with respect to the Compensation Committee and three days per year with respect to the Audit Committee and the Petroleum Committee.

        From January 1998 through July 15, 1998, Robert A. Halpin was compensated for his services as Vice Chairman of the Board and member of Board committees pursuant to an agreement which provided for an annual fee of $45,000 plus $1,000 per day for each day of service in excess of 66 days per year. During that period, the Company also provided Mr. Halpin with an office at the Company's offices located in Calgary, Alberta, Canada, and reimbursed Mr. Halpin for his out-of-pocket expenses in connection with services on behalf of the Company. The Company also from time to time used the consulting services of Halpin Energy Resources, Ltd., which is controlled by Mr. Halpin, in the area of petroleum projects, for which such company was compensated at its customary rates.

        The Company from time to time uses the consulting services of The Bridge Group, of which Mr. Trulsvik is a partner, for which such company is compensated at its customary rates.

        From January 1, 1996 to July 15, 1998, Eugene Meyers, a non-employee director until July 15, 1998, provided financial relations consulting services to the Company at the rate of $15,000 per year for 22 days of service, and thereafter at the rate of $100 per hour ($1,000 maximum per day). The Company also reimbursed him for his out-of-pocket expenses associated with such services.

        The Company provides automatic grants of non-qualified options to non-employee directors pursuant to the 1995 Long-Term Incentive Plan. Pursuant to the Plan, a non-qualified option to purchase 3,750 shares of Common Stock is granted automatically to each non-employee director on each of (i) the date of each meeting of stockholders at which such non-employee is elected or re-elected as a director or, if in any fiscal year directors are not elected at a meeting of stockholders, on the last date of such fiscal year and (ii) the date such non-employee is first elected as a director, if not at a meeting of stockholders. In addition, a non-employee director will automatically be granted a non-qualified option to purchase 3,750 shares of Common Stock on each date on which such non-employee director is elected or re-elected by the Board of Directors as Chairman of the Board of Directors, or, if the Chairman of the Board is then an employee of the Company, as Vice Chairman of the Board of Directors. The exercise price of each option is equal to 100% of the fair market value of the Common Stock on the date of grant. Each option so granted is 100% vested six months after the date of grant. Options expire on the first to occur of three years from the date of grant or the first anniversary of the date the director ceases to be a director for any reason. Non-employee directors are not eligible to receive other options pursuant to the 1995 Long-Term Incentive Plan.

        The following table shows the compensation paid to all persons who were non-employee directors, including their respective affiliates, during the year ended December 31, 1998:

                                 Directors Fees
                                    and Other        Consulting     Options
Name                              Compensation        Payments      Granted
----                              ------------        --------      -------
Robert A. Halpin                     $26,293          $      0      3,750 (3)
Russell Hammond                        2,137                 0      3,750 (4)
Stanley D. Heckman (1)                10,685                 0         --
Eugene J. Meyers (1)                   7,537            43,100 (2)     --
Peder Paus                             2,137                 0      3,750 (4)
Nils N. Trulsvik                       1,671                 0         --

(1) Messrs. Heckman and Meyers served as a non-employee directors until July 15, 1998.

(2)     Includes $35,600 for services rendered during 1997.

(3) The options were granted on December 31, 1998 at an exercise price of $0.313 per share, expire on December 30, 2001 and will be 100% vested at June 30, 1999.

(4) The options were granted on July 15, 1998 at an exercise price of $1.00 per share, expire on July 14, 2001 and were 100% vested at January 15, 1999.

EMPLOYMENT CONTRACTS

        The Company had employment contracts with Nils Trulsvik, Rune Falstad and Alfred Kjemperud which were terminated effective July 31, 1998. The contracts provided for annual salaries of approximately $150,000 in the case of Mr. Trulsvik, approximately $125,000 in the case of Mr. Falstad and approximately $100,000 in the case of Mr. Kjemperud. In addition, each person received an allowance equal to 12.5% of his base salary, a portion of which was used to provide minimum life and disability insurance coverage for each such person. The remainder of such allowance was used by each person for additional life, medical or accident insurance and to fund individual pension and retirement plans.

        The Company has entered into consulting arrangements with each of Messrs. Robson, Trulsvik, Falstad and Kjemperud. Mr. Robson's services are provided through Vazon Energy Limited (of which he is Managing Director) at the rate of $12,000 per month plus expenses. Mr. Trulsvik's consulting services are provided through The Bridge Group (of which Mr. Trulsvik is a partner) pursuant to a work order dated August 1, 1998 between the Company and Mr. Trulsvik at the rate of $1,200 per day plus expenses. No consulting services have been provided by Mr. Trulsvik as of December 1998. Mr. Falstad's consulting services are provided through FinCom AS (of which Mr. Falstad is a principal) under an agreement that commenced August 1, 1998 at the rate of $7,000 per month plus expenses. This agreement may be terminated by either party upon 90-day notice. Mr. Kjemperud's consulting services are provided through The Bridge Group pursuant to a one-year work order commencing August 1, 1998 between the Company and Mr. Kjemperud at the rate of $13,000 per month plus expenses.

                              CERTAIN TRANSACTIONS

        Nicholas G. Dobrotwir served as Vice President of the Company from September 1997 until January 26, 1998. He continues to provide consulting services to the Company. Pursuant to a Memorandum of Agreement dated May 16, 1995 between Fielden Management Services Pty, Ltd. ("Fielden") and the Company, under which the Company acquired its interest in the Stynawske field, in the first quarter of 1997 the Company paid $500,000 and issued 87,500 shares of Common Stock having a value of $1,060,938 in connection with an agreement to develop and operate the Stynawske field project. Mr. Dobrotwir has indirect beneficial ownership of the 87,500 shares of Common Stock owned by Fielden. Under the agreement, Fielden has the contingent right to receive up to an additional 187,500 shares of the Company's Common Stock subject to the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske field project.

        During the year ended December 31, 1997, the Company paid consulting fees and expenses to Fielden related to the Stynawske field project. Mr. Dobrotwir was the President and Chief Executive Officer of Fielden until his resignation May 5, 1997. Mr. Dobrotwir's services as a consultant were provided to the Company through Fielden from January 1997 through April 1997. After April 30, 1997, Mr. Dobrotwir's services were provided pursuant to a Management Services Agreement with Trident Petroleum Inc. The Company paid a total of $288,065.20 to Fielden during the year ended December 31, 1997, of which $111,562.50 related to consultant services provided by Mr. Dobrotwir, and paid $100,000 to Trident Petroleum Inc. for Mr. Dobrotwir's services.

        Orest Senkiw served as a Vice President of the Company from February 4, 1997 to December 1, 1997. Mr. Senkiw, his wife and his two adult children each owns 25% of the corporation that holds 10.3% of the outstanding shares of Zhoda Corporation. Mr. Senkiw was the Company executive who, during 1997, had the principal operating responsibilities for the Lelyaki field project. On April 26, 1997, Zhoda transferred an effective 36% ownership interest in the Lelyaki field project to the Company. In consideration for the transfer, a subsidiary of the Company assumed a $450,000 obligation owed by Zhoda to the Company and issued to Zhoda special non-voting common shares of that subsidiary which could be exchanged for 500,000 shares of the Company's Common Stock if certain conditions relating to performance by the Lelyaki field were achieved. The Company believes that all of Zhoda's rights to exchange the special shares terminated during 1997 because the conditions were not satisfied. Zhoda has filed suit against the Company in connection with this transaction. See "BUSINESS -- Legal Proceedings."

        As of December 31, 1998, Zhoda was indebted to the Company in the principal amount of $ _____________ .

        The Company is a 50% shareholder of CanArgo Power Corporation, which in turn owns 85% of a Georgian private power company. The other 50% of CanArgo Power is owned by Terrenex Acquisition Corporation, an entity that is affiliated with two of the Company's directors and is itself a principal stockholder of the Company. Michael R. Binnion is President and a director of both the Company and Terrenex, and J. F. Russell Hammond is a director of the Company and Chairman of Terrenex. During the first half of 1998, Terrenex, on behalf of both itself and the Company, provided all of the funds required by CanArgo Power. After the July 1998 business combination with CanArgo Oil & Gas Inc. was completed, the Company reimbursed Terrenex $398,000, representing half of the amount that had been advanced through that time. The Company and Terrenex have funded CanArgo Power equally since that time.

        In May 1998, Terrenex agreed to lend CanArgo Oil & Gas Inc. up to $1,000,000 through August 31, 1998 and subsequently advanced the $1,000,000. CanArgo Oil & Gas Inc. paid Terrenex a $10,000 commitment fee, $50,000 in draw down fees and interest at the rate of 1/2% per month. In addition, CanArgo Oil & Gas Inc. granted Terrenex options exercisable until December 31, 1998 to acquire 12 1/2% of the stock of the subsidiary holding the Nazvrevi/Block XIII production sharing contract and 15% of CanArgo Oil & Gas Inc.'s position in any license received as a result a consortium submission in response to the Dagestan tender for offshore drilling and production rights. The terms of the loan were negotiated and approved by the directors of CanArgo Oil & Gas Inc. who had no affiliation with Terrenex. The Company subsequently extended the options through March 31, 1999 in consideration of the efforts of Terrenex in attempting to arrange financing for the Company. Terrenex can exercise either option by paying the percentage of the amounts expended on such projects through the exercise date as equals the percentage of the project being acquired through the exercise of the option. The Company repaid the Terrenex loan following completion of the business combination in July 1998.

                         OWNERSHIP OF VOTING SECURITIES

DESCRIPTION OF VOTING SECURITIES

        The voting securities of the Company consist of Common Stock and Special Voting Stock. Generally, the Common Stock and Special Voting Stock are voted together as a single class on all matters. The Common Stock is entitled to one vote per share. The Special Voting Stock is entitled generally to that number of votes as is equal to the number of Exchangeable Shares issued by CanArgo Oil & Gas Inc., a subsidiary of the Company, as are outstanding from time to time. The Special Voting Stock is held of record by Montreal Trust Company of Canada, which holds such stock in trust for the benefit of the holders of the Exchangeable Shares. The Special Voting Stock is voted in the manner directed by the holders of the Exchangeable Shares. The Exchangeable Shares may be exchanged for shares of Common Stock on a share-for-share basis. For purposes of the following tables, the term "Voting Securities" refers to the Common Stock and the Exchangeable Shares as though they were a single class of voting securities. See "DESCRIPTION OF CAPITAL STOCK."

SECURITY OWNERSHIP BY MANAGEMENT

        The following table sets forth information with respect to beneficial ownership of the Voting Securities by each director and Named Officer of the Company and by all directors and executive officers of the Company as a group as of January 31, 1999, and as adjusted to give effect to the Minimum Offering and the Maximum Offering. Unless otherwise noted, each stockholder has sole voting and investment power as to the shares shown.

                                Beneficial Ownership          Beneficial Ownership           Beneficial Ownership
Name                             Prior to Offering           After Minimum Offering         After Maximum Offering
----                             -----------------           ----------------------         ----------------------
                                Number of                   Number of                     Number of
                                 Shares       Percentage      Shares       Percentage      Shares         Percentage
                                 ------       ----------      ------       ----------      ------         ----------
Michael Binnion                  424,432 (1)    2.07%
Peder Paus                       365,894 (2)    1.81%
Nils N. Trulsvik                 103,700 (3)       *
David Robson                      75,000 (4)       *
J.F. Russell Hammond              28,750 (5)       *
Robert A. Halpin                  21,000 (6)       *
Rune Falstad                      10,500           *
Alfred Kjemperud                       0           0
All executive officers         1,038,776 (7)    5.02%
  and directors as a group
  (8 persons)

*  Less than 1%.

(1) Includes 216,636 Exchangeable Shares and 58,333 shares underlying presently exercisable options beneficially owned directly by Mr. Binnion. Also includes 125,463 shares, but excludes 2,197,928 shares beneficially owned by Terrenex Acquisition Corporation of which Mr. Binnion is President, a director and an approximately 5.4% shareholder. Mr. Binnion disclaims beneficial ownership of all shares beneficially owned by Terrenex, other than the 125,463 shares which represent his 5.4% proportionate interest. See "Top 20 Holders of Voting Securities" below.

(2) Includes 15,715 shares underlying presently exercisable warrants to acquire Exchangeable Shares and 3,750 shares underlying presently exercisable options.

(3)     Includes 30,000 shares underlying presently exercisable options.

(4)     Represents 75,000 shares underlying presently exercisable options.

(5) Represents 28,750 shares underlying presently exercisable options. Excludes 2,323,391 shares owned by Terrenex Acquisition Corporation of which Mr. Hammond is Chairman, and 1,671,250 shares owned by Provincial Securities Limited for which Mr. Hammond is an investment advisor as to which Mr. Hammond disclaims beneficial ownership. See "Top 20 Holders of Voting Securities" below.

(6)     Includes 15,000 shares underlying presently exercisable options.

(7) See Notes 1-6; also includes 20,000 shares underlying presently exercisable options held by an executive officer not named in the foregoing table.

TOP 20 HOLDERS OF VOTING SECURITIES

        Except as noted with respect to Terrenex Acquisition Corporation and Provincial Securities Limited, the following table sets forth information with respect to the top 20 record holders of the Voting Securities as shown on the stock and warrant records of the Company and CanArgo Oil & Gas Inc. as of January 31, 1999, and as adjusted to give effect to the Minimum Offering and the Maximum Offering. Only Terrenex Acquisition Corporation and Provincial Securities Limited are known to the Company to be the beneficial owners of more than 5% of the Voting Securities.

                                          Record Ownership               Record Ownership             Record Ownership
                                         Prior to Offering            After Minimum Offering       After Maximum Offering
                                         -----------------            ----------------------       ----------------------
                                      Number of                      Number of                    Number of
  Name                                  Shares        Percentage       Shares       Percentage      Shares      Percentage
  ----                                  ------        ----------       ------       ----------      ------      ----------
  Terrenex Acquisition                2,323,391(1)     11.27%
  Corporation
  1580, 727 -7th Avenue, S.W.
  Calgary, Alberta T2P 0Z5
  CANADA

  Provincial Securities Limited       1,671,250(2)     8.27%
  607 Gilbert House, Barbican
  London EC2Y 8BD
  UNITED KINGDOM

  Independent Oilfield                  778,000        3.85%

  B.A.S.E                               708,750        3.51%

  Roytor & Co.                          472,500        2.34%

                                      Record Ownership                 Record Ownership                     Record Ownership
                                      Prior to Offering              After Minimum Offering               After Maximum Offering
                                      -----------------              ----------------------               ----------------------
                                   Number of                       Number of                           Number of
Name                                Shares        Percentage        Shares          Percentage          Shares           Percentage
----------------------------       ---------      ----------       ---------        ----------         ---------         ----------
Gjensidige Kapital                 425,000          2.10%
 v/Gjensidige Fondsfo

Michael R. Binnion                 424,432(3)       2.07%

Peder Paus                         365,894(4)       1.81%

Grizzly Investment Fund            346,416          1.71%

Allen Firstenberg                  266,364          1.32%

Yorkton Securities Inc.            254,100(5)       1.24%

Unibank A/S S/A Collective
  Clien                            238,950          1.18%

Part Invest AS                     200,000          0.99%

Eurosecurities Limited             189,200(6)       0.93%

American Enterprises               157,500          0.78%

Okla Finans (Fonds Market
 Making)                           138,815          0.69%

Arnfred Alvestad                   134,000          0.66%

G-Fondspar 2020
 v/Gjensidige Fondsfo              120,000          0.59%

Southwest Capital Group
 Inc.                              119,444          0.59%

Arne Hellesto AS                   106,800          0.53%

(1) Includes 415,360 shares underlying presently exercisable warrants to acquire Exchangeable Shares. Michael Binnion is President, a director and an approximately 5.4% shareholder and J.F. Russell Hammond is Chairman of Terrenex Acquisition Corporation.

(2)  J.F. Russell Hammond is an investment advisor to Provincial Securities Ltd.

(3)  See Note 1 - "Security Ownership by Management."

(4)  See Note 2 - "Security Ownership by Management."

(5)  Represents Exchangeable Shares.

(6) Represents shares underlying presently exercisable warrants to acquire Exchangeable Shares.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Certificate of Incorporation authorizes the Company to issue 50,000,000 shares of Common Stock, $.10 par value per share, and 5,000,000 shares of Preferred Stock, $.10 par value per share. The Company has authorized a class of Preferred Stock referred to as "Special Voting Stock." As of February 3, 1999, there were 19,381,120 shares of Common Stock and 100 shares of Special Voting Stock outstanding.

COMMON STOCK

     Holders of Common Stock have no preferences or preemptive, conversion, or exchange rights. Subject to any preferential rights of any shares of Preferred Stock which may be outstanding, holders of shares of Common Stock are entitled to receive dividends if approved by the Board of Directors and to share ratably in the Company's assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up. The Company may not pay dividends on its Common Stock unless its subsidiary, CanArgo Oil & Gas Inc., is able to pay and simultaneously pays an equivalent dividend on the Exchangeable Shares described below.

     Holders of Common Stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors. Cumulative voting for the election of directors is not permitted. Except as otherwise required by law or except as any series or class of Preferred Stock, such as the Special Voting Stock, may provide, the holders of Common Stock possess all voting power.

     The shares of Common Stock to be issued in this offering, when issued and paid for, will be fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors is authorized at any time and from time to time, without any further vote or action by the Company's stockholders, to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series. The Board of Directors may set the terms and provisions of each such class or series by resolution, including provisions regarding voting, liquidation preference, redemption, conversion and the right to receive dividends. The Board of Directors has authorized one class of Preferred Stock, which we refer to in this Prospectus as "Special Voting Stock". The Board of Directors has no present plans to issue any additional shares of Preferred Stock.

     The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. Since the voting rights to be accorded to any series of Preferred Stock remain to be fixed by the Board, the holders of Preferred Stock may, if the Board so authorizes, be entitled to vote separately as a class in connection with approval of certain extraordinary corporate transactions in circumstances where Delaware law does not require a class vote, or might be given a disproportionately large number of votes. Such Preferred Stock could also be convertible into a large number of shares of Common Stock under certain circumstances or have other terms which could make it more difficult or costly for a third party to acquire a significant interest in the Company. Also, shares of Preferred Stock could be privately placed with purchasers who might side with the management of the Company in opposing a hostile tender offer or other attempt to obtain control. As a result, the issuance of Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which might be favorable to their interests. See "RISK FACTORS - Future stock issuances could have anti-takeover effects."

SPECIAL VOTING STOCK

     In connection with the July 1998 business combination, the Company's Board of Directors authorized a class of Preferred Stock, referred to as "Special Voting Stock", consisting of 100 shares. The Special Voting Stock was issued to Montreal Trust Company of Canada, which is holding such shares as trustee for the benefit of the holders of the Exchangeable Shares described below. Except as otherwise required by law or the Company's Certificate of Incorporation, each share of Special Voting Stock is entitled to a number of votes equal to the quotient (rounded down to the nearest whole number) obtained by dividing the number of outstanding Exchangeable Shares from time to time not owned by the Company by the number of shares of Special Voting Stock outstanding as of the applicable record date. The Special Voting Stock may be voted in the election of directors and on all other matters submitted to a vote of stockholders of the Company. The holders of Common Stock and the holder of the Special Voting Stock vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Company's Certificate of Incorporation. In the event of any liquidation, dissolution or winding up of the Company, the holder of the Special Voting Stock will be entitled to receive the sum of $1.00 per share from any assets of the Company available for distribution to its stockholders. The holder of the Special Voting Stock is not entitled to receive dividends. At such time as the Special Voting Stock has no votes attached to it because there are no Exchangeable Shares outstanding not owned by the Company and there are no shares of stock, debt, options or other agreements that could give rise to the issuance of any additional Exchangeable Shares to any person (other than the Company), the Special Voting Stock may be redeemed by the Company for a price of $1.00 per share.

EXCHANGEABLE SHARES

     In connection with the July 1998 business combination, the outstanding Common Shares of CanArgo Oil & Gas Inc. were exchanged for Exchangeable Shares issued by that corporation. The Exchangeable Shares may be exchanged at any time at the option of the holders for Company Common Stock on a share-for-share basis. As of February 3, 1999, there were 1,073,763 outstanding Exchangeable Shares and 1,907,271 Exchangeable Shares issuable upon exercise of warrants which may be exchanged for a total of 2,981,034 shares of the Company's Common Stock. The following is a summary of the principal terms and rights of the Exchangeable Shares which affect the Company and the holders of its Common Stock.

     DIVIDENDS. Holders of Exchangeable Shares are entitled to receive dividends equal to the dividends paid by the Company on shares of its Common Stock.

     VOTING RIGHTS. The holders of Exchangeable Shares are entitled to provide directions to the holder of the Company's Special Voting Stock as to the manner in which the Special Voting Stock should be voted with respect to any matter on which holders of the Company's Common Stock are entitled to vote. See "Special Voting Stock" above.

     EXCHANGE EVENTS. Exchangeable Shares will be exchanged for shares of the Company's Common Stock on a share-for-share basis, plus an amount equal to all declared and unpaid dividends on such Exchangeable Shares, whenever:

          - the holder requests CanArgo Oil & Gas Inc. to redeem his Exchangeable Shares;

          -    CanArgo Oil & Gas Inc. is liquidated, dissolved or wound-up;

          - requested by the holder of the Special Voting Stock, in the event CanArgo Oil & Gas Inc. becomes insolvent or bankrupt, has a receiver appointed or similar event occurs;

          - CanArgo Energy Corporation becomes involved in voluntary or involuntary liquidation, dissolution or winding-up proceedings;

          - either CanArgo Oil & Gas Inc. or CanArgo Energy Corporation elects to redeem all of the Exchangeable Shares, provided the request is made after January 30, 2004 or the number of outstanding Exchangeable Shares in less than 853,071; or

          - a holder of Exchangeable Shares instructs the holder of the Special Voting Stock to require the Company to purchase his Exchangeable Shares.

     PROTECTION RIGHTS. Without the prior approval of CanArgo Oil & Gas Inc. and the holders of the Exchangeable Shares, the Company may not distribute additional shares of its Common Stock, subscription rights or other property or assets to all or substantially all holders of its Common Stock, or change the Common Stock, unless the same or an economically equivalent action is taken with respect to the Exchangeable Shares. The CanArgo Oil & Gas Inc. Board of Directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the Exchangeable Shares is the same as or economically equivalent to any proposed distribution on or change to the Company's Common Stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the Company's Common Stock, the Company must use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of the Company's Common Stock. The Company has also agreed to take various actions to protect the rights of the holders of the Exchangeable Shares to receive the same dividends as are paid on the Company's Common Stock and to exchange shares of Company Common Stock for Exchangeable Shares.

LIMITATION ON LIABILITY

     The Company's Certificate of Incorporation limits or eliminates the liability of the Company's directors or officers to the Company or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of such person's duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) for the payment of unlawful dividends any certain other actions prohibited by Delaware corporate law; and (4) for any transaction resulting in receipt by such person of an improper personal benefit.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law prohibits certain business combinations between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. For purposes of
Section 203, business combinations are defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless:

          - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interest stockholder;

          - the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

          - the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Signature Stock Transfer, Inc., Dallas, Texas.

                        SHARES ELIGIBLE FOR FUTURE RESALE

     Upon completion of this offering, assuming that the Maximum Offering is sold, the Company will have outstanding _______ shares of Common Stock. Of these shares, approximately ___________ shares will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act described below. An "affiliate" is generally an executive officer, director or stockholder of 10% of more of the equity securities the Company.

     The only material restriction on the approximately ____________ of the shares of Common Stock outstanding prior to this offering which are held by affiliates is the limitation on the number of shares that may be sold in any three-month period under Rule 144. In general, under Rule 144 as currently in effect, any person, including an affiliate, who has beneficially owned restricted shares for at least one year, and an affiliate with respect to all of his shares, is entitled to sell, within any three-month period, a number of shares at least equal to 1% of the number of then outstanding shares of Common Stock. In addition, a person who has not been an affiliate of the Company at any time during the 90 days preceding the sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell an unlimited number of restricted shares.

     In addition to the outstanding shares, at February 3, 1999 the Company had reserved the following shares for future issuance:

     - 2,981,034 shares issuable upon exchange of the Exchangeable Shares outstanding and which may become outstanding upon exercise of warrants to purchase Exchangeable Shares;

     -    1,717,084 shares issuable upon exercise of outstanding stock options;

     - 94,916 shares that may be issued upon exercise of options available for future grant under the Company's stock option plans; and

     -    187,500 shares issuable in connection with an oil and gas project.

Of the foregoing shares, all but the 187,500 shares issuable in connection with an oil and gas project will be freely tradeable without restriction or further registration under the Securities Act, except for shares which may be acquired by affiliates of the Company which would be subject to Rule 144 as described above.

                                  LEGAL MATTERS

     Kelly Lytton Mintz & Vann, LLP, special securities counsel to the Company, has provided an opinion concerning the validity of the shares of Common Stock offered hereby. Alan D. Jacobson, a partner in that firm, owns 25,972 shares of the Company's Common Stock, representing less than 1% of the outstanding shares at February 3, 1999.

                                     EXPERTS

     The consolidated financial statements of the Company for the year ended December 31, 1997, the four month period ended December 31, 1996, and the years ended August 31, 1996 and 1995 included in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report appearing herein, and have been included here in reliance upon the report of such firm, given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of CanArgo Oil & Gas Inc. for the six month period ended December 31, 1997 included in this Prospectus have been audited by Ernst & Young, Chartered Accountants, as set forth in their report appearing herein, and have been included here in reliance upon the report of such firm, given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of NOC for the periods ended June 30, 1997 and December 31, 1996, included in this Prospectus have been audited by Ernst & Young, Chartered Accountants, as set forth in their report appearing herein, and have been included here in reliance upon the report of such firm, given upon the authority of such firm as experts in accounting and auditing.

     The AMH Report was prepared by AMH Group Ltd., a firm of independent petroleum consultants. Information from that report has been included in this Prospectus in reliance on the fact that AMH Group Ltd. is an expert in the evaluation of oil and gas reserves.

                              AVAILABLE INFORMATION

     This Prospectus is part of a Registration Statement on Form S-1 (file no. _____ ) filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the Registration Statement. Additional information about the Company and its Common Stock is contained in the Registration Statement and the exhibits thereto. This Prospectus contains summary descriptions of some of the documents that are filed as exhibits to the Registration Statement. You should read the entire document filed as an exhibit and not rely solely on the summaries in the Prospectus.

     The Company files reports with the SEC such as annual and quarterly reports, proxy and information statements, and other information. The public may read and copy any materials the Company files with the SEC, including the Registration Statement and its exhibits, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as the Company, that file electronically with the SEC. The address of that site is: http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

CANARGO ENERGY CORPORATION:
  Consolidated Balance Sheet as of December 31, 1997,
     December 31, 1996 and August 31, 1996..................       F-4
  Consolidated Statement of Operations for the years ended
     December 31, 1997 and August 31, 1996 and 1995.........       F-5
  Consolidated Statement of Operations for the four month
     periods ended December 31, 1996 and 1995 (Unaudited)...       F-6
  Consolidated Statement of Stockholders' Equity for the
     period August 31, 1994 through December 31, 1997.......       F-7
  Consolidated Statement of Cash Flows for the years ended
     December 31, 1997 and August 31, 1996 and 1995.........       F-8
  Consolidated Statement of Cash Flows for the four month
     periods ended December 31, 1996 and 1995 (Unaudited)...       F-9
  Notes to Consolidated Financial Statements................      F-10
  Supplemental Financial Information: Supplemental Oil and
     Gas Disclosures -- Unaudited...........................      F-38
  Consolidated Condensed Balance Sheet as at September 30,
     1998 and December 31, 1997.............................      F-42
  Consolidated Condensed Statements of Operations for the
     three and nine months ended September 30, 1998 and
     1997...................................................      F-43
  Consolidated Condensed Statements of Cash Flows for the
     nine months ended September 30, 1998 and 1997..........      F-44
  Notes to Unaudited Consolidated Condensed Financial
     Statements.............................................      F-45

CANARGO OIL & GAS INC.:
  Consolidated Balance Sheet as of June 30, 1998
     (Unaudited)............................................      F-57
  Consolidated Statement of Operations and Deficit for the
     six months ended June 30, 1998 (Unaudited).............      F-58
  Consolidated Statement of Cash Flows for the six months
     ended June 30, 1998 (Unaudited)........................      F-59
  Notes to Unaudited Consolidated Financial Statements......      F-60
  Auditors' Report..........................................      F-67
  Consolidated Balance Sheet as of December 31, 1997........      F-68
  Consolidated Statement of Operations and Deficit for the
     six months ended December 31, 1997.....................      F-69
  Consolidated Statement of Cash Flows for the six months
     ended December 31, 1997................................      F-70
  Notes to Consolidated Financial Statements................      F-71
  Supplemental Disclosures about oil and gas production
     activities.............................................      F-78

NINOTSMINDA OIL COMPANY LIMITED:
  Balance Sheet.............................................      F-83
  Statement of Operations and Retained Earnings.............      F-84
  Statement of Cash Flows...................................      F-85
  Notes to Consolidated Financial Statements................      F-86

PRO FORMA FINANCIAL INFORMATION.............................      F-90

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Fountain Oil Incorporated:

We have audited the accompanying consolidated balance sheets of Fountain Oil Incorporated and subsidiaries (the "Company") as of December 31, 1997 and 1996 and August 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and August 31, 1996 and 1995 and the four month period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1996 and August 31, 1996 and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and August 31, 1996 and 1995 and the four month period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Notes 3 and 6 to the consolidated financial statements, the Company will require substantial capital in order to finance the development of its oil and gas interests. In addition, the Company and its oil and gas ventures must produce and market oil and gas in sufficient quantities and at sufficient prices to provide positive cash flow to the Company. As a result, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 6 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Houston, Texas                         /S/ PRICEWATERHOUSECOOPERS LLP
March 9, 1998, except for                  COOPERS & LYBRAND L.L.P.
the sixth paragraph of Note
6 as to which the date is
June 8, 1998 and the first
paragraph of Note 1 as to
which the date is February
11, 1999.

                           CANARGO ENERGY CORPORATION

                           CONSOLIDATED BALANCE SHEET

        AS OF DECEMBER 31, 1997, DECEMBER 31, 1996, AND AUGUST 31, 1996

                                             DECEMBER 31,    DECEMBER 31,     AUGUST 31,
                                                 1997            1996            1996
                                             ------------    ------------    ------------
ASSETS
Cash and cash equivalents..................  $ 14,164,177    $ 31,424,064    $ 17,329,237
Accounts receivable -- affiliated
  entities.................................            --         259,040           7,210
Restricted cash............................     9,700,000              --              --
Other current assets.......................       761,904         622,411         649,107
                                             ------------    ------------    ------------
    Total current assets...................    24,626,081      32,305,515      17,985,554
Restricted cash............................            --       5,400,000              --
Notes receivable...........................            --         190,186         190,186
Property and equipment, net................     5,942,273       7,766,479       6,577,565
Oil and gas properties, net, full cost
  method (including unevaluated amounts of
  $324,500, $257,407 and $257,407,
  respectively)............................     1,478,974         259,338         287,788
Investments in and advances to oil and gas
  ventures -- net..........................     5,386,707       8,567,563       6,876,327
Other assets...............................            --         885,980         171,121
                                             ------------    ------------    ------------
TOTAL ASSETS...............................  $ 37,434,035    $ 55,375,061    $ 32,088,541
                                             ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable...........................  $    328,171    $    799,985    $    731,532
Accrued liabilities........................    10,326,608       1,124,425         297,513
Notes payable..............................            --              --          31,156
                                             ------------    ------------    ------------
    Total current liabilities..............    10,654,779       1,924,410       1,060,201
8% Convertible subordinated debentures.....            --              --         300,000
Minority interest in subsidiaries..........            --         205,380         223,350
Commitments and contingencies (Notes 6 and
  9).......................................            --              --              --
Stockholders' equity:
  Preferred stock, par value $0.10 per
    share, 5,000,000 shares authorized: no
    shares issued or outstanding...........            --              --              --
  Common Stock, par value $0.10 per share,
    50,000,000 shares authorized:
    11,223,744, 11,084,244, and 8,688,304
    shares issued and outstanding
    respectively...........................     1,122,374       1,108,424         868,830
  Capital in excess of par value...........    83,162,531      81,959,545      56,854,403
  Accumulated deficit......................   (57,505,649)    (29,822,698)    (27,218,243)
                                             ------------    ------------    ------------
    Total stockholders' equity.............    26,779,256      53,245,271      30,504,990
                                             ------------    ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY...................................  $ 37,434,035    $ 55,375,061    $ 32,088,541
                                             ============    ============    ============

   The accompanying notes are an integral part of the consolidated financial statements

                           CANARGO ENERGY CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

       FOR THE YEARS ENDED DECEMBER 31, 1997 AND AUGUST 31, 1996 AND 1995

                                               1997           1996           1995
                                           ------------    -----------    -----------
Operating Revenues:
  Oil and gas sales......................  $    313,301    $    26,562    $        --
  Other..................................            --          8,615        625,457
                                           ------------    -----------    -----------
TOTAL REVENUES...........................       313,301         35,177        625,457
                                           ------------    -----------    -----------
Operating expenses:
  Cost of sales..........................            --         31,991        479,224
  Lease operating expenses...............       200,321         10,988             --
  Direct project costs...................     1,753,166      1,267,555             --
  General and administrative.............     3,903,446      3,853,972      4,012,510
  Loss from investments in unconsolidated
     subsidiaries........................     3,778,287         13,272             --
  Depreciation, depletion and
     amortization........................       344,666         77,253      1,156,772
  Employee stock compensation............            --             --        152,038
  Impairment of notes receivable.........       186,611             --             --
  Impairment of property and equipment...     3,243,997             --        175,450
  Impairment of intangibles and other
     assets..............................            --             --      1,924,202
  Impairment of oil and gas properties...       257,407        419,835        608,181
  Impairment of oil and gas ventures.....    15,735,592             --             --
                                           ------------    -----------    -----------
TOTAL OPERATING EXPENSES.................    29,403,493      5,674,866      8,508,377
                                           ------------    -----------    -----------
OPERATING LOSS...........................   (29,090,192)    (5,639,689)    (7,882,920)
                                           ------------    -----------    -----------
Other (expense) income:
  Interest income........................     1,615,066        332,071        251,276
  Interest expense.......................       (69,286)    (1,016,465)       (28,475)
  Other..................................       (72,714)        12,551         89,108
  Loss on disposition of equipment and
     property............................      (271,205)      (182,020)            --
                                           ------------    -----------    -----------
TOTAL OTHER (EXPENSE) INCOME.............     1,201,861       (853,863)       311,909
                                           ------------    -----------    -----------
Net loss before income tax expense.......   (27,888,331)    (6,493,552)    (7,571,011)
Income tax expense.......................            --             --        (28,600)
                                           ------------    -----------    -----------
NET LOSS BEFORE MINORITY INTEREST........   (27,888,331)    (6,493,552)    (7,599,611)
Minority interest in loss of consolidated
  subsidiary.............................       205,380             --             --
NET LOSS.................................  $(27,682,951)   $(6,493,552)   $(7,599,611)
                                           ============    ===========    ===========
NET LOSS PER COMMON SHARE -- BASIC.......  $      (2.47)   $     (1.04)   $     (1.82)
                                           ============    ===========    ===========
NET LOSS PER COMMON SHARE -- DILUTED.....  $      (2.47)   $     (1.04)   $     (1.82)
                                           ============    ===========    ===========
Weighted average number of common shares
  outstanding............................    11,206,506      6,247,568      4,170,891
                                           ============    ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements

                           CANARGO ENERGY CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

          FOR THE FOUR MONTH PERIODS ENDED DECEMBER 31, 1996 AND 1995

                                                         1996           1995
                                                      -----------    -----------
                                                                     (UNAUDITED)
Operating Revenues:
  Oil and gas sales.................................  $    16,980    $     6,440
  Other income......................................           --          1,908
                                                      -----------    -----------
TOTAL REVENUES......................................       16,980          8,348
                                                      -----------    -----------
Operating expenses:
  Cost of sales.....................................        4,052          4,581
  Lease operating expenses..........................        1,550          2,536
  Direct project costs..............................      314,100        120,268
  General and administrative........................    1,281,821      1,303,048
  Loss from investments in unconsolidated
     subsidiaries...................................    1,359,246          4,424
  Depreciation, depletion and amortization..........       39,578         43,643
                                                      -----------    -----------
TOTAL OPERATING EXPENSES............................    3,000,347      1,478,500
                                                      -----------    -----------
OPERATING LOSS......................................   (2,983,367)    (1,470,152)
                                                      -----------    -----------
Other (expense) income:
  Interest income...................................      423,681         54,992
  Interest expense..................................      (12,744)        (3,006)
  Other.............................................      (49,995)       (24,016)
                                                      -----------    -----------
TOTAL OTHER (EXPENSE) INCOME........................      360,942         27,970
                                                      -----------    -----------
Net loss before income tax expense..................   (2,622,425)    (1,442,182)
Income tax expense..................................           --             --
                                                      -----------    -----------
NET LOSS BEFORE MINORITY INTEREST...................   (2,622,425)    (1,442,182)
Minority interest in loss of consolidated
  subsidiary........................................       17,970             --
                                                      -----------    -----------
NET LOSS............................................  $(2,604,455)   $(1,442,182)
                                                      ===========    ===========
NET LOSS PER COMMON SHARE -- BASIC..................  $     (0.28)   $     (0.27)
                                                      ===========    ===========
NET LOSS PER COMMON SHARE -- DILUTED................  $     (0.28)   $     (0.27)
                                                      ===========    ===========
Weighted average number of common shares
  outstanding.......................................    9,348,106      5,417,031
                                                      ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements

                           CANARGO ENERGY CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

            FOR THE PERIOD AUGUST 31, 1994 THROUGH DECEMBER 31, 1997

                                  COMMON STOCK
                             -----------------------
                               NUMBER                  ADDITIONAL                       TOTAL
                             OF SHARES                   PAID-IN     ACCUMULATED    STOCKHOLDERS'
                               ISSUED     PAR VALUE      CAPITAL       DEFICIT         EQUITY
                             ----------   ----------   -----------   ------------   -------------
BALANCE, AUGUST 31, 1994...   2,987,154   $  298,715   $17,007,158   $(13,125,080)  $  4,180,793
Sale of common stock, net
  of offering expenses of
  $1,033,118...............   1,979,499      197,950    11,098,880             --     11,296,830
Issuance of common stock as
  employee compensation and
  for other obligations....     450,378       45,038     1,684,840             --      1,729,878
Net loss...................          --           --            --     (7,599,611)    (7,599,611)
                             ----------   ----------   -----------   ------------   ------------
BALANCE, AUGUST 31, 1995...   5,417,031   $  541,703   $29,790,878   $(20,724,691)  $  9,607,890
                             ==========   ==========   ===========   ============   ============
Sale of common stock, net
  of offering expenses of
  $1,539,646...............   2,500,000      250,000    20,710,354             --     20,960,354
Issuance of common stock
  for purchase of interests
  in oil and gas
  ventures.................     225,000       22,500     2,330,625             --      2,353,125
Issuance of common stock
  upon conversion of
  debentures...............     498,662       49,866     3,884,472             --      3,934,338
Issuance of common stock
  upon exercise of warrants
  and options..............      47,611        4,761       138,074             --        142,835
Net loss...................          --           --            --     (6,493,552)    (6,493,552)
                             ----------   ----------   -----------   ------------   ------------
BALANCE, AUGUST 31, 1996...   8,688,304   $  868,830   $56,854,403   $(27,218,243)  $ 30,504,990
                             ==========   ==========   ===========   ============   ============
Issuance of common stock
  upon conversion of
  debentures...............      29,563        2,956       277,438             --        280,394
Issuance of common stock
  upon exercise of warrants
  and options..............   2,366,377      236,638    24,827,704             --     25,064,342
Net loss...................          --           --            --     (2,604,455)    (2,604,455)
                             ----------   ----------   -----------   ------------   ------------
BALANCE, DECEMBER 31,
  1996.....................  11,084,244   $1,108,424   $81,959,545   $(29,822,698)  $ 53,245,271
                             ==========   ==========   ===========   ============   ============
Issuance of common stock
  for purchase of interest
  in oil and gas venture...      87,500        8,750     1,052,186             --      1,060,936
Issuance of common stock
  upon exercise of warrants
  and options..............      52,000        5,200       150,800             --        156,000
Net loss...................          --           --            --    (27,682,951)   (27,682,951)
                             ----------   ----------   -----------   ------------   ------------
BALANCE, DECEMBER 31,
  1997.....................  11,223,744   $1,122,374   $83,162,531   $(57,505,649)  $ 26,779,256
                             ==========   ==========   ===========   ============   ============

   The accompanying notes are an integral part of the consolidated financial statements

                           CANARGO ENERGY CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                   FOR THE YEARS ENDED DECEMBER 31, 1997 AND
                            AUGUST 31, 1996 AND 1995

                                                          1997          1996          1995
                                                      ------------   -----------   -----------
Operating activities:
  Net loss..........................................  $(27,682,951)  $(6,493,552)  $(7,599,611)
  Depreciation and amortization.....................       344,666        77,253     1,156,772
  Gain on settlement of liabilities.................            --            --       (58,230)
  Loss on disposition of equipment and property.....       271,205       182,020            --
  Impairment of notes receivable....................       186,611            --            --
  Impairment of property and equipment..............     3,243,997            --       175,450
  Impairment of intangibles.........................            --            --     1,924,202
  Impairment of oil and gas properties..............       257,407       419,835       608,181
  Impairment of oil and gas ventures................    15,735,592            --            --
  Issuance of common stock for services and
    expenses........................................            --            --     1,482,664
  Amortization of debt issuance costs and
    discount........................................            --       866,666            --
  Loss in investments in unconsolidated
    subsidiaries....................................     3,778,287        13,272            --
  Minority interest in loss of unconsolidated
    subsidiary......................................      (205,380)           --            --
  Changes in assets and liabilities:
    Accounts receivable.............................       259,040        53,905        65,977
    Other assets....................................      (139,493)     (211,222)     (325,289)
    Accounts payable................................      (471,814)       62,638       394,784
    Accrued liabilities.............................       246,920      (116,766)      217,022
                                                      ------------   -----------   -----------
NET CASH USED IN OPERATING ACTIVITIES...............    (4,175,913)   (5,145,951)   (1,958,078)
                                                      ------------   -----------   -----------
Investing activities:
  Restricted cash...................................    (4,300,000)           --            --
  Investments in oil and gas properties.............    (1,318,492)     (155,938)   (2,458,596)
  Investments in and advances to oil and gas
    ventures........................................    (6,280,613)   (2,644,837)           --
  Capital expenditures..............................    (1,573,507)   (3,728,770)     (404,822)
  Proceeds from disposition of assets...............       232,638       104,000            --
  Issuance of notes receivable......................            --      (135,186)   (2,980,000)
                                                      ------------   -----------   -----------
NET CASH USED IN INVESTING ACTIVITIES...............   (13,239,974)   (6,560,731)   (5,843,418)
                                                      ------------   -----------   -----------
Financing activities:
  Proceeds from issuance of debentures, net of
    expenses........................................            --     3,346,723            --
  Proceeds from sales of common stock, net of
    expenses........................................            --    21,103,189    11,296,830
  Proceeds from exercise of options.................       156,000            --            --
  Proceeds from issuance of short-term borrowings...            --     4,848,476        47,813
  Principal payments on short-term borrowings.......            --    (5,054,114)     (271,563)
                                                      ------------   -----------   -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES...........       156,000    24,244,274    11,073,080
                                                      ------------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................   (17,259,887)   12,537,592     3,271,584
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR........    31,424,064     4,791,645     1,520,061
                                                      ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..............  $ 14,164,177   $17,329,237   $ 4,791,645
                                                      ============   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements

                           CANARGO ENERGY CORPORATION

          FOR THE FOUR MONTH PERIODS ENDED DECEMBER 31, 1996 AND 1995

                                                         1996           1995
                                                      -----------    -----------
                                                                     (UNAUDITED)
Operating activities:
  Net loss..........................................  $(2,604,455)   $(1,442,182)
  Depreciation and amortization.....................       39,578         43,643
  Amortization of debt issuance costs and
     discount.......................................        1,375             --
  Loss in investments in unconsolidated
     subsidiaries...................................    1,359,246          4,424
  Minority interest in loss of unconsolidated
     subsidiary.....................................      (17,970)            --
  Changes in assets and liabilities:
     Accounts receivable............................     (251,828)      (114,236)
     Other assets...................................       26,687         88,344
     Accounts payable...............................       68,453       (305,580)
     Accrued liabilities............................      149,069       (242,037)
                                                      -----------    -----------
NET CASH USED IN OPERATING ACTIVITIES...............   (1,229,845)    (1,967,624)
                                                      -----------    -----------
Investing activities:
  Restricted cash...................................   (5,400,000)            --
  Investments in and advances to oil and gas
     ventures.......................................   (3,108,472)    (1,369,767)
  Capital expenditures..............................   (1,200,042)      (746,810)
  Proceeds from disposition of assets...............           --        (73,900)
                                                      -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES...............   (9,708,514)    (2,190,477)
                                                      -----------    -----------
Financing activities:
  Proceeds from exercise of warrants and options....   25,064,342             --
  Proceeds from issuance of short-term borrowings...           --        122,153
  Principal payments on short-term borrowings.......      (31,156)       (25,108)
                                                      -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES...........   25,033,186         97,045
                                                      -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................   14,094,827     (4,061,056)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR........   17,329,237      4,791,645
                                                      -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..............  $31,424,064    $   730,589
                                                      ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements

                           CANARGO ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

On July 15, 1998, the Company completed the purchase of CanArgo Energy, described below, changed its name to CanArgo Energy Corporation and effected a one-for-two reverse split of its common stock. The reverse split has been reflected retroactively in the accompanying financial statements.

The principal activities of CanArgo Energy Corporation and its consolidated subsidiaries (collectively the "Company") have involved the acquisition of interests in and development of oil and gas fields with a productive history that indicate the potential for increased production through rehabilitation and utilization of modern production techniques and enhanced oil recovery processes. The Company has typically acquired its interests in oil and gas properties through interests in joint ventures, partially owned corporate and other entities, and joint operating arrangements. While the Company has acquired interests representing 50% or less of the equity in various oil and gas projects, it has generally sought operational responsibility for the substantial oil and gas projects in which it has interests. Accordingly, certain of the activities in which the Company has interests are conducted through unconsolidated entities. The Company has acquired less than majority interests in entities developing or seeking to develop oil and gas properties in Eastern Europe including the Russian Federation. These entities are accounted for as unconsolidated subsidiaries.

On February 2, 1998, the Company entered into a Combination Agreement with CanArgo Energy Inc. ("CanArgo") pursuant to which CanArgo would become a subsidiary of the Company and each of the outstanding CanArgo Common Shares would be converted into the right to receive 1.6 shares of the Company's Common Stock. Consummation of the business combination is subject to satisfaction of a number of conditions, including approvals by the stockholders of the Company and the shareholders of CanArgo. It is expected that following the business combination the former shareholders of CanArgo would have the right to receive approximately 47% of the Company's Common Stock. The business combination could result in a change in the Company's ownership as defined in Section 382 of the Internal Revenue Code. See Note 13, Income Taxes, of Notes to Consolidated Financial Statements. Upon consummation of the business combination, current management of CanArgo will hold a majority of the Company's management positions.

The Company elected to change its fiscal year from August 31 to December 31 effective December 31, 1996 in order to conform to the calendar year accounting which is required for most of the significant oil and gas projects in which the Company participates. Accordingly, the accompanying consolidated financial statements include information for the four-month transition period ended December 31, 1996. The comparable statements of operations and cash flows for the four month period ended December 31, 1995 and all related footnote disclosures are unaudited. Such unaudited information includes all adjustments necessary in the opinion of the management of the Company for a fair statement of the results of operations and cash flows. Results for the four month period may not be indicative of results for the full year.

                           CANARGO ENERGY CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION -- The financial statements and notes thereto are prepared in accordance with U.S. generally accepted accounting principles. All amounts are in U.S. dollars.

CONSOLIDATION -- The consolidated financial statements include the accounts of CanArgo Energy Corporation and its majority owned subsidiaries. The majority owned subsidiaries at December 31, 1997 are Electromagnetic Oil Recovery International Inc., Focan Ltd., Fountain Oil Adygea Incorporated, Fountain Oil Boryslaw Incorporated, Fountain Oil Boryslaw Ltd., Fountain Oil Norway AS, Fountain Oil Production Incorporated, Fountain Oil Services Ltd., Fountain Oil Ukraine Ltd., Fountain Oil U.S. Inc., Gastron International Limited, Uentech Corporation and UK-RAN Oil Corporation. All significant intercompany transactions and accounts have been eliminated. The Company's investments in certain oil and gas ventures are proportionately consolidated. Investments in less than majority-owned corporations and corporate-like entities are accounted for using the equity method of accounting.

QUASI-REORGANIZATION -- The Board of Directors of the Company approved a quasi-reorganization effective October 31, 1988. As of the date of the quasi-reorganization, the accumulated deficit of $39,952,292 was eliminated against capital in excess of par value.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION -- Certain items in the consolidated financial statements have been reclassified to conform to the current year presentation. There was no effect on net loss as a result of these reclassifications.

CASH AND CASH EQUIVALENTS -- The Company considers unrestricted short-term, highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

INVESTMENTS -- The Company's investments in cash equivalents are classified as held to maturity and are carried at amortized cost which approximates fair value due to their short-term nature.

PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost unless the carrying amount is viewed as not recoverable in which case the carrying value of the assets is reduced to the estimated recoverable amount. See "Impairment of Long-Lived Assets" below. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts and any gain or loss thereon is reflected in operations. Depreciation of property and equipment is

                           CANARGO ENERGY CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) computed using the straight-line method over the estimated useful lives of the assets ranging from three to ten years.

OIL AND GAS PROPERTIES -- The Company and the unconsolidated entities for which it accounts using the equity method account for oil and gas properties and interests under the full cost method. Under this accounting method, costs, including a portion of internal costs associated with property acquisition and exploration for and development of oil and gas reserves, are capitalized within cost centers established on a country-by-country basis. Capitalized costs within a cost center, as well as the estimated future expenditures to develop proved reserves and estimated net costs of dismantlement and abandonment, are amortized using the unit-of-production method based on estimated proved oil and gas reserves. All costs relating to production activities are charged to expense as incurred.

Capitalized oil and gas property costs, less accumulated depreciation, depletion and amortization and related deferred income taxes, are limited to an amount (the ceiling limitation) equal to (a) the present value (discounted at 10%) of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by fixed and determinable contractual arrangements), plus (b) the lower of cost or estimated fair value of unproved and unevaluated properties, less (c) income tax effects related to differences in the book and tax basis of the oil and gas properties.

REVENUE RECOGNITION -- The Company recognizes revenues when goods have been delivered, when services have been performed, or when hydrocarbons have been produced and delivered.

FOREIGN CURRENCY TRANSLATION -- The U.S. dollar is the functional currency for all of the Company's operations. Accordingly, all monetary assets and liabilities denominated in foreign currency are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date and the resulting unrealized translation gains or losses are reflected in operations. Non-monetary assets are translated at historical exchange rates. Revenue and expense items (excluding depreciation and amortization which are translated at the same rates as the related assets) are translated at the average rate of exchange for the year. Foreign currency translation amounts recorded in operations for years ended December 31, 1997 and August 31, 1996 and the four months ended December 31, 1996 and 1995 were not material.

INCOME TAXES -- The Company follows the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established, when appropriate, to reduce deferred tax assets to the amount expected to be realized.

                           CANARGO ENERGY CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
IMPAIRMENT OF LONG-LIVED ASSETS -- The Company reviews all of its long-lived assets, except for its oil and gas assets, for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of. Prior to the adoption of SFAS No. 121, all long-lived assets including intangible assets, other than oil and gas properties, were reviewed for impairment by comparing the carrying value of such assets to future expected net cash flows undiscounted. The Company evaluates its oil and gas properties and its carrying value of investments in unconsolidated entities conducting oil and gas operations in accordance with the full cost ceiling limitation.

STOCK-BASED COMPENSATION PLANS -- The Company has adopted only the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, and has elected to continue to record stock-based compensation expense using the intrinsic-value approach prescribed by Accounting Principles Board ("APB") Opinion 25. Accordingly, the Company computes compensation cost for each employee stock option granted as the amount by which the quoted market price of the Company's Common Stock on the date of grant exceeds the amount the employee must pay to acquire the stock. The amount of compensation costs, if any, is charged to operations over the vesting period.

RECENTLY ISSUED PRONOUNCEMENTS -- In 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, both of which have been adopted in the fourth quarter of 1997 without having any material effect on the Company's financial statements.

3. GOING CONCERN ASSUMPTION

The Company has incurred recurring operating losses, and its current operations are not generating positive cash flows. The ability of the Company to continue as a going concern and to pursue its principal activities of acquiring interest in and developing oil and gas fields is highly dependent upon generating funds from external sources and, ultimately, achieving sufficient positive cash flows from operating activities.

Without sufficient cash from external sources, the Company's ability to finance its ongoing operations and continue as a going concern is doubtful. However, the Company's management believes that it may be able to access external sources of funds through a merger or other business combination with another company followed by equity or debt financing by the surviving entity or by the farm out of interests in certain oil and gas projects. See Note 6, Oil and Gas Properties and Investments, of Notes to Consolidated Financial Statements.

The consolidated financial statements do not give effect to any additional impairment of its investments in oil and gas ventures or other adjustments which would be necessary should the Company be unable to obtain sufficient funds from external sources or continue as a going concern.

                           CANARGO ENERGY CORPORATION

4. RESTRICTED CASH

Through December 31, 1997 and 1996, the Company has pledged an aggregate of $9,700,000 and $5,400,000, respectively, to collateralize bank letters of credit. Letters of credit supported by the restricted cash have been used primarily to assure repayment of borrowings under a line of credit established by Kashtan Petroleum Ltd. ("Kashtan"), which operates the Lelyaki Field project, under which $8,150,000 and $1,400,000 was outstanding at December 31, 1997 and 1996, respectively. Kashtan has utilized such borrowings to pay Lelyaki Field project operating costs, including repayment of costs advanced by the Company on behalf of Kashtan. If beneficiaries of such collateralized bank letters of credit were to draw on the letters of credit as a result of non-performance by ventures of their obligations to the beneficiaries or otherwise, the banks would, in turn, draw against the restricted cash to reimburse themselves for amounts paid on the letters of credit. Based on its analysis of initial Lelyaki Field development efforts, the Company has concluded that the Lelyaki Field will not support a successful commercial development. As a result, the Company has written off any remaining investments relating to the Lelyaki Field project and has accrued a liability of $8,280,000 with respect to Kashtan indebtedness supported by the Company's restricted cash deposits. The liability is included within accrued liabilities on the Company's balance sheet as of December 31, 1997. See Note 6, Oil and Gas Properties and Investments, of Notes to Consolidated Financial Statements.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment and the related accumulated depreciation at December 31, 1997 included the following:

                                             ACCUMULATED
                                   COST      DEPRECIATION   IMPAIRMENT       NET
                                ----------   ------------   -----------   ----------
EEOR equipment................  $  562,953    $(284,909)    $        --   $  278,044
Oil and gas related
  equipment...................   8,348,309           --      (2,843,997)   5,504,312
Office furniture, fixtures and
  equipment and other.........   1,014,263     (454,346)       (400,000)     159,917
                                ----------    ---------     -----------   ----------
Property and Equipment, net...  $9,925,525    $(739,255)    $(3,243,997)  $5,942,273
                                ==========    =========     ===========   ==========

                           CANARGO ENERGY CORPORATION

5. PROPERTY AND EQUIPMENT, NET -- (CONTINUED)
Property and equipment and the related accumulated depreciation at December 31, 1996 included the following:

                                             ACCUMULATED
                                   COST      DEPRECIATION   IMPAIRMENT       NET
                                ----------   ------------   -----------   ----------
EEOR equipment................  $  504,085    $(273,673)    $        --   $  230,412
EEOR
  construction-in-progress....      60,764           --              --       60,764
Oil and gas related
  equipment...................   6,956,709           --              --    6,956,709
Office furniture, fixtures and
  equipment and other.........     850,031     (331,437)             --      518,594
                                ----------    ---------     -----------   ----------
Property and Equipment, net...  $8,371,589    $(605,110)    $        --   $7,766,479
                                ==========    =========     ===========   ==========

Property and equipment and the related accumulated depreciation at August 31, 1996 included the following:

                                             ACCUMULATED
                                   COST      DEPRECIATION   IMPAIRMENT       NET
                                ----------   ------------   -----------   ----------
EEOR equipment................  $  504,085    $(268,011)    $        --   $  236,074
EEOR
  construction-in-progress....      60,764           --              --       60,764
Oil and gas related
  equipment...................   5,818,871           --              --    5,818,871
Office furniture, fixtures and
  equipment and other.........     759,448     (297,592)             --      461,856
                                ----------    ---------     -----------   ----------
Property and Equipment, net...  $7,143,168    $(565,603)    $        --   $6,577,565
                                ==========    =========     ===========   ==========

Oil and gas related equipment includes new or refurbished drilling rigs and related equipment including lease and well equipment which the Company originally planned to transfer to Intergas JSC ("Intergas"), an entity in which the Company holds a 37% interest, to use in the Maykop Field, Republic of Adygea, Russian Federation. Such rigs and equipment have not yet been placed in service and therefore are not being depreciated. Because it has experienced extended delays in resolving operating arrangements and other Intergas matters including corporate formalities, the Company has concluded that under present circumstances it cannot pursue commercial activities and develop the Maykop Field through Intergas. As a result, the Company has written off its investment in and advances to Intergas at December 31, 1997. See Note 6, Oil and Gas Properties and Investments, of Notes to Consolidated Financial Statements. Since the rigs and equipment are now expected to be employed for application other than those for which they were specifically intended, the Company recorded an impairment of $2,844,000 at December 31, 1997, which represents the difference between the book value of the rigs and related equipment and their estimated fair value.

As a result of the Company's decision to close down or significantly reduce its various corporate offices, the Company recorded an impairment of $400,000 to reduce the carrying value of furniture, fixtures and equipment to their estimated fair value.

                           CANARGO ENERGY CORPORATION

6. OIL AND GAS PROPERTIES AND INVESTMENTS

OIL AND GAS PROPERTIES

The Company has acquired interests in oil and gas properties through joint ventures and other joint operating arrangements. A summary of the Company's oil and gas properties as of December 31, 1997 and 1996 and August 31, 1996 are set out below:

                                        DECEMBER 31,    DECEMBER 31,    AUGUST 31,
                                            1997            1996           1996
                                        ------------    ------------    -----------
Oil and Gas Properties
  United States and Canada
     Proved properties................  $ 2,650,327     $  1,029,947    $ 1,058,397
     Unproved properties..............      324,500          257,407        257,407
     Less: accumulated depreciation,
       depletion, amortization and
       impairment.....................   (1,495,853)      (1,028,016)    (1,028,016)
                                        -----------     ------------    -----------
Total Oil and Gas Properties, net.....  $ 1,478,974     $    259,338    $   287,788
                                        ===========     ============    ===========

During the fiscal years ended December 31, 1997 and August 31, 1996, the Company recognized impairments of $257,407 and $419,835 respectively, on its oil and gas properties as a result of applying the full cost ceiling limitation. The impairments related to previously unproved properties.

During the first quarter of 1997, the Company purchased a 60% interest in a heavy oil property in the Sylvan Lake area in Alberta, Canada for approximately $1,009,000. One new well was successfully drilled during the 1997 third quarter, and was prepared for installation of the Company's electrically enhanced oil recovery ("EEOR") equipment. The Sylvan Lake project includes a total of four producing wells.

Unproved properties and associated costs not currently being amortized and included in oil and gas properties in Canada at December 31, 1997 were $324,500, substantially all of which relates to the Sylvan Lake Field. Such properties are expected to be evaluated over the next 24 months, and if no proved reserves are added, those properties could result in additional impairment.

                           CANARGO ENERGY CORPORATION

6. OIL AND GAS PROPERTIES AND INVESTMENTS -- (CONTINUED)
INVESTMENTS

The Company has acquired interests in oil and gas ventures through less than majority interests in corporate and corporate-like entities. A summary of the Company's oil and gas ventures as of December 31, 1997 and 1996 and August 31, 1996 is set out below:

                                           DECEMBER 31,   DECEMBER 31,   AUGUST 31,
                                               1997           1996          1996
                                           ------------   ------------   ----------
Investments in and Advances to Oil and
  Gas Ventures
  Ukraine -- Lelyaki Field, Pryluki
     Region
     through an effective 40.5%
     ownership of Kashtan Petroleum
     Ltd................................   $ 2,435,725     $2,398,566    $2,163,564
  Adygea, Russian Federation -- Maykop
     Field
     through 37% ownership in Intergas
     JSC................................     6,710,874      4,439,213     2,780,263
  Canada -- Inverness Unit
     through 50% ownership in Focan
     Ltd................................            --        106,646       106,646
  Albania -- Gorisht-Kocul Field
     through 50% ownership of the joint
     venture............................     2,202,922      1,326,581       517,885
  Ukraine -- Stynawske Field, Boryslaw
     through 45% ownership of Boryslaw
     Oil Company........................     5,800,407      1,655,803     1,321,241
                                           -----------     ----------    ----------
Total Investments in and Advances to Oil
  and Gas Ventures......................   $17,149,928     $9,926,809    $6,889,599
                                           ===========     ==========    ==========

                           CANARGO ENERGY CORPORATION

6. OIL AND GAS PROPERTIES AND INVESTMENTS -- (CONTINUED)

                                           DECEMBER 31,   DECEMBER 31,   AUGUST 31,
                                               1997           1996          1996
                                           ------------   ------------   ----------
Equity in Profit (Loss) of Oil and Gas
  Ventures
  Ukraine -- Lelyaki Field, Pryluki
     Region..............................  $(2,435,725)   $  (355,684)   $       --
  Adygea, Russian Federation -- Maykop
     Field...............................   (1,452,510)      (601,366)           --
  Canada -- Inverness Unit...............           --         (2,407)      (13,272)
  Albania -- Gorisht-Kocul Field.........     (833,191)      (399,789)           --
  Ukraine -- Stynawske Field, Boryslaw...     (413,700)            --            --
                                           -----------    -----------    ----------
Cumulative Equity in Profit (Loss) of Oil
  and Gas Ventures.......................  $(5,135,126)   $(1,359,246)   $  (13,272)
                                           ===========    ===========    ==========
  Impairment -- Maykop Field.............  $(5,258,364)   $        --    $       --
  Impairment -- Gorisht-Kocul Field......   (1,369,731)            --            --
                                           -----------    -----------    ----------
Total impairment.........................  $(6,628,095)   $        --    $       --
                                           ===========    ===========    ==========
Total Investments in and Advances to Oil
  and Gas Ventures, Net of Equity Loss
  and Impairment.........................  $ 5,386,707    $ 8,567,563    $6,876,327
                                           ===========    ===========    ==========

                           CANARGO ENERGY CORPORATION

6. OIL AND GAS PROPERTIES AND INVESTMENTS -- (CONTINUED)
The following supplemental information relates to the Company's investment in and advances to its two most significant oil and gas ventures:

                                              FOUR MONTHS
                               YEAR ENDED        ENDED        YEAR ENDED    YEAR ENDED
                              DECEMBER 31,    DECEMBER 31,    AUGUST 31,    AUGUST 31,
                                  1997            1996           1996          1995
                              ------------    ------------    ----------    ----------
Total funding from owners:
  Kashtan...................   $  304,508      $       --      $303,472      $     --
  Intergas..................    2,529,292         609,780       963,949       174,564
Total cash expenditures by
  the venture:
  Kashtan...................   $7,275,440                (1)           (1)   $     --
  Intergas..................    2,529,292         609,780       963,949       174,564

                                TANGIBLE
                                 ASSETS       LIABILITIES
                               ----------      ----------
Tangible assets and
  liabilities at December
  31, 1997:
  Kashtan...................   $  943,830      $8,315,811(2)
  Intergas..................       26,906              --

-------------------------
(1) For the period from inception, December 8, 1995 through December 31, 1996, total cash expenditures by Kashtan amounted to $1,475,254.

(2) See Note 4, Restricted Cash, of Notes to Consolidated Financial Statements regarding Kashtan's indebtedness supported by the Company's restricted cash deposits.

During the fourth quarter of 1997, the Company recognized impairment losses totaling $15,736,000 related to the Lelyaki Field, Maykop Field and Gorisht-Kocul Field projects. In addition, aggregate losses of $3,365,000 were recorded in 1997 reflecting the Company's equity in the losses of Kashtan, Intergas and the Gorisht-Kocul joint venture.

Based on its analysis of initial Lelyaki Field development efforts completed in the fourth quarter of 1997, the Company concluded that the Lelyaki Field will not support a successful commercial development. As a result, the Company recorded an impairment charge totaling $9,108,000. The impairment charge consisted of $137,000 which represented the carrying value of an investment related to Kashtan, $8,280,000 of debt and accrued interest of Kashtan on which Kashtan has defaulted or is expected to default and which was effectively guaranteed by the Company through restricted cash deposits, and $691,000 of estimated liabilities for severance and related costs associated with closing down Kashtan's operations. Such costs are expected to be paid during 1998. In addition, the Company recognized a loss in 1997 of $2,080,000 reflecting its equity in the loss of Kashtan. The Company believes that it has no further obligation to fund operations of Kashtan.

                           CANARGO ENERGY CORPORATION

6. OIL AND GAS PROPERTIES AND INVESTMENTS -- (CONTINUED)
Because it has experienced extended delays in resolving operating arrangements and other Intergas matters including completion of corporate formalities, the Company has concluded that under present circumstances it cannot pursue commercial activities and develop the Maykop Field through Intergas. As a result, the Company during the fourth quarter of 1997 recorded an impairment for the entire amount of its investment in and advances to Intergas of $5,258,000. In addition, the Company recognized a loss in 1997 of $851,000, reflecting its equity in the loss of Intergas. The Company believes that it has no further obligation to fund operations of Intergas.

In March 1997, the Company declared the political unrest in Albania to be a force majeure with respect to the Gorisht-Kocul project, and development activities related thereto have been suspended since the declaration. In light of the extended period that the force majeure condition has continued and in the absence of any indication of an imminent termination of that condition, the Company during the fourth quarter of 1997 recorded an impairment for the entire amount of its investment in and advances to the Gorisht-Kocul joint venture of $1,370,000. The Company also recognized a $433,000 loss in 1997 as its equity in the loss of that joint venture.

The Company has made advances to Boryslaw Oil Company totaling $1,508,000 at December 31, 1997, which are included within investments in and advances to oil and gas ventures. Such advances may be recoverable only from future revenue of or payments from future participants in the venture.

Since none of the Company's oil and gas interests outside of Canada are being amortized, the Company's investments in and advances to oil and gas ventures are essentially unevaluated properties. At December 31, 1997, there were no material operations or assets (other than unevaluated properties) of entities being accounted for using the equity method. Accordingly, no separate financial information has been presented.

As a result of the events associated with the impairment of the Company's investment in and advances to and other assets related to Kashtan, Intergas and the Gorisht-Kocul joint venture, the Company may be subject to contingent liabilities in the form of claims from those ventures and other participants therein. Fountain has been advised that Intergas and another shareholders of Intergas are considering asserting such claims. Management is unable to estimate the range that such claims, if any, might total. However, if any claims were determined to be valid, they could have a material adverse effect on the financial position, results of operations and cash flows of the Company.

Development of the oil and gas properties and ventures in which the Company has interests involves multi-year efforts and substantial cash expenditures. The Company had working capital of $13,971,000 at December 31, 1997, which it considered inadequate to proceed with full implementation of its program of developing its principal oil and gas properties and ventures. Full development of these properties and ventures would require the availability of substantial funds from external sources. The Company believes that its ability to access external financing is dependent upon the successful completion of a business combination with, or the farm-out of a significant portion of its interest in Boryslaw Oil Company and possibly other projects to an entity that can provide or attract

                           CANARGO ENERGY CORPORATION

6. OIL AND GAS PROPERTIES AND INVESTMENTS -- (CONTINUED) such financing. The Company generally has the principal responsibility for arranging financing for the oil and gas properties and ventures in which it has an interest. There can be no assurance, however, that the Company or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support the corporate and other activities of the Company or that such financing as is available will be on terms that are attractive or acceptable to or are deemed to be in the best interests of the Company, such entities or their respective stockholders or participants.

As of December 31, 1997 the Company had remaining net investments in oil and gas properties and ventures totaling $6,866,000. Of this amount, $5,387,000 relates to a venture in Eastern Europe for which development operations have not yet begun. Ultimate realization of the carrying value of the Company's oil and gas properties and ventures will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to the Company, which is dependent upon, among other factors, achieving significant production at costs that provide acceptable margins, reasonable levels of taxation from local authorities, and the ability to market the oil and gas produced at or near world prices. In addition, the Company must mobilize drilling equipment and personnel to initiate drilling, completion and production activities. The Company has plans to mobilize resources and achieve levels of production and profits sufficient to recover its carrying value. However, if one or more of the above factors, or other factors, are different than anticipated, these plans may not be realized, and the Company may not recover its carrying value. The Company will be entitled to distributions from the various properties and ventures in accordance with the arrangements governing the respective properties and ventures.

The consolidated financial statements of the Company do not give effect to any additional impairment in the value of the Company's investment in oil and gas properties and ventures or other adjustments that would be necessary if financing cannot be arranged for the development of such properties and ventures or if they are unable to achieve profitable operations. The Company's consolidated financial statements have been prepared under the assumption of a going concern. Failure to arrange such financing on reasonable terms or failure of such properties and ventures to achieve profitability would have a material adverse effect on the financial position, including realization of assets, results of operations, cash flows and prospects of the Company and ultimately its ability to continue as a going concern.

                           CANARGO ENERGY CORPORATION

7. ACCRUED LIABILITIES

Accrued liabilities at December 31, 1997, December 31, 1996 and August 31, 1996 included the following:

                                          DECEMBER 31,    DECEMBER 31,    AUGUST 31,
                                              1997            1996           1996
                                          ------------    ------------    ----------
Compensation, including related taxes...  $   337,767      $  225,409      $209,283
Professional fees.......................      276,500         104,150            --
Termination costs.......................      405,833              --            --
Effective guarantee of Kashtan
  obligations (Note 6)..................    8,280,000              --            --
Close down costs -- Kashtan project
  (Note 6)..............................      690,622              --            --
Oilfield related equipment..............      268,000         677,843            --
Other...................................       67,886         117,023        88,230
                                          -----------      ----------      --------
                                          $10,326,608      $1,124,425      $297,513
                                          ===========      ==========      ========

The accrual for termination costs represents the amount of costs for employees receiving contractually required termination notices during the fourth quarter of 1997. The costs involved represent salaries and related taxes and have been reflected as general and administrative expenses. The accrual includes the termination costs for 11 employees, who were located in the Company's offices in Calgary and Asker, Norway. Such costs are expected to be paid during 1998.

8. CONVERTIBLE SUBORDINATED DEBENTURES

During the quarter ended February 29, 1996, the Company completed an offering of its 8% Convertible Subordinated Debentures (the "Debentures") due December 31, 1997. The Company issued $3,750,000 principal amount of Debentures at par and received net proceeds of $3,346,723 after commissions and expenses. The Debentures were convertible into shares of the Company's Common Stock at a price equal to 82 1/2% of the average closing price of such shares on the five trading days preceding the date of conversion. A maximum of 154,750 shares of the Company's Common Stock was issuable upon conversion of each $1,000,000 principal amount of the Debentures. At August 31, 1996, $3,450,000 principal amount of the Debentures had been converted into 498,662 shares of Common Stock. During the four months ended December 31, 1996, the remaining $300,000 principal amount of Debentures was converted into 29,563 shares of Common Stock.

In accordance with Securities and Exchange Commission guidance published in early 1997, the August 31, 1996 Consolidated Statement of Operations was restated to reflect a $795,500 charge to interest expense related to the discount feature of the Debentures. The discount was amortized from the date of issuance to the earliest conversion dates.

                           CANARGO ENERGY CORPORATION

9. COMMITMENTS AND CONTINGENCIES

OIL AND GAS PROPERTIES AND INVESTMENTS IN OIL AND GAS VENTURES -- The Company has contingent obligations and may incur additional obligations, absolute and contingent, with respect to acquiring and developing oil and gas properties and ventures. At December 31, 1997, the Company had the contingent obligation to issue an aggregate of 187,500 shares of its Common Stock, subject to the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske Field project. The Company believes that it has no further obligation to fund operations of Kashtan or Intergas. Also see Note 6, Oil and Gas Properties and Investments, of Notes to Consolidated Financial Statements.

LEGAL PROCEEDINGS AND POTENTIAL CLAIMS -- On February 20, 1998, Zhoda Corporation ("Zhoda"), which sold to Fountain most of Fountain's interest in UK-RAN, filed suit against Fountain and two of its consolidated subsidiaries in the District Court of Harris County, Texas. Zhoda alleges that Zhoda was, on several theories, wrongfully deprived of the value of the UK-RAN shares it transferred to Fountain or the contingent consideration it might have received under its agreement with Fountain. Among the theories of Zhoda's complaint are breach of contract, breach of fiduciary duty and duty of good faith and fair dealing, fraud and constructive fraud, fraud in the inducement, negligent misrepresentation, civil conspiracy, breach of trust, unjust enrichment and rescission. Zhoda seeks damages in excess of $7.5 million, redelivery of the UK-RAN shares transferred to Fountain, fees, expenses and costs and any further relief to which it may be entitled.

On March 9, 1998, Ribalta Holdings, Inc. ("Ribalta"), which sold to Fountain the outstanding capital of Gastron International Limited ("Gastron"), which in turn owned 31% of the capital of Intergas, filed suit against Fountain and one of its consolidated subsidiaries in the Third Judicial District Court of Salt Lake County, Utah. In its complaint, Ribalta alleges breach by Fountain of the contract governing the sale of the outstanding capital of Gastron and failure of a condition in that contract that should have resulted in its termination. Ribalta seeks the return of all benefits conferred on Fountain pursuant to the contract, including the shares of Gastron and any property transferred by Gastron, or, alternatively, damages equal to the value of such benefits, as well as fees, costs and such other relief as the court deems proper.

The entity that sold to Fountain certain rights related to the Stynawske Field project has indicated to Fountain that it is considering an action seeking the contingent consideration payable with respect to that sale on the grounds that the Transaction or other action by or inaction of Fountain has unreasonably delayed or will unreasonably delay the satisfaction of the conditions precedent to the issuance of such contingent consideration.

As a result of the events associated with the impairment of Fountain's investment in and advances to and other assets related to Kashtan, Intergas and the Gorisht-Kocul joint venture, the Company may be subject to contingent liabilities in the form of claims from those ventures and other participants therein. Fountain has been advised that Intergas and another shareholder of Intergas are considering asserting such claims.

                           CANARGO ENERGY CORPORATION

9. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
Management is unable to estimate the range that such potential claims, if any, might total. However, if any asserted claims were determined to be valid, they could have a material adverse effect on the financial position, results of operations and cash flows of the Company.

LEASE COMMITMENTS -- The Company leases office space under non-cancellable operating lease agreements. The leases have remaining terms ranging up to eight years, some of which may be renewed at the Company's option. Rental expense for the years ended December 31, 1997 and August 31, 1996 and 1995 and for the four months ended December 31, 1996 was $293,855, $186,444, $119,133 and $87,872,
respectively.

Future minimum rental payments for the Company's lease obligations as of December 31, 1997, are as follows:

1998....................................  $  388,235
1999....................................     382,688
2000....................................     306,966
2001....................................     165,968
2002....................................     165,968
Later years.............................     331,968
                                          ----------
                                          $1,741,793
                                          ==========

The Company has sublet office space representing $85,968, $77,000 and $59,083 of the future minimum rental payments in 1998, 1999 and 2000, respectively, and expects that it will attempt to sublease a substantial additional amount of its leased office space.

10. CONCENTRATIONS OF CREDIT RISK

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and advances to oil and gas ventures. See Note 6, Oil and Gas Properties and Investments, of Notes to Consolidated Financial Statements. The Company has temporary cash on deposit at major financial institutions, some of which are in excess of government insured limits. At December 31, 1997, December 31, 1996, and August 31, 1996, the Company had approximately $19,000,000, $27,000,000, and $14,000,000 on deposit in four, four and two such institutions, respectively.

11. STOCKHOLDERS' EQUITY

On February 12, 1996, at an Annual Meeting of Stockholders, the stockholders of the Company approved an increase in the number of authorized shares of Common Stock from 25,000,000 to 50,000,000 having $0.10 par value per share. The number of authorized shares of preferred stock of 5,000,000, also having a par value of $0.10 per share, remained unchanged. As of December 31, 1997, 11,223,744 shares of Common Stock were issued and outstanding. No shares of preferred stock have been issued.

                           CANARGO ENERGY CORPORATION

11. STOCKHOLDERS' EQUITY -- (CONTINUED)
During the years ended August 31, 1995 and 1996, the four-month period ended December 31, 1996, and the year ended December 31, 1997, the following transactions regarding the Company's Common Stock and warrants and options to purchase the Company's Common Stock were consummated pursuant to authorization by the Company's Board of Directors or duly constituted committees thereof.

FISCAL YEAR ENDED AUGUST 31, 1995

 --   The following are included in the sales or retirement of Common Stock:

   -- The issuance of 10,000 shares at a price of $0.50 per share in a warrant exercise.

   -- The issuance to investors of 1,622,000 shares and warrants exercisable at $12.00 per share to purchase 1,622,000 shares, for aggregate proceeds of $10,320,882 net of $1,033,118 of related offering costs.

   -- The issuance of 240,390 shares at a price of $3.00 per share, 100,000 shares at a price of $2.25 per share and 7,143 shares at a price of $3.50 per share in a series of warrant exercises.

   -- The retirement of 34 shares recorded at an aggregate of $223.14 to reflect the payment of cash for fractional shares in connection with the December 1994 reverse stock split.

 -- The following are included in the issuance of Common Stock as employee compensation:

   -- The adjustment to capital in excess of par in the amount of $4,275 related to shares received by three employees for stock issued at below par.

   -- The issuance of 11,740 shares at a price of $6.18 per share, 2,000 shares at a price of $8.76 per share, and 5,000 shares at a price of $11.54 per share to employees resulting in aggregate compensation of $147,763.

 -- The issuance of 395,000 restricted shares at a value of $3.28 per share for financial consulting services to be performed over two years amounting to $1,296,000, of which $1,134,875 was expensed in 1995 and the balance of $161,125 was expensed during fiscal 1996.

 -- The issuance of 2,353 shares at a price of $8.50 per share for legal services in the amount of $20,000.

 -- The issuance of 14,285 shares and warrants exercisable at $3.50 per share to purchase 14,286 shares upon conversion of notes payable in an aggregate principal amount of $50,000.

 -- The issuance of warrants exercisable at $10.20 per share to purchase 569,900 shares to firms that participated in the distribution of the Company's securities.

 -- The issuance of 15,000 shares at a price of $11.76 per share for consulting services in the amount of $176,250.

                           CANARGO ENERGY CORPORATION

11. STOCKHOLDERS' EQUITY -- (CONTINUED)
 -- The issuance of 5,000 restricted shares at a price of $7.12 per share along with a cash payment of $60,000 for a paid-up license.

No options were exercised during the fiscal year ended August 31, 1995.

FISCAL YEAR ENDED AUGUST 31, 1996

 -- The issuance to investors of 2,500,000 shares for aggregate proceeds of $20,960,354 net of $1,539,646 of related offering costs.

 -- The following are included in the issuance of Common Stock for purchase of interests in oil and gas ventures:

   -- The issuance of 75,000 shares at a price of $9.125 per share, along with other consideration, in exchange for 10% of the equity of UK-RAN Oil Corporation and 33% of the equity of UK-RAN Energy Corporation.

   -- The issuance of 150,000 shares at a price of $11.125 per share in exchange for 6% of the equity of Intergas JSC, a joint stock company incorporated in the Russian Federation.

 -- The following are included in the issuance of Common Stock upon conversion of debentures:

   -- The issuance of 498,662 shares in a series of conversions of an aggregate of $3,450,000 principal amount of debentures convertible at various prices based on 82 1/2% of market price at the time of conversion.

   -- The adjustment to capital in excess of par in the amount of $311,088 related to deferred costs incurred in the issuance of debentures and $795,500 related to the discount feature of the debentures.

 -- The following are included in the issuance of Common Stock upon warrant and option exercises:

   -- The issuance of 26,000 shares at a price of $3.00 per share in a series of option exercises.

   -- The issuance of 21,611 shares at a price of $3.00 per share in a series of warrant exercises.

 -- The issuance of options exercisable at $7.6875 per share to purchase 15,000 shares granted to non-employee directors at February 12, 1996 pursuant to the Company's 1995 Long-Term Incentive Plan. See Note 16, Stock-Based Compensation Plans, of Notes to Consolidated Financial Statements.

                           CANARGO ENERGY CORPORATION

11. STOCKHOLDERS' EQUITY -- (CONTINUED)
FOUR MONTH PERIOD ENDED DECEMBER 31, 1996

 -- The following are included in the issuance of Common Stock upon conversion of debentures:

   -- The issuance of 29,653 shares upon conversion of $300,000 principal amount of debentures convertible at 82 1/2% of market price at the time of conversion.

   -- The adjustment to capital in excess of par in the amount of $19,599 related to deferred costs incurred in the issuance of debentures.

 -- The following are included in the issuance of Common Stock upon warrant and option exercises:

   -- The issuance of 6,000 shares at a price of $3.00 per share in a series of option exercises.

   -- The issuance of 243,334 shares at a price of $3.00 per share in a series of warrant exercises.

   -- The issuance of 7,143 shares at a price of $3.50 per share in a warrant exercise.

   -- The issuance of 569,900 shares at a price of $10.20 per share in a series of warrant exercises.

   -- The issuance of 1,540,000 shares at a price of $12.00 per share in a series of warrant exercises.

 -- The issuance of options exercisable at $14.50 per share to purchase 190,750 shares granted to employees at December 31, 1996 pursuant to the Company's 1995 Long-Term Incentive Plan. See Note 16, Stock-Based Compensation Plans, of Notes to Consolidated Financial Statements.

 -- The issuance of options exercisable at $17.98 per share to purchase 222,500 shares granted to employees at December 31, 1996 pursuant to the Company's 1995 Long-Term Incentive Plan. See Note 16, Stock-Based Compensation Plans, of Notes to Consolidated Financial Statements.

YEAR ENDED DECEMBER 31, 1997

 -- The issuance of 87,500 shares at a price of $12.125 per share in connection with the acquisition of an interest in the Stynawske Field, Ukraine.

 -- The issuance of 52,000 shares at a price of $3.00 per share in a series of option exercises.

 -- The issuance of options exercisable at $9.00 per share to purchase 15,000 shares granted to non-employee directors at June 3, 1997 pursuant to the Company's 1995 Long-Term Incentive Plan. See Note 16, Stock-Based Compensation Plans, of Notes to Consolidated Financial Statements.

 -- The issuance of options exercisable at $8.50 per share to purchase 3,500 shares granted to employees at June 30, 1997 pursuant to the Company's 1995 Long-Term Incentive

                           CANARGO ENERGY CORPORATION

11. STOCKHOLDERS' EQUITY -- (CONTINUED)
   Plan. See Note 16, Stock-Based Compensation Plans, of Notes to Consolidated Financial Statements.

 -- The issuance of options exercisable at $10.54 per share to purchase 77,500 shares granted to employees at June 30, 1997 pursuant to the Company's 1995 Long-Term Incentive Plan. See Note 16, Stock-Based Compensation Plans, of Notes to Consolidated Financial Statements.

 -- The cancellation of options to purchase an aggregate 63,084 shares which had been granted to employees pursuant to the Company's 1995 Long-Term Incentive Plan. Of the options cancelled, 59,584 were exercisable at $14.50, 2,500 were exercisable at $17.98, and 1,000 were exercisable at $8.50. See Note 16, Stock-Based Compensation Plans, of Notes to Consolidated Financial Statements.

The following table summarizes warrants to purchase the Company's Common Stock, which were outstanding:

                       NUMBER OF
OUTSTANDING AT:         WARRANTS    EXERCISE PRICE               EXPIRATION DATE
---------------        ----------   ---------------   -------------------------------------
August 31, 1994......     629,621   $  .50 - $ 3.50    August 1, 1995 to November 3, 1997
  Issued.............   2,191,900   $10.20 - $12.00             February 28, 1997
  Exercised..........    (357,533)  $  .50 - $ 3.50    August 1, 1995 to November 3, 1997
                       ----------
August 31, 1995......   2,463,988   $ 3.00 - $12.00   February 28, 1997 to November 3, 1997
                       ----------
  Exercised..........     (21,611)           $ 3.00             November 3, 1997
                       ----------
August 31, 1996......   2,442,377   $ 3.00 - $12.00   February 28, 1997 to November 3, 1997
                       ----------
  Exercised..........  (2,360,377)  $ 3.00 - $12.00   February 28, 1997 to November 3, 1997
  Redeemed...........     (82,000)           $12.00   February 28, 1997 to November 3, 1997
                       ----------
December 31, 1996....           0
                       ----------

During the four month period ended December 31, 1996, an aggregate of 2,191,900 warrants were called for redemption by the Company. If the average closing price of the Company's Common Stock exceeded $12.20 and $14.00 per share for 10 consecutive trading days, upon election of the Company and notice to the warrant holders, the holders of 569,900 warrants and 1,622,000 warrants, respectively, were required either to exercise their warrants within a specified period or to have the warrants redeemed by the Company for a nominal redemption price. All but 82,000 of the 2,191,900 warrants called for redemption were exercised during the four month period ended December 31, 1996; the 82,000 warrants were redeemed. During the same period, an additional 250,477 warrants were also exercised by their holders. There were no outstanding warrants at December 31, 1996 and 1997.

                           CANARGO ENERGY CORPORATION

12. NET LOSS PER COMMON SHARE

Effective December 31, 1997 the Company adopted SFAS No. 128 Earnings Per Share, for all periods presented. Basic and diluted net loss per common share for the years ended December 31, 1997 and August 31, 1996 and 1995 and the four month periods ended December 31, 1996 and 1995 were based on the weighted average number of common shares outstanding during those periods. The weighted average number of shares used was 11,206,506, 6,247,568, 4,170,891, 9,348,106 and
5,417,031, respectively. The Debentures, which were convertible into a maximum of 154,750 shares of the Company's Common Stock per $1,000,000 principal amount of the Debentures, were not included in the computation of diluted net loss per common share for the four month period ended December 31, 1996 and the fiscal year ended August 31, 1996 because the effect of such inclusion would have been antidilutive. Additionally, options to purchase the Company's Common Stock were outstanding during the year ended December 31, 1997, the four month period ended December 31, 1996 and the fiscal years ended August 31, 1996 and 1995 and warrants to purchase the Company's Common Stock were outstanding during the four month period ended December 31, 1996, and the fiscal years ended August 31, 1996 and 1995 but were not included in the computation of diluted net loss per common share because the effect of such inclusion would have been antidilutive.

13. INCOME TAXES

The Company and its domestic subsidiaries file U.S. consolidated income tax returns. No benefit for U.S. income taxes has been recorded in these consolidated financial statements because of the Company's inability to recognize deferred tax assets under provisions of SFAS 109. Due to the implementation of the quasi-reorganization as of October 31, 1988, future reductions of the valuation allowance relating to those deferred tax assets existing at the date of the quasi-reorganization, if any, will be allocated to capital in excess of par value. The provision for income taxes for the year ended August 31, 1995 consisted of taxes applicable to foreign operations.

A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate (34%) and the Company's reported provision for income taxes is as follows:

                                         FOUR MONTH       FOUR MONTH
                        YEAR ENDED      PERIOD ENDED     PERIOD ENDED     YEAR ENDED      YEAR ENDED
                       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     AUGUST 31,      AUGUST 31,
                           1997             1996             1995            1996            1995
                       ------------     ------------     ------------     -----------     -----------
Income tax benefit at
  statutory rate.....  $(9,412,203)      $(885,515)       $(490,342)      $(2,207,808)    $(2,574,144)
Benefit of losses not
  recognized.........    9,412,203         876,629          490,342         2,197,879       2,566,836
Foreign tax
  provision..........           --              --               --                --          28,600
Other, net...........           --           8,886               --             9,929           7,308
                       -----------       ---------        ---------       -----------     -----------
Provision for income
  taxes..............  $         0       $       0        $       0       $         0     $    28,600
                       ===========       =========        =========       ===========     ===========
Effective tax rate...            0%              0%               0%                0%            0.4%

                           CANARGO ENERGY CORPORATION

13. INCOME TAXES -- (CONTINUED)
The components of the deferred tax assets as of December 31, 1997, December 31, 1996 and August 31, 1996 were as follows:

                                       DECEMBER 31,   DECEMBER 31,    AUGUST 31,
                                           1997           1996           1996
                                       ------------   ------------   ------------
Net operating loss carryforwards.....  $ 13,372,000   $  9,520,000   $  8,906,000
Foreign net operating loss
  carryforwards......................     4,972,000      1,300,000      1,300,000
Impairments..........................     6,817,000             --             --
Patent rights and related
  equipment..........................       225,473        975,803      1,282,072
Bad debt allowance...................            --         35,776         35,776
Foreign tax credits..................            --         28,600         28,600
                                       ------------   ------------   ------------
                                         25,386,473     11,860,179     11,552,448
Valuation allowance..................   (25,386,473)   (11,860,179)   (11,552,448)
                                       ------------   ------------   ------------
Net deferred tax asset recognized in
  balance sheet......................  $         --   $         --   $         --
                                       ============   ============   ============

On August 1, 1991, and subsequently on August 17, 1994, the Company experienced changes in the Company's ownership as defined in Section 382 of the Internal Revenue Code ("IRC"). The effect of these changes in ownership is to limit the utilization of certain existing net operating loss carryforwards for income tax purposes to approximately $1,375,000 per year on a cumulative basis. As of December 31, 1997, total U.S. net operating loss carryforwards were approximately $39,331,000. Of that amount, approximately $15,100,000 was incurred subsequent to the ownership change in 1994, $19,531,000 was incurred prior to 1994 and therefore is subject to the IRC Section 382 limitation and $4,700,000 is subject to the separate return limitation rules. See Note 1 of Notes to Consolidated Financial Statements. The net operating loss carryforwards expire from 1998 to 2012. The net operating loss carryforwards limited under the separate return limitation rules may only be offset against the separate income of the respective subsidiaries. The Company has also generated approximately $14,161,000 of foreign net operating loss carryforwards. A significant portion of the foreign net operating loss carryforwards are subject to limitations similar to IRC Section 382.

The Company's available net operating loss carryforwards may be used to offset future taxable income, if any, prior to their expiration. The Company may experience further limitations on the utilization of net operating loss carryforwards and other tax benefits as a result of additional changes in ownership.

The Company also has investment tax credit carryovers of $46,546, which begin to expire in 1998.

                           CANARGO ENERGY CORPORATION

14. SEGMENTS

During the year ended December 31, 1997 and the four months ended December 31, 1996, the Company operated through one business segment, oil and gas exploration and production, reflecting its decision to use its electrically enhanced oil recovery ("EEOR") technology primarily internally as a competitive advantage to obtain and exploit interests in heavy oil fields and not to pursue external sales of goods and services related to the EEOR technology. Since oil and gas exploration and production activities were at a preliminary stage, revenues for the periods ended December 31, 1997 and 1996 were minimal. For the fiscal years ended August 31, 1996 and 1995, EEOR activities were reported as a separate business segment. For the fiscal year ended August 31, 1995 EEOR revenues related to contracts with one customer in each of Canada and China, and for the fiscal year ended August 31, 1996, EEOR revenues related to a contract with one customer in Canada.

Operating revenues for the years ended December 31, 1997 and August 31, 1996 and 1995 and the four months ended December 31, 1996 by business segment and geographical area were as follows:

                         DECEMBER 31,    AUGUST 31,     AUGUST 31,     DECEMBER 31,
                             1997           1996           1995            1996
                         ------------    -----------    -----------    ------------
Oil and Gas Acquisition
  and Development
  United States........  $         --    $     2,624    $        --    $        --
  Canada...............       313,301         23,938             --         16,980
                         ------------    -----------    -----------    -----------
Total..................  $    313,301    $    26,562    $         0    $    16,980
                         ============    ===========    ===========    ===========
EEOR Process Sales and
  Service
  United States........  $         --    $        --    $        --    $        --
  Canada...............            --          8,615        255,457             --
  China................            --             --        370,000             --
  Other................            --             --             --             --
                         ------------    -----------    -----------    -----------
Total..................  $          0    $     8,615    $   625,457    $         0
                         ============    ===========    ===========    ===========

                           CANARGO ENERGY CORPORATION

14. SEGMENTS -- (CONTINUED)
Operating profit (loss) for the years ended December 31, 1997 and August 31, 1996 and 1995 and the four months ended December 31, 1996 by business segment and geographical area were as follows:

                         DECEMBER 31,    AUGUST 31,     AUGUST 31,     DECEMBER 31,
                             1997           1996           1995            1996
                         ------------    -----------    -----------    ------------
Oil and Gas Acquisition
  and Development
  United States........  $   (257,407)   $    (3,262)   $  (608,822)   $        --
  Canada...............       (97,541)        18,836             --         11,378
  Eastern Europe.......   (24,831,798)    (1,770,434)            --     (1,712,924)
                         ------------    -----------    -----------    -----------
Total..................  $(25,186,746)   $(1,754,860)   $  (608,822)   $(1,701,546)
                         ============    ===========    ===========    ===========
EEOR Process Sales and
  Service
  United States........  $         --    $        --    $       (25)   $        --
  Canada...............            --        (30,857)    (3,208,144)            --
  China................            --             --        116,915             --
  Other................            --             --        (18,296)            --
                         ------------    -----------    -----------    -----------
                         $         --    $   (30,857)   $(3,109,550)   $        --
                         ============    ===========    ===========    ===========
Corporate expenses.....  $ (3,903,446)   $(3,853,972)   $(4,164,548)   $(1,281,821)
                         ============    ===========    ===========    ===========
Total..................  $(29,090,192)   $(5,639,689)   $(7,882,920)   $(2,983,367)
                         ============    ===========    ===========    ===========

The Company's loss from investments in unconsolidated subsidiaries pertains primarily to operations in Eastern Europe.

                           CANARGO ENERGY CORPORATION

14. SEGMENTS -- (CONTINUED)
Identifiable Assets as of December 31, 1997 and 1996 and August 31, 1996 by business segment and geographical area were as follows:

                                        DECEMBER 31,    DECEMBER 31,    AUGUST 31,
                                            1997            1996           1996
                                        ------------    ------------    -----------
Corporate(1)
  United States.......................  $   212,536     $ 7,580,219     $10,239,148
  Canada..............................           --              --              --
  Western Europe......................   24,263,223      29,049,022       7,517,066
                                        -----------     -----------     -----------
Total.................................  $24,475,759     $36,629,241     $17,756,214
                                        ===========     ===========     ===========
Oil and Gas Acquisition and
  Development
  United States.......................  $        --     $ 6,786,714     $ 5,705,663
  Canada..............................    2,067,257         831,930         642,451
  Eastern Europe......................    5,386,707      11,127,176       7,984,213
  Western Europe......................    5,504,312              --              --
                                        -----------     -----------     -----------
Total.................................  $12,958,276     $18,745,820     $14,332,327
                                        -----------     -----------     -----------
Identifiable Assets -- Total..........  $37,434,035     $55,375,061     $32,088,541
                                        ===========     ===========     ===========

-------------------------

(1) Principally cash and cash equivalents.

The percentage of operating revenues for the years ended December 31, 1997 and August 31, 1996 and 1995 and the four months ended December 31, 1996 by business segment and geographical area are as follows:

                              DECEMBER 31,    AUGUST 31,    AUGUST 31,    DECEMBER 31,
                                  1997           1996          1995           1996
                              ------------    ----------    ----------    ------------
Oil and Gas Acquisition and
  Development
  United States.............        --            10%           --              --
  Canada....................      100%            90%           --            100%
EEOR Process Sales and
  Service
  Canada....................        --           100%          41%              --
  China.....................        --             --          59%              --

                           CANARGO ENERGY CORPORATION

15. SUPPLEMENTAL CASH FLOW INFORMATION AND NONMONETARY TRANSACTIONS

The following represents supplemental cash flow information for the years ended December 31, 1997, and August 31, 1996 and 1995 and for the four-month periods ended December 31, 1996 and 1995:

                                           YEARS ENDED                            4 MONTHS ENDED
                            ------------------------------------------     -----------------------------
                            DECEMBER 31,     AUGUST 31,     AUGUST 31,     DECEMBER 31,     DECEMBER 31,
                                1997            1996           1995            1996             1995
                            ------------     ----------     ----------     ------------     ------------
                                                       ALL AMOUNTS IN $000'S
Supplemental disclosures
  of cash flow
  information:
  Interest paid during the
    year..................     $   --          $  146        $    28           $ 17            $    3
                               ------          ------        -------           ----            ------
Supplemental schedule of
  non-cash activities:
  Acquisition of common
    stock of subsidiaries
    resulting in
    elimination upon
    consolidation and
    cancellation of notes
    receivable of
    $2,450,000 and
    $530,000,
    respectively..........         --           2,980             --             --             2,450
                               ------          ------        -------           ----            ------
  Issuance of Common Stock
    upon conversion of
    convertible debentures
    and notes.............         --           3,934             50            280                --
                               ------          ------        -------           ----            ------
  Issuance of Common Stock
    in connection with
    investments in oil and
    gas ventures..........      1,060           2,353             --             --                --
                               ------          ------        -------           ----            ------
  Issuance of Common Stock
    in connection with
    compensation earned
    and third party
    services provided.....         --              --          1,730             --                --
                               ------          ------        -------           ----            ------
  Accruals recorded
    applicable to
    effective guaranty of
    Kashtan obligation and
    Lelyaki Field
    close-down costs......      8,971              --             59            678                --
                               ------          ------        -------           ----            ------

16. STOCK-BASED COMPENSATION PLANS

On August 17, 1994, options to purchase 200,000 shares of the Company's Common Stock were issued to various individuals who were serving or were expected in the future to serve the Company as officers, directors, employees, consultants and advisors (the "1994 Plan"). The options are exercisable at an exercise price of $3.00 and are only exercisable at the time or within six months after services are rendered by such individuals. All of these options expire August 16, 1999.

                           CANARGO ENERGY CORPORATION

16. STOCK-BASED COMPENSATION PLANS -- (CONTINUED)
Pursuant to the 1995 Long-Term Incentive Plan (the "1995 Plan") adopted by the Company in February 1996, 750,000 shares of the Company's Common Stock have been authorized for possible issuance under the 1995 Plan. The purpose of the 1995 Plan is to further the interest of the Company by enabling employees, directors, consultants and advisors of the Company to acquire an interest in the Company by ownership of its stock through the exercise of stock options and stock appreciation rights granted under the 1995 Plan. Stock options granted under the 1995 Plan may be either incentive stock options or non-qualified stock options. Options expire on such date as is determined by the committee administering the 1995 Plan, except that incentive stock options may expire no later than 10 years from the date of grant. Pursuant to the 1995 Plan, a specified number of stock options exercisable at the then market price are granted annually to non-employee directors of the Company, which become 100% vested six months from the date of grant. Stock appreciation rights entitle the holder to receive payment in cash or Common Stock equal in value to the excess of the fair market value of a specified number of shares of Common Stock on the date of exercise over the exercise price of the stock appreciation right. No stock appreciation rights have been granted through December 31, 1997. The exercise price and vesting schedule of stock appreciation rights are determined at the date of grant.

                           CANARGO ENERGY CORPORATION

16. STOCK-BASED COMPENSATION PLANS -- (CONTINUED)
A summary of the status of stock options granted under the 1994 and 1995 Plans is as follows:

                                       SHARES       SHARES ISSUABLE        WEIGHTED
                                      AVAILABLE    UNDER OUTSTANDING       AVERAGE
                                      FOR ISSUE         OPTIONS         EXERCISE PRICE
                                      ---------    -----------------    --------------
Balance at August 31, 1995..........          0          200,000
  1995 Plan Authorization...........    750,000
  Options:
     Granted at market..............    (15,000)          15,000            $ 7.68
     Exercised......................         --          (26,000)           $ 3.00
                                      ---------       ----------
Balance at August 31, 1996..........    735,000          189,000            $ 3.37
  Options:
     Granted at market..............   (190,750)         190,750            $14.50
     Granted at a premium...........   (222,500)         222,500            $17.98
     Exercised......................         --           (6,000)           $ 3.00
                                      ---------       ----------
Balance at December 31, 1996........    321,750          596,250            $12.39
  Options:
     Granted at market..............    (18,500)          18,500            $ 8.90
     Granted at a premium...........    (77,500)          77,500            $10.54
     Exercised......................         --          (52,000)           $ 3.00
     Cancelled......................     63,084          (63,084)           $14.54
                                      ---------       ----------
Balance at December 31, 1997........    288,834          577,166            $12.64
                                      ---------       ----------

The shares issuable upon exercise of vested options and the corresponding weighted average exercise price are as follows:

                                                   SHARES ISSUABLE        WEIGHTED
                                                  UNDER EXERCISABLE       AVERAGE
                                                       OPTIONS         EXERCISE PRICE
                                                  -----------------    --------------
August 31, 1995.................................       172,000             $3.00
August 31, 1996.................................       171,000             $3.42
December 31, 1996...............................       165,000             $3.42
December 31, 1997...............................       177,832             $7.12

The weighted average fair value of options granted at market was $2.92, $7.30 and $2.02 for the year ended December 31, 1997, the four month period ended December 31, 1996 and the fiscal year ended August 31, 1996, respectively. The weighted average fair value of options granted at a premium was $1.84 and $3.46 for the year ended December 31, 1997

                           CANARGO ENERGY CORPORATION

16. STOCK-BASED COMPENSATION PLANS -- (CONTINUED) and the four month period ended December 31, 1996, respectively; no options were granted at a premium for the fiscal year ended August 31, 1996. The weighted average fair value of all options granted during the year ended December 31, 1997, the four month period ended December 31, 1996 and the fiscal year ended August 31, 1996 was $2.06, $5.04 and $2.02, respectively.

The following table summarizes information about stock options outstanding at December 31, 1997:

                  OPTIONS OUTSTANDING                                      OPTIONS EXERCISABLE
-------------------------------------------------------   ------------------------------------------------------
                   NUMBER OF SHARES                                          NUMBER OF SHARES
                    OUTSTANDING AT                                            EXERCISABLE AT
    RANGE OF         DECEMBER 31,      WEIGHTED AVERAGE   WEIGHTED AVERAGE     DECEMBER 31,     WEIGHTED AVERAGE
EXERCISE PRICES          1997           REMAINING TERM     EXERCISE PRICE          1997          EXERCISE PRICE
----------------   -----------------   ----------------   ----------------   ----------------   ----------------
$ 3.00 to $ 7.68        131,000              1.57              $ 3.54            131,000             $ 3.62
$ 7.70 to $10.60         95,000              1.92              $10.24             15,000             $ 9.00
$10.62 to $17.98        351,166              2.95              $16.68             49,832             $14.50
----------------        -------                                                  -------
$ 3.00 to $17.98        577,166                                                  177,832
================        =======                                                  =======

As discussed in Note 2, Summary of Significant Accounting Policies, under "Stock-Based Compensation Plans," of Notes to Consolidated Financial Statements, the Company accounts for its stock-based compensation plans under APB Opinion
25. Accordingly, no compensation cost has been recognized for those stock options with exercise prices equal to or greater than the market price of the stock on the date of grant. Under SFAS No. 123, compensation cost is measured at the grant date based on the fair value of the awards and is recognized over the service period, which is usually the vesting period. Had compensation cost for those stock options been determined consistent with SFAS No. 123, the Company's net loss and net loss per common share would have been approximately $28,600,000 and $2.56, respectively, for the fiscal year ended December 31, 1997 and approximately $6,500,000 and $1.04, respectively, for the year ended August 31, 1996. Stock options had no effect on net loss for the four months ended December 31, 1996. This effect is not likely to be representative of future pro forma amounts because of the exclusion of costs of grants before 1995 and the addition of awards to be granted in future years. The fair value of each stock option granted by the Company was calculated using the Black-Scholes option-pricing model applying the following weighted-average assumptions for the year ended December 31, 1997, the four month period ended December 31, 1996, and the fiscal year ended August 31, 1996: dividend yield of 0.00%; risk-free interest rates are different for each grant and range from 6.08% to 6.36% for the year ended December 31, 1997, 5.79% to 6.16% for the four month period ended December 31, 1996, and during the fiscal year ended August 31, 1996, only one grant was made with a risk-free interest rate of 4.79%; the average expected lives of options of 2.1 years, 3.1 years and 1.5 years, respectively; and volatility of 44.7% for the year ended December 31, 1997 and 49% for the four month period ended December 31, 1996 and the fiscal year ended August 31, 1996.

                           CANARGO ENERGY CORPORATION

                       SUPPLEMENTAL FINANCIAL INFORMATION

               SUPPLEMENTAL OIL AND GAS DISCLOSURES -- UNAUDITED

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES

Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs with existing equipment under existing economic and operating conditions.

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and under existing economic and operating conditions.

No major discovery or other favorable or adverse event subsequent to December 31, 1997 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

The following table sets forth the Company's net proved reserves, including the changes therein, and proved developed reserves (all within Canada) at December 31, 1997, as estimated by the Company's petroleum engineering staff:

                                                                OIL (BBLS)
                                                                ----------
December 31, 1996
  Purchase of properties....................................     115,500
  Revisions of previous estimates...........................     (33,000)
  Extensions, discoveries and other additions...............     267,300
  Production................................................     (16,000)
                                                                 -------
December 31, 1997...........................................     333,800
                                                                 -------
Proved developed
December 31, 1997...........................................     155,000
                                                                 -------

                           CANARGO ENERGY CORPORATION

               SUPPLEMENTAL OIL AND GAS DISCLOSURES -- UNAUDITED

Costs incurred for oil and gas property acquisition, exploration and development activities for the year ended December 31, 1997, the four months ended December 31, 1996 and the years ended August 31, 1996 and 1995 are as follows:

DECEMBER 31, 1997                            CANADA
-----------------                         -------------
Property Acquisition
     Unproved*........................     $  324,500
     Proved...........................        684,500
  Exploration.........................             --
  Development.........................        680,974
                                           ----------
     Total costs incurred.............     $1,689,974
                                           ==========

DECEMBER 31, 1996                         UNITED STATES
--------------------------------------     ----------
Property acquisition:
     Unproved*........................     $  259,338
     Proved...........................              0
  Exploration.........................             --
  Development.........................             --
                                           ----------
     Total costs incurred.............     $  259,338
                                           ==========

AUGUST 31, 1996                           UNITED STATES
--------------------------------------     ----------
Property acquisition:
     Unproved*........................     $  287,788
     Proved...........................              0
  Exploration.........................             --
  Development.........................             --
                                           ----------
     Total costs incurred.............     $  287,788
                                           ==========

AUGUST 31, 1995                           UNITED STATES
--------------------------------------     ----------
Property acquisition:
     Unproved*........................     $  519,304
     Proved...........................         32,381
  Exploration.........................             --
  Development.........................             --
                                           ----------
     Total costs incurred.............     $  551,685
                                           ==========

-------------------------

* These amounts represent costs incurred by the Company and excluded from the amortization base until proved reserves are established or impairment is determined.

                           CANARGO ENERGY CORPORATION

               SUPPLEMENTAL OIL AND GAS DISCLOSURES -- UNAUDITED

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

The following information has been developed utilizing procedures prescribed by SFAS No. 69 Disclosure about Oil and Gas Producing Activities ("SFAS 69") and based on crude oil reserve and production volumes estimated by the Company's engineering staff. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, future cash inflows were estimated by applying period-end oil prices adjusted for fixed and determinable escalations to the estimated future production of period-end proven reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expenses has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by SFAS No. 69.

Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proven reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

                           CANARGO ENERGY CORPORATION

               SUPPLEMENTAL OIL AND GAS DISCLOSURES -- UNAUDITED

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves (all within Canada) is as follows:

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Future cash inflows.........................................   $5,469,000
Less related future:
  Production costs..........................................    2,090,000
  Development and abandonment costs.........................      840,000
  Income taxes..............................................           --
                                                               ----------
Future net cash flows.......................................    2,539,000
10% annual discount for estimating timing of cash flows.....    1,296,000
                                                               ----------
Standardized measure of discounted future net cash flows
  before income taxes.......................................   $1,243,000
                                                               ==========

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves (all within Canada) is as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Beginning of period.........................................   $       --
Purchase of reserves in place...............................      551,000
Revisions of previous estimates:
  Changes in prices and costs...............................       67,000
  Changes in quantities.....................................     (208,000)
  Changes in future development costs.......................           --
Development costs incurred during the period................           --
Additions to proved reserves resulting from extensions,
  discoveries and improved recovery, less related costs.....      745,000
Accretion of discount.......................................       55,000
Sales of oil and gas, net of production costs...............     (113,000)
Net change in income taxes..................................           --
Production timing and other.................................      146,000
                                                               ----------
Net increase................................................    1,243,000
                                                               ----------
End of the period...........................................   $1,243,000
                                                               ==========

                           CANARGO ENERGY CORPORATION

                      CONSOLIDATED CONDENSED BALANCE SHEET

                 AS AT SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                                                    SEPTEMBER 30,    DECEMBER 31,
                                                        1998             1997
                                                    -------------    ------------
                                                             (UNAUDITED)
                                     ASSETS
Current Assets:
  Cash and cash equivalents.......................  $  6,091,216     $ 14,164,177
  Restricted cash.................................            --        9,700,000
  Accounts receivable.............................       454,422               --
  Advances to operator............................     1,764,305               --
  Inventory.......................................       170,405               --
  Other current assets............................       344,534          761,904
                                                    ------------     ------------
Total current assets..............................     8,824,882       24,626,081
Property and equipment, net.......................     7,161,187        5,942,273
Oil and gas properties, net, full cost method
  (including unevaluated amounts of $11,451,363
  and $324,500, respectively).....................    26,729,009        1,478,974
Investment in and advances to oil and gas
  ventures, net...................................     5,361,531        5,386,707
                                                    ------------     ------------
TOTAL ASSETS......................................  $ 48,076,609     $ 37,434,035
                                                    ============     ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................  $    460,916     $    328,171
  Due to affiliated entity........................       338,728               --
  Accrued liabilities.............................     1,308,187       10,326,608
                                                    ------------     ------------
Total current liabilities.........................     2,107,831       10,654,779
                                                    ------------     ------------
Long-term debt....................................       895,500               --
Minority interest in subsidiaries.................     3,384,503               --
                                                    ------------     ------------
Total liabilities.................................     6,387,834       10,654,779
                                                    ------------     ------------
Stockholders' Equity:
  Preferred stock.................................            --               --
  Common stock,
     11,223,744 shares issued and outstanding;
     9,970,900 additional shares issuable without
     receipt of further consideration.............     2,119,464        1,122,374
  Capital in excess of par value..................   101,865,441       83,162,531
  Accumulated deficit since October 31, 1988......   (62,296,130)     (57,505,649)
                                                    ------------     ------------
Total stockholders' equity........................    41,688,775       26,779,256
                                                    ------------     ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $ 48,076,609     $ 37,434,035
                                                    ============     ============

See accompanying notes to unaudited consolidated condensed financial statements.

                           CANARGO ENERGY CORPORATION

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                               -----------------------------   -----------------------------
                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                   1998            1997            1998            1997
                               -------------   -------------   -------------   -------------
                                        (UNAUDITED)                     (UNAUDITED)
Operating Revenues:
  Oil and gas production.....   $  375,502      $   63,158      $  508,018      $  172,818
  Other......................          (28)             --          11,972              --
                                ----------      ----------      ----------      ----------
                                   375,474          63,158         519,990         172,818
                                ----------      ----------      ----------      ----------
Operating Expenses:
  Lease operating expense....      299,636          48,696         477,263         116,746
  Cost of sales..............           --              --          10,891              --
  Other direct project
    cost.....................      227,961         420,656       1,012,445         814,509
  General and
    administrative...........      517,069         569,444       2,720,932       2,716,823
  Depreciation, depletion and
    amortization.............      100,949          80,483         261,420         158,111
  Equity loss in
    unconsolidated
    subsidiaries.............       16,848       1,646,587         152,225       3,011,369
  Writedown of oil and gas
    properties...............           --              --         900,000              --
                                ----------      ----------      ----------      ----------
                                 1,162,463       2,765,866       5,535,176       6,817,558
                                ----------      ----------      ----------      ----------
OPERATING LOSS...............      786,989       2,702,708       5,015,186       6,644,740
                                ----------      ----------      ----------      ----------
Other Income (Expense):
  Interest, net..............       (1,590)        417,083         241,209       1,117,363
  Other income (expense).....      (46,232)        (27,153)        (42,232)        (68,460)
  Loss on disposition of
    equipment................           --         (43,824)        (27,698)       (265,617)
                                ----------      ----------      ----------      ----------
TOTAL OTHER INCOME
  (EXPENSE)..................      (47,822)        346,106         171,279         783,286
                                ----------      ----------      ----------      ----------
Minority interest in loss of
  consolidated subsidiary....       53,426         106,946          53,426         186,390
                                ----------      ----------      ----------      ----------
NET LOSS.....................   $  781,385      $2,249,656      $4,790,481      $5,675,064
                                ==========      ==========      ==========      ==========
Weighted average number of
  common shares issued and
  issuable without receipt of
  additional consideration...   19,677,333      11,223,744      14,072,572      11,200,757
                                ----------      ----------      ----------      ----------
BASIC AND DILUTED NET LOSS
  PER COMMON SHARE...........   $    (0.04)     $    (0.20)     $    (0.34)     $    (0.51)
                                ==========      ==========      ==========      ==========

See accompanying notes to unaudited consolidated condensed financial statements.

                           CANARGO ENERGY CORPORATION

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                          NINE MONTHS ENDED
                                                    ------------------------------
                                                    SEPTEMBER 30,    SEPTEMBER 30,
                                                        1998             1997
                                                    -------------    -------------
                                                             (UNAUDITED)
Operating activities:
  Net loss........................................  $ (4,790,481)    $ (5,675,064)
  Loss on disposition of equipment................        27,698          265,617
  Equity loss in unconsolidated subsidiaries......       152,225        3,011,369
  Minority interest in loss of consolidated
     subsidiary...................................       (53,426)        (186,390)
  Depreciation, depletion and amortization........       261,420          158,111
  Writedown of oil and gas properties.............       900,000               --
  Changes in assets and liabilities:
     Accounts receivable..........................       423,048         (194,004)
     Advances to operator.........................      (523,610)
     Inventory....................................      (150,000)
     Other current assets.........................       440,881         (838,317)
     Accounts payable.............................    (1,915,108)        (288,117)
     Accrued liabilities..........................    (9,018,421)        (509,586)
                                                    ------------     ------------
NET CASH USED IN OPERATING ACTIVITIES.............   (14,245,774)      (4,256,381)
                                                    ------------     ------------
Investing activities:
  Restricted cash.................................     9,700,000       (4,300,000)
  Acquisition costs...............................    (1,214,948)              --
  Investments in oil and gas properties...........    (1,224,145)        (997,479)
  Purchase of property and equipment..............    (1,896,493)        (907,275)
  Proceeds from disposition of assets.............            --          232,638
  Investments in and advances to oil and gas
     ventures.....................................      (127,049)      (4,386,669)
                                                    ------------     ------------
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES......................................     5,237,365      (10,358,785)
                                                    ------------     ------------
Financing activities:
  Cash acquired...................................       935,448               --
  Proceeds from exercise of options...............            --          156,000
                                                    ------------     ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.........       935,448          156,000
                                                    ------------     ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS.........    (8,072,961)     (14,459,166)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....    14,164,177       31,424,064
                                                    ------------     ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........  $  6,091,216     $ 16,964,898
                                                    ============     ============
Non cash investing and financing activities:
  Issuance of common stock in connection with
     investments in oil and gas ventures..........  $         --     $  1,060,937
                                                    ============     ============
Common stock issuable in connection with
  acquisition of subsidiary.......................  $ 19,700,000     $         --
                                                    ============     ============

See accompanying notes to unaudited consolidated condensed financial statements.

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                         CONDENSED FINANCIAL STATEMENTS

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

The interim consolidated condensed financial statements and notes thereto of CanArgo Energy Corporation and its subsidiaries (collectively, the Company) have been prepared by management without audit. In the opinion of management, the consolidated condensed financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The accompanying consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Report on Form 10-K/A for the year ended December 31, 1997 filed with the Securities and Exchange Commission.

On July 15, 1998 the Company filed with the Delaware Secretary of State amendments to its Certificate of Incorporation to effect a one-for-two reverse split of the shares of the Company's Common Stock (the "Reverse Split") and to change the Company's name from Fountain Oil Incorporated to CanArgo Energy Corporation. The reverse split has been reflected retroactively in the accompanying financial statements.

OIL AND GAS PROPERTIES

The Company and the unconsolidated entities for which it accounts using the equity method account for oil and gas properties and interests under the full cost method. Under this accounting method, costs, including a portion of internal costs associated with property acquisition and exploration for and development of oil and gas reserves, are capitalized within cost centers established on a country-by-country basis. Capitalized costs within a cost center, as well as the estimated future expenditures to develop proved reserves and estimated net costs of dismantlement and abandonment, are amortized using the unit-of-production method based on estimated proved oil and gas reserves. All costs relating to production activities are charged to expense as incurred.

Capitalized oil and gas property costs, less accumulated depreciation, depletion and amortization and related deferred income taxes, are limited to an amount (the ceiling limitation) equal to (a) the present value (discounted at 10%) of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by fixed and determinable contractual arrangements), plus (b) the lower of cost or estimated fair value of unproved and unevaluated properties, less (c) income tax effects related to differences in the book and tax basis of the oil and gas properties.

2. BUSINESS COMBINATION

On July 15, 1998, the Company completed the acquisition of all of the common stock of CanArgo Energy Inc. ("CEI") for Common Stock consideration valued at $19,700,000. CEI is an oil and gas exploration, development and production company whose principal operations are located in the Republic of Georgia. On completion of the acquisition, CEI

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

2. BUSINESS COMBINATION -- (CONTINUED)
became a subsidiary of the Company, and each previously outstanding share of CEI Common Stock was converted into the right to receive 0.8 shares (1.6 shares pre-Reverse Split) of the Company's Common Stock, giving the former shareholders of CEI the right to receive approximately 47% of the Company's Common Stock. In addition, the former management of CEI now hold a majority of the Company's senior management positions.

Under purchase accounting, CEI's results have been included in the Company's consolidated financial statements since the date of acquisition. The following pro forma statements of operations give effect to the business combination as if such business combination had occurred on January 1, 1997; however, as CEI commenced operations in June of 1997, the pro forma financial statements of operations have been adjusted to reflect the results of operations of Ninotsminda Oil Company Limited ("NOC"), a 55.9% subsidiary of CEI and now the Company, from January 1, 1997 to June 30, 1997. The historical results of operations have been adjusted to reflect (i) revenues and expenses attributable to the Ninotsminda Field and (ii) the difference between the properties, historical depletion, depreciation and amortization and such expenses calculated based on the value allocated to the acquired assets. Management does not believe the pro forma amounts are indicative of the results of operations that would have been reported had the business combination occurred prior to January 1, 1997 or that may be reported in the future.

                                                               PRO FORMA
                                                     ------------------------------
                                                      NINE MONTHS      NINE MONTHS
                                                         ENDED            ENDED
                                                     SEPTEMBER 30,    SEPTEMBER 30,
                                                         1998             1997
                                                     -------------    -------------
Revenues...........................................   $1,512,942       $2,557,818
Operating expenses.................................    7,559,880        9,260,908
                                                      ----------       ----------
Operating loss.....................................    6,046,938        6,703,090
Other income (loss)................................      200,962          699,686
Minority interest in loss of Unconsolidated
  subsidiary.......................................      320,848          219,232
Net loss...........................................   $5,525,128       $5,784,172
                                                      ==========       ==========
Basic and diluted net loss per common share........   $    (0.39)      $    (0.52)
                                                      ==========       ==========

The business combination will result in the issuance of 9,970,900 shares of the Company's Common Stock without receipt of additional consideration by the Company. Giving effect to the issuance of such shares, the number of shares of the Company's Common Stock outstanding as of September 30, 1998 would be 21,194,644.

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

3. RESTRICTED CASH

In April 1998, restricted cash totaling $8,567,000, which supported letters of credit issued to assure repayment of borrowings under a bank line of credit established by Kashtan Petroleum Ltd. ("Kashtan") which operates the Lelyaki Field project, was applied to repay such bank borrowings and related interest. The remaining portion of the restricted cash, totaling $783,000, was released to the Company free of restrictions in May 1998.

In January 1998, $350,000 of restricted cash, which had been used to collateralize a bank letter of credit relating to the Gorisht-Kocul Field project, was released.

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net of accumulated depreciation and impairment at September 30, 1998 and December 31, 1997 included the following:

                                                 SEPTEMBER 30, 1998                          DECEMBER 31,
                             -----------------------------------------------------------         1997
                                             ACCUMULATED                                     ------------
                                COST         DEPRECIATION     IMPAIRMENT         NET             NET
                             -----------     ------------     -----------     ----------     ------------
Electrically enhanced oil
  recovery ("EEOR")
  equipment................  $   562,953      $(290,885)      $        --     $  272,068      $  278,044
Oil and gas related
  equipment................    9,473,968             --        (2,843,997)     6,629,971       5,504,312
Office furniture, fixtures
  and equipment and
  other....................    1,072,699       (458,634)         (354,917)       259,148         159,917
                             -----------      ---------       -----------     ----------      ----------
Property and equipment.....  $11,109,620      $(749,519)      $(3,198,914)    $7,161,187      $5,942,273
                             ===========      =========       ===========     ==========      ==========

Oil and gas related equipment includes new or refurbished drilling rigs and related equipment, substantially all of which the Company now intends to mobilize in the Republic of Georgia. Much of the equipment was originally planned to be used in the Maykop Field, Republic of Adygea, Russian Federation, but following extended delays in resolving operating arrangements with the entity developing that project, the Company recorded an impairment of $2,844,000 at December 31, 1997, which represented the difference between the book value of the rigs and related equipment and their estimated fair value.

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

5. OIL AND GAS PROPERTIES, NET

The Company has acquired interests in oil and gas properties through joint ventures and joint operating arrangements. A summary of the Company's oil and gas properties at September 30, 1998 and December 31, 1997 is set out below:

                                              SEPTEMBER 30, 1998                          DECEMBER 31,
                       ----------------------------------------------------------------       1997
                       REPUBLIC OF                                                        ------------
                         GEORGIA       CANADA          USA        OTHER        TOTAL         TOTAL
                       -----------   -----------   -----------   --------   -----------   ------------
Proved properties....  $15,120,327   $ 1,475,593   $ 1,174,734   $     --   $17,770,654   $ 2,650,327
Unproved
  properties.........   10,887,576       324,500            --    239,287    11,451,363       324,500
Less: accumulated
  depletion and
  impairment.........     (105,000)   (1,213,274)   (1,174,734)        --    (2,493,008)   (1,495,853)
                       -----------   -----------   -----------   --------   -----------   -----------
Total Oil and Gas
  Properties, net....  $25,902,903   $   586,819   $        --   $239,287   $26,729,009   $ 1,478,974
                       ===========   ===========   ===========   ========   ===========   ===========

Oil and gas properties obtained in connection with the acquisition of CEI includes $15,120,000 of properties in the full cost pool and $10,888,000 of unevaluated properties. The Ninotsminda Field includes seven producing wells and since February 1996 has been operated under the terms of a production sharing contract ("PSC") between NOC and the Republic of Georgia represented by the state oil company, Georgian Oil. Unproved properties in the Republic of Georgia include other license areas within the Ninotsminda PSC as well as another exploration area referred to as the Nazvrevi block operated under the terms of a PSC between the Company's wholly owned subsidiary, CanArgo Nazvrevi Limited, and the Republic of Georgia.

During the first quarter of 1997, the Company purchased a 60% interest in a heavy oil property in the Sylvan Lake area in Alberta, Canada for approximately $1,009,000. One new well was successfully drilled during the 1997 third quarter, and was prepared for installation of the Company's EEOR equipment. The Sylvan Lake project includes a total of four producing wells. During the nine months ended September 30, 1998, the Company recognized writedowns aggregating $900,000 on its oil and gas properties in the Sylvan Lake project as a result of a decline of heavy oil prices and the application of the quarterly full cost ceiling test. The writedowns relate to proved properties.

Unproved properties and associated costs not currently being amortized and included in oil and gas properties were $11,451,000 and $324,500 at September 30, 1998 and December 31, 1997 respectively, $324,500 of which relates to the Sylvan Lake Field. The Sylvan Lake Field is expected to be evaluated over the next 15 months, and if no proved reserves are added, those properties could result in additional impairment. All other unproved properties are expected to be evaluated over the next five years.

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

6. INVESTMENTS IN AND ADVANCES TO OIL AND GAS VENTURES

The Company has acquired interests in oil and gas ventures through less than majority interests in corporate and corporate-like entities. A summary of the Company's net investment in and advances to oil and gas ventures as of September 30, 1998 and December 31, 1997 is set out below:

                                                      SEPTEMBER 30,    DECEMBER 31,
                                                          1998             1997
                                                      -------------    ------------
Ukraine -- Stynawske Field, Boryslaw
  Through 45% ownership of Boryslaw Oil Company.....   $5,361,531       $5,386,707
Ukraine -- Lelyaki Field, Pryluki Region
  Through an effective 40.5% ownership of Kashtan
     Petroleum Ltd..................................           --               --
Adygea, Russian Federation -- Maykop Field
  Through 37% ownership in Intergas JSC.............           --               --
Albania -- Gorisht-Kocul Field
  Through 50% ownership of joint venture............           --               --
                                                       ----------       ----------
Total Investments In and Advances to Oil and Gas
  Ventures, Net of Equity Loss and Impairment.......   $5,361,531       $5,386,707
                                                       ==========       ==========

As of September 30, 1998, the Company had remaining net investments in and advances to oil and gas ventures totaling $5,362,000, all of which relate to Boryslaw Oil Company ("BOC"), the entity holding the license to develop the Stynawske Field, for which development operations have not yet begun. Included are advances to BOC totaling $1,635,000 at September 30, 1998 and $1,508,000 at December 31, 1997. Such advances may be recoverable only from future revenue of or payments from future participants in the venture, if any.

Based on its analysis of initial Lelyaki Field development efforts completed in the fourth quarter of 1997, the Company concluded that the Lelyaki Field would not support a successful commercial development. As a result, the Company recorded an impairment charge totaling $9,108,000. In addition, the Company recognized a loss in 1997 of $2,080,000 reflecting its equity in the loss of Kashtan. The Company believes that it has no further obligation to fund any operations of Kashtan.

Because of extended delays in resolving operating arrangements and other matters associated with Intergas JSC ("Intergas"), the entity developing the Maykop Field project, the Company during the fourth quarter of 1997 recorded an impairment for the entire amount of its investment in and advances to Intergas of $5,258,000. In addition, the Company recognized a loss in 1997 of $851,000, reflecting its equity in the loss of Intergas. The Company believes that it has no further obligation to fund any operations of Intergas.

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

6. INVESTMENTS IN AND ADVANCES TO OIL AND GAS VENTURES -- (CONTINUED)
In March 1997, the Company declared the political unrest in Albania to be a force majeure with respect to the Gorisht-Kocul project and suspended development activities. Due to the extended period that the force majeure condition has continued and the absence of any indication of an imminent termination of that condition, the Company during the fourth quarter of 1997 recorded an impairment for the entire amount of its investment in and advances to the Gorisht-Kocul joint venture of $1,370,000. The Company also recognized a $433,000 loss in 1997 as its equity in the loss of that joint venture. At September 30, 1998, the force majeure condition remained in effect.

The Company's investments in and advances to oil and gas ventures are essentially unevaluated properties. At September 30, 1998 and December 31, 1997, there were no material operations or assets (other than unevaluated properties) of entities being accounted for using the equity method. Accordingly, no other separate financial information has been presented.

7. DUE TO AFFILIATED ENTITY

The loan from Terrenex Acquisition Corporation of $339,000 is due on demand and is non-interest bearing.

8. ACCRUED LIABILITIES

Accrued liabilities at September 30, 1998 and December 31, 1997 included the following:

                                                         SEPTEMBER 30,    DECEMBER 31,
                                                             1998             1997
                                                         -------------    ------------
Compensation, including related taxes..................   $   53,780      $   337,767
Professional fees......................................      236,037          276,500
Termination costs......................................           --          405,833
Effective guarantee of Kashtan obligations.............           --        8,280,000
Close down costs -- Kashtan project....................      149,182          690,622
Management fees........................................      142,000               --
Taxes..................................................       61,000               --
Interest...............................................      198,484               --
Contingent charges.....................................      445,417               --
Oilfield related equipment.............................       10,000          268,000
Other..................................................       12,287           67,886
                                                          ----------      -----------
                                                          $1,308,187      $10,326,608
                                                          ==========      ===========

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

8. ACCRUED LIABILITIES -- (CONTINUED)
At September 30, 1998 the contingent charges consists of charges for goods and services billed to NOC by its non-controlling shareholder which have not yet been agreed to by NOC.

At September 30, 1998 management fees consists of charges for services provided to NOC by its non-controlling shareholder.

9. LONG TERM DEBT

                                                      SEPTEMBER 30,    DECEMBER 31,
                                                          1998             1997
                                                      -------------    ------------
Advance.............................................    $220,500         $     --
Loan................................................     675,000               --
                                                        --------         --------
                                                        $895,500         $     --
                                                        ========         ========

The advances, made by NOC's non-controlling shareholder to NOC, bears no interest unless it is not repaid by June 30, 2000, at which time it would begin to bear interest at 15% per anum until repayment.

The loan from NOC's non-controlling shareholder to NOC bears interest at a rate of 10% per anum and is repayable out of surplus funds of NOC as and when available.

10. STOCKHOLDERS' EQUITY

                                       COMMON STOCK
                                --------------------------
                                 NUMBER OF
                                   SHARES                     ADDITIONAL                       TOTAL
                                 ISSUED AND                    PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                  ISSUABLE      PAR VALUE      CAPITAL        DEFICIT         EQUITY
                                ------------   -----------   ------------   ------------   -------------
Balance, December 31, 1997....   22,447,489    $ 2,244,749   $ 82,040,156   $(57,505,649)   $26,779,256
Net loss......................           --             --             --     (4,790,481)    (4,790,481)
                                -----------    -----------   ------------   ------------    -----------
                                 22,447,489    $ 2,244,749   $ 82,040,156   $(62,296,130)   $21,988,775
One-for-two reverse split of
  the shares of the Company's
  Common Stock (July 15,
  1998).......................  (11,223,745)    (1,122,375)     1,122,375             --             --
Shares issuable without
  payment of additional
  consideration...............    9,970,900        997,090     18,702,910             --     19,700,000
                                -----------    -----------   ------------   ------------    -----------
Balance, September 30, 1998...   21,194,644    $ 2,119,464   $101,865,441   $(62,296,130)   $41,688,775
                                ===========    ===========   ============   ============    ===========

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

10. STOCKHOLDERS' EQUITY -- (CONTINUED)
The business combination will result in the issuance of 9,970,900 shares of the Company's Common Stock determined as follows:

COMMON STOCK RESERVED FOR ISSUANCE TO
CEI SECURITY HOLDERS (POST 1:2 REVERSE SPLIT)                 # OF SHARES
---------------------------------------------                 -----------
  Exchangeable Shares issued by CEI.........................   8,543,014
  Special Warrants issued by CEI............................   1,427,886
                                                               ---------
Total CEI Exchangeable Shares Issued and Reserved as of
  September 30, 1998........................................   9,970,900
                                                               =========

The Exchangeable Shares are securities issued by CEI that are exchangeable generally at the option of the holders for shares of the Company's Common Stock on a share-for-share basis and entitle the holders to dividends and other rights economically equivalent to those to which holders of the Company's Common Stock are entitled. Through contractual arrangements, holders of Exchangeable Shares have the right to direct votes at meetings of stockholders of the Company commensurate with the number of shares of the Company's Common Stock such holders, respectively, have the right to receive upon exchange of the Exchangeable Shares. As a result of such contractual arrangements, the Exchangeable Shares represent the same rights to dividends and rights upon liquidation and generally have the same voting rights as shares of the Company's Common Stock.

PREFERRED STOCK

The accompanying financial statements do not give effect to the issuance of one hundred shares (the "Preferred Shares") of Series Voting Preferred Stock to the Montreal Trust Company of Canada (the "Trustee") under the Voting, Support and Exchange Trust Agreement entered into among the Company, CEI and the Trustee. The Preferred Shares embody the right to (i) the voting power of the holders of unexchanged Exchangeable Shares following the exchange thereof for shares of the Company's Common Stock and (ii) the right to receive an aggregate of $100 upon redemption at the rate of $1.00 per Preferred Share following the exchange of all outstanding Exchangeable Shares.

The Preferred Shares will be stripped of their voting power proportionately as Exchangeable Shares are exchanged for shares of the Company's Common Stock. When fully divested of voting rights through the exchange of all Exchangeable Shares, the Preferred Shares can be redeemed by the Company for nominal consideration. Thus, the Preferred Shares do not have substance for accounting purposes.

OPTIONS

On August 17, 1994, options to purchase 200,000 shares (400,000 shares pre-Reverse Split) of the Company's Common Stock were issued to various individuals who were

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

10. STOCKHOLDERS' EQUITY -- (CONTINUED)
serving or were expected in the future to serve the Company as officers, directors, employees, consultants and advisors (the "1994 Plan"). The options are exercisable at an exercise price of $3.00 and are only exercisable at the time or within six months after services are rendered by such individuals. 88,000 of the options remained outstanding at September 30, 1998, all of which expire August 16, 1999.

Pursuant to the 1995 Long-Term Incentive Plan (the "1995 Plan") adopted by the Company in February 1996, 750,000 shares (1,500,000 shares pre-Reverse Split) of the Company's Common Stock have been authorized for possible issuance under the 1995 Plan. Stock options granted under the 1995 Plan may be either incentive stock options or non-qualified stock options. Options expire on such date as is determined by the committee administering the 1995 Plan, except that incentive stock options may expire no later than 10 years from the date of grant. Pursuant to the 1995 Plan, a specified number of stock options exercisable at the then market price are granted annually to non-employee directors of the Company, which become 100% vested six months from the date of grant. Stock appreciation rights entitle the holder to receive payment in cash or Common Stock equal in value to the excess of the fair market value of a specified number of shares of Common Stock on the date of exercise over the exercise price of the stock appreciation right. No stock appreciation rights have been granted through September 30, 1998. The exercise price and vesting schedule of stock appreciation rights are determined at the date of grant. 544,500 of the options remained outstanding at September 30, 1998.

Pursuant to the terms of an Amended and Restated Combination Agreement between the Company and CEI (the "Combination Agreement"), on July 15, 1998 each stock option granted under CEI's Stock Option Plan ("CEI Plan") to purchase a CEI Common Share was converted into an option to purchase 0.8 shares of the Company's Common Stock. Pursuant to the CEI Plan, which has been adopted by the Company, a total of 988,000 shares of the Company's Common Stock have been authorized for issuance under the CEI Plan of which 848,000 options were outstanding at September 30, 1998. Stock options granted under the CEI Plan expire on such date as is determined by the committee administering the CEI Plan, except that the term of stock options may not exceed 10 years from the date of grant.

The purpose of the Company's Stock Option Plans is to further the interest of the Company by enabling officers, directors, employees, consultants and advisors of the Company to acquire an interest in the Company by ownership of its stock through the exercise of stock options granted under its various Stock Option Plans.

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

10. STOCKHOLDERS' EQUITY -- (CONTINUED)
A summary of the status of stock options granted under the 1994 Plan, the 1995 Plan and the CEI Plan, restated to give effect to the Reverse Split, is as follows:

                                                      SHARES ISSUABLE         WEIGHTED
                                SHARES AVAILABLE           UNDER              AVERAGE
                                   FOR ISSUE        OUTSTANDING OPTIONS    EXERCISE PRICE
                                ----------------    -------------------    --------------
Balance at August 31, 1995....             0               200,000             $ 3.00
  1995 Plan Authorization.....       750,000
  Options:
     Granted at market........       (15,000)               15,000             $ 7.68
     Exercised................            --               (26,000)            $ 3.00
                                    --------             ---------
Balance at August 31, 1996....       735,000               189,000             $ 3.38
  Options:
     Granted at market........      (190,750)              190,750             $14.50
     Granted at a premium.....      (222,500)              222,500             $17.98
     Exercised................            --                (6,000)            $ 3.00
                                    --------             ---------
Balance at December 31,
  1996........................       321,750               596,250             $12.38
  Options:
     Granted at market........       (18,500)               18,500             $ 8.90
     Granted at a premium.....       (77,500)               77,500             $10.54
     Exercised................            --               (52,000)            $ 3.00
     Canceled.................        63,084               (63,084)            $14.54
                                    --------             ---------
Balance at December 31,
  1997........................       288,834               577,166             $12.64
  CEI Plan Authorization......       988,000
     Outstanding CEI Plan
       Options................      (848,000)              848,000             $ 1.85
  Options:
     Granted at market........      (447,500)              447,500             $ 1.25
     Canceled.................       364,166              (364,166)            $15.75
     Canceled.................            --               (28,000)            $ 3.00
                                    --------             ---------
Balance at September 30,
  1998........................       345,500             1,480,500             $ 2.43
                                    ========             =========

                           CANARGO ENERGY CORPORATION

                        NOTES TO UNAUDITED CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS -- CONTINUED

          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

10. STOCKHOLDERS' EQUITY -- (CONTINUED)
WARRANTS

Pursuant to the terms of the Combination Agreement, holders of CEI Stock Purchase Warrants have the right to purchase CEI Exchangeable Shares which are exchangeable generally at the option of the holder for shares of the Company's Common Stock on a share-for-share basis. As of September 30, 1998, a total of 1,097,511 CEI Stock Purchase Warrants were outstanding. A summary of the CEI Stock Purchase Warrants is as follows:

  NUMBER       EXERCISE PRICE IN
OF WARRANTS    CANADIAN DOLLARS     EXPIRATION DATE
-----------    -----------------    ----------------
    164,008         C$2.750         April 30, 1999
     32,000         C$2.875         July 31, 1999
    901,503         C$3.250         November 1, 1999
-----------
  1,097,511
===========

11. NET LOSS PER COMMON SHARE

Effective December 31, 1997, the Company adopted SFAS No. 128 Earnings Per Share. Basic and diluted net loss per common share for the periods ended September 30, 1998 and September 30, 1997 are based on the weighted average number of common shares outstanding during those periods. The weighted average numbers of shares issued and issuable without receipt of additional consideration for the nine month periods ended September 30, 1998 and 1997 is 14,072,572 and 11,200,757, respectively. The weighted average number of common shares outstanding includes 8,543,014 and 0 Exchangeable Shares issued in connection with the Transaction, respectively, and excludes 1,480,500 and 603,250 shares issuable upon exercise of options, respectively, because they are anti-dilutive.

                       CONSOLIDATED FINANCIAL STATEMENTS

                             CANARGO OIL & GAS INC.
                         (FORMERLY CANARGO ENERGY INC.)

                             CANARGO OIL & GAS INC.

                           CONSOLIDATED BALANCE SHEET
                     (SEE BASIS OF PRESENTATION -- NOTE 1)
                            (STATED IN U.S. DOLLARS)

                                                               JUNE 30,
                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
ASSETS
Current
  Cash......................................................  $   935,443
  Accounts receivable.......................................    2,116,286
  Prepaid expenses..........................................       23,511
  Inventory.................................................       20,405
                                                              -----------
                                                              $ 3,095,645
Oil and gas properties [note 5].............................    9,061,436
                                                              -----------
                                                              $12,157,081
                                                              ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
  Accounts payable and accrued liabilities..................  $ 3,051,742
  Taxes payable.............................................       61,000
                                                              -----------
                                                              $ 3,112,742
Long term debt [note 6].....................................      895,500
Non-controlling interest....................................    3,437,929
                                                              -----------
                                                              $ 7,446,171
                                                              -----------
CONTINGENCIES [NOTES 7 AND 8]
SHAREHOLDERS' EQUITY
Share capital and special warrants [note 7].................  $ 5,701,384
Deficit.....................................................     (990,474)
                                                              -----------
                                                              $ 4,710,910
                                                              -----------
                                                              $12,157,081
                                                              ===========

                             See accompanying notes

                             CANARGO OIL & GAS INC.

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                            (STATED IN U.S. DOLLARS)

                                                              SIX MONTHS
                                                                 ENDED
                                                               JUNE 30,
                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
REVENUE
Oil.........................................................  $   992,952
Interest....................................................       46,979
                                                              -----------
                                                              $ 1,039,931
                                                              -----------
EXPENSES
Operating costs.............................................  $   771,652
General and administration..................................      703,652
Depletion...................................................      527,676
Interest....................................................       39,020
                                                              -----------
                                                              $ 2,042,000
                                                              -----------
Loss before non-controlling interest........................  $(1,002,069)
Non-controlling interest....................................      267,422
                                                              -----------
LOSS FOR THE PERIOD.........................................  $  (734,647)
DEFICIT -- BEGINNING OF PERIOD..............................  $  (255,827)
                                                              -----------
DEFICIT -- END OF PERIOD....................................  $  (990,474)
                                                              ===========
BASIC AND FULLY DILUTED LOSS PER SHARE......................  $     (0.07)
                                                              -----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING DURING
  PERIOD....................................................   10,438,391
                                                              ===========

                             See accompanying notes

                             CANARGO OIL & GAS INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (STATED IN U.S. DOLLARS)

                                                              SIX MONTHS
                                                                 ENDED
                                                               JUNE 30,
                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Loss for the period.........................................  $  (734,647)
Items not requiring cash
  Depletion.................................................      527,676
  Non-controlling interest..................................     (267,422)
                                                              -----------
Funds from operations.......................................  $  (474,393)
Net change in non-cash working capital related to operating
  activities................................................      522,401
                                                              -----------
                                                              $    48,008
                                                              -----------
INVESTING ACTIVITIES
Additions to capital assets.................................  $(2,527,655)
                                                              -----------
                                                              $(2,527,655)
                                                              -----------
FINANCING ACTIVITIES
Contribution from non-controlling interest..................  $ 1,820,000
Share issue costs...........................................     (238,358)
                                                              -----------
                                                              $ 1,581,642
                                                              -----------
INCREASE (DECREASE) IN CASH.................................  $  (898,005)
Cash position, beginning of period..........................  $ 1,833,448
                                                              -----------
CASH POSITION, END OF PERIOD................................  $   935,443
                                                              ===========

                             See accompanying notes

                             CANARGO OIL & GAS INC.

                        NOTES TO UNAUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

Prior to July 1, 1997, CanArgo Oil & Gas Inc. (formerly CanArgo Energy Inc.) carried on business under the name Money Works Inc. Money Works Inc. was incorporated under the Alberta Business Corporations Act. Effective July 1, 1997, Money Works Inc. acquired all of the outstanding common shares of CanArgo Ltd. by issuing a total of 8,276,250 common shares from treasury (see note 4), and changed its name to CanArgo Energy Inc. ("the Corporation"). This resulted in the former shareholders of CanArgo Ltd. acquiring control of Money Works Inc. Accordingly, this transaction has been accounted for as a reverse takeover of the Corporation and the Consolidated Balance Sheet includes the assets and liabilities of CanArgo Ltd. at their carrying values together with the net assets of Money Works Inc. acquired at their ascribed fair values. The financial statements of the Corporation are a continuation of the financial statements of CanArgo Ltd., the acquirer, for accounting purposes.

CanArgo Ltd. was incorporated on March 4, 1997 with nominal share capital for the purpose of holding certain shareholders' interest aggregating 55.9% of the shares of Ninotsminda Oil Company Limited ("NOC"). There was no change in the individual shareholders' effective interest in NOC as a result of the formation of CanArgo Ltd.

NOC is a Cypriot company specializing in the exploration and development of oil and gas properties in the Republic of Georgia. NOC operates under the terms of a Production Sharing Contract ("PSC") signed February 15, 1996 between NOC and the Republic of Georgia represented by the state oil company, Georgian Oil. Under the terms of the PSC, NOC is responsible for the costs associated with the project, which is operated on behalf of NOC by the local operating company, Georgian British Oil Company ("Georgian Oil"). Georgian Oil is responsible for the costs associated with site restoration and abandonment, royalties and all state taxes. The PSC expires in December 2019 and provides for a five-year extension. While areas containing field developments are not subject to relinquishment, other areas are subject to relinquishment after 5, 10, 15 and 20 years after the date of issue of the license. Currently, the Ninotsminda field is the only producing field in this license.

Production from the Ninotsminda field commenced in the early part of 1996, and during 1996 approximately 515,000 barrels of oil were produced. Under the terms of the PSC, Georgian Oil currently takes the first 96.4 tons per day ("determined production") of production, after which all production is shared. The level of determined production will change in accordance with the terms of the agreement. After determined production, NOC receives up to 50% of production for cost recovery. Remaining production after cost recovery is then allocated as to 30% to NOC and as to 70% to Georgian Oil.

To date, NOC has sold all of its production to one international buyer at prices related to the world market price for Brent crude, with payment in US dollars into NOC's bank account in Cyprus.

                             CANARGO OIL & GAS INC.

                        NOTES TO UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS -- CONTINUED

                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

1. BASIS OF PRESENTATION -- (CONTINUED)
NOC is in an early stage of operations and is facing challenges typical of doing business in the former Soviet Union. Neither NOC nor the Corporation is currently in a position to finance all working capital or capital investment requirements through their own operations and therefore will require additional external financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Corporation follows accounting principles generally accepted in Canada. The significant accounting policies are noted below.

A) PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of the Corporation's wholly owned subsidiaries CanArgo Ltd. and CanArgo Nazvrevi Limited and its 55.9% owned subsidiary, NOC. The Corporation's interest in NOC was contributed by the CanArgo Ltd. shareholders. As there was no substantive change in the ownership of the NOC shares arising from the transfer, the Corporation has recorded its investment at the historic costs of NOC to the shareholders.

B) INVENTORY

Materials, supplies and spare parts held for use in the oil field and inventories of petroleum products held for sale are recorded at the lower of average cost and net realizable value.

C) OIL AND GAS PROPERTIES

The Corporation follows the full cost method of accounting for exploration and development expenditures wherein all costs related to the exploration for and the development of oil and gas reserves are capitalized. These costs include lease acquisition costs, geological and geophysical expenses, carrying charges of non-producing properties, costs of drilling and completing wells and oil and gas production equipment and that portion of general and administrative expense applicable to these activities. Proceeds received from the disposal of properties are normally credited against accumulated costs unless this would result in a change in the depletion rate by more than 20%, in which case a gain or loss is computed and reflected in the statement of operations.

Depletion of exploration and development costs and production equipment is provided on the unit-of-production method based upon estimated proved oil and gas reserves, as determined by independent engineers.

The Corporation carries its oil and gas properties at the lower of capitalized cost and net recoverable amount. Net recoverable amount is future net revenues from proved reserves plus unproved properties at cost less any impairment. Future net revenues are determined using unit prices and production and overhead costs, financing charges and income taxes that will be incurred in earning these revenues.

                             CANARGO OIL & GAS INC.

                        NOTES TO UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS -- CONTINUED

                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
D) FOREIGN CURRENCY TRANSLATION

These financial statements are presented in United States dollars. Monetary amounts denominated in a foreign currency are translated to United States dollars at the exchange rate in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rate for the period. Exchange gains and losses resulting from the translation of foreign currency amounts are included in or charged to income for the year.

E) FINANCIAL INSTRUMENTS

Financial instruments of the Corporation consist of cash, accounts receivable, accounts payable and long term debt. As at June 30, 1998 there are no significant differences between their carrying values and their estimated market values.

F) INCOME TAXES

Georgian Oil is responsible for all state taxes in the Republic of Georgia. The undistributed earnings of foreign investees are considered to be permanently invested for their continuing operations; accordingly, no provisions are made for taxes which would become payable upon the distribution of such earnings to the parent company.

G) MEASUREMENT UNCERTAINTY

The amount recorded for depletion of oil and gas properties is based on estimates. The ceiling test calculation is based on estimates of proved reserves, production rates, oil prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future years could be significant.

3. CONTRIBUTING OF SHARES OF NOC

Effective June 30, 1997, the shareholders of CanArgo Ltd. contributed their collective 55.9% interest in NOC for shares in a common control transaction. The contribution is summarized as follows:

NET ASSETS CONTRIBUTED:
Current assets, including $492,295 cash.....................    $ 1,291,195
Capital assets..............................................      4,748,422
Current liabilities.........................................       (777,834)
Long term debt..............................................       (675,000)
Non-controlling interest....................................     (1,399,783)
                                                                -----------
SHARES ISSUED: 8,275,250 common shares......................    $ 3,187,000
                                                                ===========

                             CANARGO OIL & GAS INC.

                        NOTES TO UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS -- CONTINUED

                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

4. ACQUISITION OF CANARGO LTD.

Effective July 1, 1997, the Corporation acquired all of the outstanding shares of CanArgo Ltd., a privately owned company. This transaction has been accounted for as a reverse takeover as described in Note 1.

The acquisition is summarized as follows:

NET ASSETS OF CANARGO ENERGY INC. (FORMERLY MONEY WORKS
  INC.) ACQUIRED:
Current assets, including $2,726 cash.......................    $ 44,108
Current liabilities.........................................     (12,133)
                                                                --------
                                                                $ 31,975
                                                                --------
CONSIDERATION:
1,708,640 common shares.....................................    $ 31,975
                                                                ========

5. OIL AND GAS PROPERTIES

                                                                JUNE 30, 1998
                                                                -------------
                                                                 (UNAUDITED)
Oil and gas properties......................................     $10,887,172
Accumulated Depletion.......................................      (1,825,736)
                                                                 -----------
                                                                 $ 9,091,436
                                                                 ===========

General and administrative expenses of $535,363 were capitalized during the six months ended June 30, 1998.

6. LONG TERM DEBT

                                                                JUNE 30, 1998
                                                                -------------
                                                                 (UNAUDITED)
Advance.....................................................      $220,500
Loan........................................................       675,000
                                                                  --------
                                                                  $895,500
                                                                  ========

The advance from non-controlling interest to NOC bears no interest unless it is not repaid by June 30, 2000, at which time it would bear interest at 15% until repayment.

The loan from non-controlling interest to NOC bears interest at a rate of 10% and is repayable out of surplus funds of NOC as and when available.

                             CANARGO OIL & GAS INC.

                        NOTES TO UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS -- CONTINUED

                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

7. SHARE CAPITAL AND SPECIAL WARRANTS

AUTHORIZED

Unlimited number of voting common shares
Unlimited number of first preferred shares
Unlimited number of second preferred shares

ISSUED COMMON SHARES                                      NUMBER        AMOUNT
--------------------                                    ----------    ----------
Balance, December 31, 1997............................  10,438,391    $3,917,465
                                                        ----------    ----------
Share issue costs.....................................                  (238,358)
                                                        ----------    ----------
Balance, June 30, 1998................................                 3,679,107
                                                        ----------    ----------
SPECIAL WARRANTS
Special warrants issued...............................   1,636,597    $2,520,359
Issue costs...........................................          --      (498,082)
                                                        ----------    ----------
Balance, December 31, 1997 and June 30, 1998..........   1,636,597    $2,022,277
                                                        ----------    ----------
WARRANTS ISSUED AND BALANCE, DECEMBER 31, 1997 AND
  JUNE 30, 1998.......................................     681,760    $       --
                                                        ----------    ----------
TOTAL SHARE CAPITAL AND SPECIAL WARRANTS, DECEMBER 31,
  1997................................................                 5,701,389
                                                        ----------    ----------

On November 3, 1997, the Corporation closed a private placement of 1,636,597 special warrants at a price of Canadian $2.20 per special warrant. Each special warrant is convertible into one common share of the Corporation and one half of one warrant. Each full warrant is exercisable into one common share at a price of Canadian $2.60 per share through to November 1, 1999.

In conjunction with the special warrants placement, 681,760 warrants were issued. Each warrant is exercisable into one common share with 455,010 being exercisable at a price of Canadian $2.20, 250,000 warrants of which expire on June 30, 1998 and 205,010 warrants of which expire April 30, 1999, and 226,750 being exercisable at a price of Canadian $2.60 and expiring on November 1, 1999.

If the Corporation has not obtained a receipt for a final prospectus indicating the qualification of these securities in each relevant jurisdiction by February 28, 1998 then each special warrant will entitle the holder to receive an additional 0.1 common share and 0.05 warrant without payment of additional consideration.

INCENTIVE STOCK OPTION PLAN

During the period ended December 31, 1997, 1,035,000 common share options were granted; none were exercised. At December 31, 1997, options exercisable between 1998 and 2002 were outstanding to purchase 1,035,000 common shares at a price of $2.20 per share.

                             CANARGO OIL & GAS INC.

                        NOTES TO UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS -- CONTINUED

                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

8. SUBSEQUENT EVENTS

On February 2, 1998, the Corporation entered into an agreement with Fountain Oil Incorporated ("Fountain") under which a business combination would be effected through an exchange of shares. Each common share of the Corporation is exchangeable into 0.8 (1.6 preReverse Split) common shares of Fountain. This business combination is subject to regulatory and shareholder approval.

9. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN THE UNITED STATES

The Corporation's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which in the case of the Corporation at June 30, 1998, conforms in all material respects with United States GAAP.

                       CONSOLIDATED FINANCIAL STATEMENTS

                             CANARGO OIL & GAS INC.
                         (FORMERLY CANARGO ENERGY INC.)

                                AUDITORS' REPORT

To the Directors of
  CanArgo Oil & Gas Inc.

We have audited the consolidated balance sheet of CanArgo Oil & Gas Inc. (formerly CanArgo Energy Inc.) as at December 31, 1997 and the consolidated statements of operations and deficit and cash flows for the six-month period then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 1997 and the results of its operations and the changes in its financial position for the six month period then ended in accordance with accounting principles generally accepted in Canada.

                                         /s/ Ernst & Young
Calgary, Canada                          Ernst & Young
February 18, 1998                        Chartered Accountants

                             CANARGO OIL & GAS INC.

                           CONSOLIDATED BALANCE SHEET
                     (SEE BASIS OF PRESENTATION -- NOTE 1)
                            (STATED IN U.S. DOLLARS)

                                                                DECEMBER 31,
                                                                    1997
                                                                ------------
                                   ASSETS
Current
  Cash......................................................     $1,833,448
  Accounts receivable.......................................        514,513
  Prepaid expenses..........................................         53,668
  Inventory.................................................         20,405
                                                                 ----------
                                                                 $2,422,034
Oil and gas properties [note 5].............................      7,061,457
                                                                 ----------
                                                                 $9,483,491
                                                                 ==========
                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current
  Accounts payable and accrued liabilities..................     $  957,725
  Taxes payable.............................................         61,000
                                                                 ----------
                                                                 $1,018,725
Long term debt [note 6].....................................        895,500
Non-controlling interest....................................      1,885,351
                                                                 ----------
                                                                 $3,799,576
                                                                 ----------
CONTINGENCIES [NOTES 7 AND 8]
SHAREHOLDERS' EQUITY
Share capital and special warrants [note 7].................     $5,939,742
Deficit.....................................................       (255,827)
                                                                 ----------
                                                                 $5,683,915
                                                                 ----------
                                                                 $9,483,491
                                                                 ==========

                             See accompanying notes

                             CANARGO OIL & GAS INC.

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                            (STATED IN U.S. DOLLARS)

                                                                   SIX MONTHS
                                                                      ENDED
                                                                  DECEMBER 31,
                                                                      1997
                                                                -----------------
REVENUE
Oil.........................................................       $ 1,324,114
Interest....................................................            22,681
                                                                   -----------
                                                                   $ 1,346,795
                                                                   -----------
EXPENSES
Operating costs.............................................       $   790,287
General and administration..................................           386,397
Depletion...................................................           555,960
Interest....................................................            34,410
                                                                   -----------
                                                                   $ 1,767,054
                                                                   -----------
Loss before non-controlling interest........................       $  (420,259)
Non-controlling interest....................................           164,432
                                                                   -----------
LOSS FOR THE PERIOD.........................................       $  (255,827)
DEFICIT -- BEGINNING OF PERIOD..............................                --
                                                                   -----------
DEFICIT -- END OF PERIOD....................................       $  (255,827)
                                                                   ===========
BASIC AND FULLY DILUTED LOSS PER SHARE......................       $     (0.03)
                                                                   -----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING DURING
  PERIOD....................................................       $10,210,641
                                                                   ===========

                             See accompanying notes

                             CANARGO OIL & GAS INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (STATED IN U.S. DOLLARS)

                                                                SIX MONTHS ENDED
                                                                DECEMBER 31, 1997
                                                                -----------------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Loss for the period.........................................       $  (255,827)
Items not requiring cash
  Depletion.................................................           555,960
  Non-controlling interest..................................          (164,432)
                                                                   -----------
Funds from operations.......................................       $   135,701
Net change in non-cash working capital related to operating
  activities................................................           480,454
                                                                   -----------
                                                                   $   616,155
                                                                   -----------
INVESTING ACTIVITIES
Contribution of NOC assets, net of cash.....................       $(2,694,705)
Acquisition of Money Works Inc., net of cash................           (29,249)
Additions to capital assets.................................        (2,868,995)
                                                                   -----------
                                                                   $(5,592,949)
                                                                   -----------
FINANCING ACTIVITIES
Issue of share capital on contribution of NOC assets........       $ 3,187,000
Issue of share capital to acquire Money Works Inc...........            31,975
Initial share capital issued................................               100
Contribution from non-controlling interest..................           650,000
Long term debt..............................................           220,500
Issue of share capital......................................           698,390
Issuance of special warrants, net of issue costs............         2,022,277
                                                                   -----------
                                                                   $ 6,810,242
                                                                   -----------
INCREASE IN CASH............................................       $ 1,833,448
Cash position, beginning of period..........................                --
                                                                   -----------
CASH POSITION, END OF PERIOD................................       $ 1,833,448
                                                                   ===========

                             See accompanying notes

                             CANARGO OIL & GAS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (STATED IN U.S. DOLLARS)

1. BASIS OF PRESENTATION

Prior to July 1, 1997, CanArgo Oil & Gas Inc. (formerly CanArgo Energy Inc.) carried on business under the name Money Works Inc. Money Works Inc. was incorporated under the Alberta Business Corporations Act. Effective July 1, 1997, Money Works Inc. acquired all of the outstanding common shares of CanArgo Ltd. by issuing a total of 8,276,250 common shares from treasury (see note 4), and changed its name to CanArgo Energy Inc. ("the Corporation"). This resulted in the former shareholders of CanArgo Ltd. acquiring control of Money Works Inc. Accordingly, this transaction has been accounted for as a reverse takeover of the Corporation and the Consolidated Balance Sheet includes the assets and liabilities of CanArgo Ltd. at their carrying values together with the net assets of Money Works Inc. acquired at their ascribed fair values. The financial statements of the Corporation are a continuation of the financial statements of CanArgo Ltd., the acquirer, for accounting purposes.

CanArgo Ltd. was incorporated on March 4, 1997 with nominal share capital for the purpose of holding certain shareholders' interest aggregating 55.9% of the shares of Ninotsminda Oil Company Limited ("NOC"). There was no change in the individual shareholders' effective interest in NOC as a result of the formation of CanArgo Ltd. These consolidated financial statements reflect the operations of the Corporation from July 1, 1997, the date of commencement of operations, which also coincides with the date of the reverse takeover, when the series of transactions resulting in achieving control over the principal operating asset was culminated.

NOC is a Cypriot company specializing in the exploration and development of oil and gas properties in the Republic of Georgia. NOC operates under the terms of a Production Sharing Contract ("PSC") signed February 15, 1996 between NOC and the Republic of Georgia represented by the state oil company, Georgian Oil. Under the terms of the PSC, NOC is responsible for the costs associated with the project, which is operated on behalf of NOC by the local operating company, Georgian British Oil Company ("Georgian Oil"). Georgian Oil is responsible for the costs associated with site restoration and abandonment, royalties and all state taxes. The PSC expires in December 2019 and provides for a five-year extension. While areas containing field developments are not subject to relinquishment, other areas are subject to relinquishment after 5, 10, 15 and 20 years after the date of issue of the license. Currently, the Ninotsminda field is the only producing field in this license.

Production from the Ninotsminda field commenced in the early part of 1996, and during 1996 approximately 515,000 barrels of oil were produced. Under the terms of the PSC, Georgian Oil currently takes the first 96.4 tons per day ("determined production") of production, after which all production is shared. The level of determined production will change in accordance with the terms of the agreement. After determined production, NOC receives up to 50% of production for cost recovery. Remaining production after cost recovery is then allocated as to 30% to NOC and as to 70% to Georgian Oil.

To date, NOC has sold all of its production to one international buyer at prices related to the world market price for Brent crude, with payment in US dollars into NOC's bank account in Cyprus.

                             CANARGO OIL & GAS INC.

                            (STATED IN U.S. DOLLARS)

1. BASIS OF PRESENTATION -- (CONTINUED)
NOC is in an early stage of operations and is facing challenges typical of doing business in the former Soviet Union. Neither NOC nor the Corporation is currently in a position to finance all working capital or capital investment requirements through their own operations and therefore will require additional external financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Corporation follows accounting principles generally accepted in Canada. The significant accounting policies are noted below.

A) PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of the Corporation's wholly owned subsidiaries CanArgo Ltd. and CanArgo Nazvrevi Limited and its 55.9% owned subsidiary, NOC. The Corporation's interest in NOC was contributed by the CanArgo Ltd. shareholders. As there was no substantive change in the ownership of the NOC shares arising from the transfer, the Corporation has recorded its investment at the historic costs of NOC to the shareholders.

B) INVENTORY

Materials, supplies and spare parts held for use in the oil field and inventories of petroleum products held for sale are recorded at the lower of average cost and net realizable value.

C) OIL AND GAS PROPERTIES

The Corporation follows the full cost method of accounting for exploration and development expenditures wherein all costs related to the exploration for and the development of oil and gas reserves are capitalized. These costs include lease acquisition costs, geological and geophysical expenses, carrying charges of non-producing properties, costs of drilling and completing wells and oil and gas production equipment and that portion of general and administrative expense applicable to these activities. Proceeds received from the disposal of properties are normally credited against accumulated costs unless this would result in a change in the depletion rate by more than 20%, in which case a gain or loss is computed and reflected in the statement of operations.

Depletion of exploration and development costs and production equipment is provided on the unit-of-production method based upon estimated proved oil and gas reserves, as determined by independent engineers.

The Corporation carries its oil and gas properties at the lower of capitalized cost and net recoverable amount. Net recoverable amount is future net revenues from proved reserves plus unproved properties at cost less any impairment. Future net revenues are determined using unit prices and production and overhead costs, financing charges and income taxes that will be incurred in earning these revenues.

                             CANARGO OIL & GAS INC.

                            (STATED IN U.S. DOLLARS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (CONTINUED)
D) FOREIGN CURRENCY TRANSLATION

These financial statements are presented in United States dollars. Monetary amounts denominated in a foreign currency are translated to United States dollars at the exchange rate in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rate for the period. Exchange gains and losses resulting from the translation of foreign currency amounts are included in or charged to income for the year.

E) FINANCIAL INSTRUMENTS

Financial instruments of the Corporation consist of cash, accounts receivable, accounts payable and long term debt. As at December 31, 1997 there are no significant differences between their carrying values and their estimated market values.

F) INCOME TAXES

Georgian Oil is responsible for all state taxes in the Republic of Georgia. The undistributed earnings of foreign investees are considered to be permanently invested for their continuing operations; accordingly, no provisions are made for taxes which would become payable upon the distribution of such earnings to the parent company.

G) MEASUREMENT UNCERTAINTY

The amount recorded for depletion of oil and gas properties is based on estimates. The ceiling test calculation is based on estimates of proved reserves, production rates, oil prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future years could be significant.

3. CONTRIBUTING OF SHARES OF NOC

Effective June 30, 1997, the shareholders of CanArgo Ltd. contributed their collective 55.9% interest in NOC for shares in a common control transaction. The contribution is summarized as follows:

NET ASSETS CONTRIBUTED:
Current assets, including $492,295 cash.....................    $ 1,291,195
Capital assets..............................................      4,748,422
Current liabilities.........................................       (777,834)
Long term debt..............................................       (675,000)
Non-controlling interest....................................     (1,399,783)
                                                                -----------
                                                                $ 3,187,000
                                                                ===========
SHARES ISSUED:
8,275,250 common shares.....................................    $ 3,187,000
                                                                ===========

                             CANARGO OIL & GAS INC.

                            (STATED IN U.S. DOLLARS)

4. ACQUISITION OF CANARGO LTD.

Effective July 1, 1997, the Corporation acquired all of the outstanding shares of CanArgo Ltd., a privately owned company. This transaction has been accounted for as a reverse takeover as described in Note 1.

The acquisition is summarized as follows:

NET ASSETS OF CANARGO ENERGY INC. (FORMERLY MONEY WORKS
  INC.) ACQUIRED:
Current assets, including $2,726 cash.......................    $ 44,108
Current liabilities.........................................     (12,133)
                                                                --------
                                                                $ 31,975
                                                                --------
CONSIDERATION:
1,708,640 common shares.....................................    $ 31,975
                                                                ========

5. OIL AND GAS PROPERTIES

                                                                DECEMBER 31,
                                                                    1997
                                                                ------------
Oil and gas properties......................................     $7,617,417
Accumulated Depletion.......................................       (555,960)
                                                                 ----------
                                                                 $7,061,457
                                                                 ==========

General and administrative expenses of $637,993 were capitalized during the six months ended December 31, 1997.

6. LONG TERM DEBT

                                                                  DECEMBER 31,
                                                                      1997
                                                                -----------------
Advance.....................................................        $220,500
Loan........................................................         675,000
                                                                    --------
                                                                    $895,500
                                                                    ========

The advance from non-controlling interest to NOC bears no interest unless it is not repaid by June 30, 2000, at which time it would bear interest at 15% until repayment. The loan from non-controlling interest to NOC bears interest at a rate of 10% and is repayable out of surplus funds of NOC as and when available.

7. SHARE CAPITAL AND SPECIAL WARRANTS

AUTHORIZED

Unlimited number of voting common shares
Unlimited number of first preferred shares
Unlimited number of second preferred shares

                             CANARGO OIL & GAS INC.

                            (STATED IN U.S. DOLLARS)

7. SHARE CAPITAL AND SPECIAL WARRANTS -- (CONTINUED)

ISSUED COMMON SHARES                                      NUMBER        AMOUNT
--------------------                                    ----------    ----------
Balance on incorporation, opening balance.............       1,000    $      100
Issued upon contribution of an interest in NOC [note
  3]..................................................   8,275,250     3,187,000
Issued to CanArgo Ltd. [note 4].......................   1,708,641        31,975
Issued for cash.......................................     453,500       698,390
                                                        ----------    ----------
Balance, December 31, 1997............................  10,438,391    $3,917,465
                                                        ----------    ----------
SPECIAL WARRANTS
Special warrants issued...............................   1,636,597    $2,520,359
Issue costs...........................................          --      (498,082)
                                                        ----------    ----------
Balance, December 31, 1997............................   1,636,597    $2,022,277
                                                        ----------    ----------
WARRANTS ISSUED AND BALANCE, DECEMBER 31, 1997........     681,760    $       --
                                                        ----------    ----------
TOTAL SHARE CAPITAL AND SPECIAL WARRANT, DECEMBER 31,
  1997................................................                $5,939,742
                                                                      ==========

On June 30, 1997, the shareholders approved a 40 for 1 consolidation of all the outstanding common shares. The record date of the stock consolidation was July 2, 1997. Accordingly, all references to number of shares and per share information prior to July 2, 1997 have been adjusted to reflect the share consolidation retroactively.

On November 3, 1997, the Corporation closed a private placement of 1,636,597 special warrants at a price of Canadian $2.20 per special warrant. Each special warrant is convertible into one common share of the Corporation and one half of one warrant. Each full warrant is exercisable into one common share at a price of Canadian $2.60 per share through to November 1, 1999.

In conjunction with the special warrant placement, 681,760 warrants were issued. Each warrant is exercisable into one common share with 455,010 being exercisable at a price of Canadian $2.20, 250,000 warrants of which expire on June 30, 1998 and 205,010 warrants of which expire April 30, 1999, and 226,750 being exercisable at a price of Canadian $2.60 and expiring on November 1, 1999.

If the Corporation has not obtained a receipt for a final prospectus indicating the qualification of these securities in each relevant jurisdiction by February 28, 1998 then each special warrant will entitle the holder to receive an additional 0.1 common share and 0.05 warrant without payment of additional consideration.

INCENTIVE STOCK OPTION PLAN

During the period ended December 31, 1997, 1,035,000 common share options were granted; none were exercised. At December 31, 1997, options exercisable between 1998

                             CANARGO OIL & GAS INC.

                            (STATED IN U.S. DOLLARS)

7. SHARE CAPITAL AND SPECIAL WARRANTS -- (CONTINUED) and 2002 were outstanding to purchase 1,035,000 common shares at a price of $2.20 per share.

8. CONTINGENCIES

The non-controlling shareholder in NOC has initiated legal proceedings in Cyprus claiming that a share offer in NOC had not been accepted by the majority shareholder in the time limits set out and accordingly the share issuance to the majority shareholder was invalid. If the non-controlling shareholder is successful in its application before the Cyprus courts, the interest of the Corporation in NOC could be reduced to 49%. The Corporation has obtained a legal opinion from Cypriot counsel confirming the appropriate acceptance of the subscriptions to the share offer. Subsequent to December 31, 1997, the non-controlling shareholder withdrew its legal action without prejudice. Accordingly, the Corporation continues to maintain that the legal proceedings are without merit and consolidates its 55.9% share holding.

9. SUBSEQUENT EVENTS

On February 2, 1998, the Corporation entered into an agreement with Fountain Oil Incorporated ("Fountain") under which a business combination would be effected through an exchange of shares. Each common share of the Corporation is exchangeable into 1.6 common shares of Fountain. This business combination is subject to regulatory and shareholder approval.

10. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN THE UNITED STATES

The Corporation's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which in the case of the Corporation at December 31, 1997, conforms in all material respects with United States GAAP, except as set forth below.

(a) Adjustments to consolidated loss per share

                                                                 1997
                                                              -----------
Loss in accordance with Canadian and U.S. GAAP..............  $  (255,827)
                                                              -----------
Loss per share in accordance with U.S. GAAP.................  $     (0.02)
                                                              -----------
Weighted average number of common shares outstanding during
  period in accordance with U.S. GAAP.......................   10,757,176
                                                              ===========

                             CANARGO OIL & GAS INC.

                            (STATED IN U.S. DOLLARS)

10. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN THE UNITED
    STATES -- (CONTINUED)
(b) Adjustments to consolidated statements of cash flows in respect of non-cash investing and financing activities.

                                                                 1997
                                                              -----------
INVESTING ACTIVITIES
In accordance with Canadian GAAP............................  $(5,592,949)
Add:
  Contribution of NOC assets, net of cash...................    2,694,705
  Acquisition of Money Works, net of cash...................       29,249
                                                              -----------
INVESTING ACTIVITIES IN ACCORDANCE WITH U.S. GAAP...........  $(2,868,995)
                                                              ===========
FINANCING ACTIVITIES
In accordance with Canadian GAAP............................  $ 6,810,242
Less:
  Issue of share capital on contribution of NOC assets......   (3,187,000)
  Issue of share capital on contribution of Money Works.....      (31,975)
Add:
  Contribution of NOC assets, net of cash...................      492,295
  Acquisition of Money Works, net of cash...................        2,726
                                                              -----------
FINANCING ACTIVITIES IN ACCORDANCE WITH U.S. GAAP...........  $ 4,086,288
                                                              ===========

                             CANARGO OIL & GAS INC.

                   SUPPLEMENTAL DISCLOSURES ABOUT OIL AND GAS
                             PRODUCTION ACTIVITIES
                        (UNAUDITED, STATED U.S. DOLLARS)

The following information about the Corporation's oil producing activities is presented in accordance with United States Statement of Financial Accounting Standards No. 69: Disclosures About Oil and Gas Producing Activities.

OIL RESERVES

Proved oil reserves are the estimated quantities of crude oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic conditions.

Proved developed oil reserves are reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

Estimates of oil reserves are subject to uncertainty and will change as additional information regarding the producing fields and technology becomes available and as economic conditions change.

Reserves presented in this section represent NOC's working interest share of reserves net of royalties. The Corporation has a 55.9% beneficial interest in the reserves of NOC. Reserves at December 31, 1997 are based on estimates by the independent petroleum-engineering firm, AMH Group Ltd. and are all located in the Republic of Georgia.

The Corporation's net proved and net proved developed oil reserves were as follows:

NET PROVED RESERVES                                                  NOC
-------------------                                             -------------
                                                                (THOUSANDS OF
                                                                  BARRELS)
Crude oil
Net proved reserves, June 30, 1997(1).......................        5,675
Production..................................................         (112)
Reserve additions(1)........................................        5,452
                                                                   ------
NET PROVED RESERVES, DECEMBER 31, 1997......................       11,015
                                                                   ======
NET PROVED DEVELOPED RESERVES
June 30, 1997(1)............................................          994
December 31, 1997...........................................        1,929

-------------------------

(1) Estimated by management as the first reserve report prepared for the Corporation was as of December 31, 1997.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL RESERVES

The following standardized measure of discounted future net cash flows from proved oil reserves has been computed using period end prices and costs and period end statutory tax

                             CANARGO OIL & GAS INC.

                             PRODUCTION ACTIVITIES
                        (UNAUDITED, STATED U.S. DOLLARS)

rates. A discount rate of 10% has been applied in determining the standardized measure of discounted future net cash flows.

This information does not necessarily reflect the fair market value of its oil properties. Actual future net cash flows will differ from the presented estimated future net cash flows in that:

(i) future production from proved reserves will differ from estimated production;

(ii) future production will also include production from probable and potential reserves;

(iii) future rather than year end prices and costs will apply; and

(iv) existing economic, operating and regulatory conditions are subject to change.

The standardized measure of discounted future net cash flows is as follows:

                                                                     NOC
                                                                --------------
                                                                (IN THOUSANDS)
DECEMBER 31, 1997
Future cash inflows.........................................       $113,567
Future production, development and restoration costs........         73,664
                                                                   --------
Future net cash flows.......................................       $ 39,903
Ten percent annual discount.................................         14,255
                                                                   --------
Standardized measure........................................       $ 25,648
                                                                   ========

The changes in the standardized measure of discounted future net cash flows for the period is as follows:

                                                                     NOC
                                                                --------------
                                                                (IN THOUSANDS)
JULY 1, 1997(1).............................................       $12,951
Oil sales net of production costs...........................          (534)
Oil discoveries(1)..........................................        16,100
Development costs incurred..................................         2,869
                                                                   -------
DECEMBER 31, 1997...........................................       $25,648
                                                                   =======

-------------------------

(1) Estimated by management as the first reserve report prepared for the Corporation was as of December 31, 1997.

                             CANARGO OIL & GAS INC.

                             PRODUCTION ACTIVITIES
                        (UNAUDITED, STATED U.S. DOLLARS)

Costs incurred in oil property acquisition, exploration and development activities:

                                                                     NOC
                                                                --------------
                                                                (IN THOUSANDS)
SIX MONTHS ENDED DECEMBER 31, 1997
Property acquisition
  Proved....................................................            --
  Unproved..................................................            --
Development.................................................        $2,869
Exploration.................................................            --
                                                                    ------
                                                                    $2,869
                                                                    ======

Depletion per unit of net production:

                                                                    NOC
                                                                -----------
                                                                ($ PER BOE)
Six months ended December 31, 1997..........................       $4.98

Results of operations for oil producing activities:

                                                                     NOC
                                                                --------------
                                                                (IN THOUSANDS)
SIX MONTHS ENDED DECEMBER 31, 1997
Sales.......................................................        $1,324
Royalty and production expense..............................          (790)
Depletion...................................................          (556)
                                                                    ------
Loss before tax.............................................        $  (22)
Income tax..................................................            --
                                                                    ------
RESULTS OF OPERATIONS FROM PRODUCING ACTIVITIES.............        $  (22)
                                                                    ======

NOC's share of revenues under the PSC is determined by the price of Brent crude oil, less transportation charges. At current world oil prices, NOC's share of revenues under the PSC is insufficient to cover royalty, production and depletion expenses. In order to cover royalty, production and depletion expenses under the PSC, at current production volumes of approximately 1,900 barrels per day, the price for Brent crude will need to be approximately US$16.50 per barrel. The closing price for Brent crude on May 25, 1998 was US$14.26 per barrel.

                              FINANCIAL STATEMENTS

                        NINOTSMINDA OIL COMPANY LIMITED
                      (FORMERLY JKX (NINOTSMINDA) LIMITED)

                                AUDITORS' REPORT

To the Directors of
Ninotsminda Oil Company Limited
(formerly "JKX (Ninotsminda) Limited")

We have audited the financial statements of Ninotsminda Oil Company Limited and have obtained all the information and explanations we considered necessary. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing. These standards are substantially in accordance with United States generally accepted auditing standards. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, proper books of account have been kept by the Company and the financial statements, which are in agreement therewith give a true and fair view of the state of affairs of Ninotsminda Oil Company Limited for the six months ended June 30, 1997 and the year ended December 31, 1996 and of its profit and cash flows for the periods then ended in accordance with International Accounting Standards and comply with the provisions of the Companies Law, Chapter 113.

                                         /s/ Ernst & Young
Limassol, Cyprus                         Ernst & Young
February 18, 1998                        Chartered Accountants

                        NINOTSMINDA OIL COMPANY LIMITED

                                 BALANCE SHEET

                            (STATED IN U.S. DOLLARS)

                                                        JUNE 30,     DECEMBER 31,
                                                          1997           1996
                                                       ----------    ------------
                                     ASSETS
CURRENT
Cash.................................................  $  492,300     $1,565,800
Accounts receivable..................................     716,300        373,500
Inventory............................................      82,600         49,600
                                                       ----------     ----------
                                                        1,291,200     $1,988,900
Oil and gas properties [note 6]......................   4,081,700      2,069,900
                                                       ----------     ----------
                                                       $5,372,900     $4,058,800
                                                       ==========     ==========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable.....................................  $   67,500     $   25,600
Taxes payable........................................      61,000         61,000
Due to shareholders [note 7].........................     783,800        188,800
                                                       ----------     ----------
                                                          912,300        275,400
Long term debt [note 8]..............................   1,350,000      2,411,600
                                                       ----------     ----------
                                                        2,262,300      2,687,000
                                                       ----------     ----------
SHAREHOLDERS' EQUITY
Retained earnings....................................   1,291,300      1,367,500
Share premium [note 9]...............................   1,814,300             --
Share capital [note 9]...............................       5,000          4,300
                                                       ----------     ----------
                                                        3,110,600      1,371,800
                                                       ----------     ----------
                                                       $5,372,900     $4,058,800
                                                       ==========     ==========

See accompanying notes

                        NINOTSMINDA OIL COMPANY LIMITED

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                            (STATED IN U.S. DOLLARS)

                                                                         PERIOD
                                                        SIX MONTHS    OCTOBER 24,
                                                          ENDED         1995 TO
                                                         JUNE 30,     DECEMBER 31,
                                                           1997           1996
                                                        ----------    ------------
REVENUE
Oil...................................................  $1,500,000     $3,058,900
Other.................................................      17,400         16,000
                                                        ----------     ----------
                                                         1,517,400      3,074,900
                                                        ----------     ----------
EXPENSES
Operating.............................................     638,200        962,500
General and administrative [note 10]..................     216,400        415,900
Interest [note 4].....................................      76,000        188,900
Depletion.............................................     663,000         79,100
                                                        ----------     ----------
                                                         1,593,600      1,646,400
                                                        ----------     ----------
(LOSS) INCOME BEFORE TAXES............................     (76,200)     1,428,500
Provision for income taxes............................          --         61,000
                                                        ----------     ----------
(LOSS) NET INCOME FOR THE PERIOD......................     (76,200)     1,367,500
Retained earnings, beginning of period................   1,367,500             --
                                                        ----------     ----------
RETAINED EARNINGS, END OF PERIOD......................  $1,291,300     $1,367,500
                                                        ==========     ==========

See accompanying notes

                        NINOTSMINDA OIL COMPANY LIMITED

                            STATEMENT OF CASH FLOWS

                            (STATED IN U.S. DOLLARS)

                                                   SIX MONTHS      PERIOD OCTOBER 24,
                                                      ENDED             1995 TO
                                                  JUNE 30, 1997    DECEMBER 31, 1996
                                                  -------------    ------------------
OPERATING ACTIVITIES
(Loss) income before taxes......................   $   (76,200)       $ 1,428,500
Adjustments to reconcile net income to net cash
  provided by operating activities
  Depletion.....................................       663,000             79,100
                                                   -----------        -----------
Funds from operations...........................       586,800          1,507,600
Changes in non-cash working capital relating to
  operations....................................       261,100           (208,700)
                                                   -----------        -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......       847,900          1,298,900
                                                   -----------        -----------
INVESTING ACTIVITIES
Capital asset additions.........................    (2,674,800)        (2,149,000)
                                                   -----------        -----------
NET CASH USED IN INVESTING ACTIVITIES...........   $(2,674,800)       $(2,149,000)
                                                   -----------        -----------
FINANCING ACTIVITIES
Issuance of shares..............................           700              4,300
Share premium...................................     1,814,300                 --
Increase in due to shareholders.................            --          2,500,000
Repayment of due to shareholders................    (1,061,600)           (88,400)
                                                   -----------        -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES.......       753,400          2,415,900
                                                   -----------        -----------
Net (decrease) increase in cash.................    (1,073,500)         1,565,800
Cash, beginning of period.......................     1,565,800                 --
                                                   -----------        -----------
CASH, END OF PERIOD.............................   $   492,300        $ 1,565,800
                                                   ===========        ===========

See accompanying notes

                        NINOTSMINDA OIL COMPANY LIMITED

                         NOTES TO FINANCIAL STATEMENTS

                            (STATED IN U.S. DOLLARS)

1. INCORPORATION

The Company was incorporated in Cyprus on October 24, 1995 with minimal share capital and changed its name to Ninotsminda Oil Company Limited ("NOC") effective January 16, 1998.

2. DESCRIPTION OF BUSINESS

The primary purpose of the Company is the exploration for and production of hydrocarbons in the Republic of Georgia.

NOC operates under the terms of a Production Sharing Contract ("PSC") signed February 15, 1996 between NOC and the Republic of Georgia represented by the state oil company, Georgian Oil. Under the terms of the PSC, NOC is responsible for the costs associated with the project, which is operated on behalf of NOC by the local operating company, Georgian British Oil Company ("Georgian Oil"). Georgian Oil is responsible for the costs associated with site restoration and abandonment, royalties and all state taxes. The PSC expires in December 2019 and provides for a five year extension. While areas of the license containing field developments are not subject to relinquishment, other areas are subject to relinquishment after 5, 10, 15 and 20 years after the date of issue of the license. Currently the Ninotsminda field is the only producing field in this license.

Production from the Ninotsminda field commenced in the early part of 1996, and during 1996 approximately 515,000 barrels of oil were produced. Under the terms of the PSC, Georgian Oil currently takes the first 750 barrels per day ("determined production") of production, after which all production is shared. The level of determined production will change in accordance with the terms of the agreement. After determined production, NOC receives up to 50% of production for cost recovery. Remaining production after cost recovery is then allocated as to 30% to NOC and as to 70% to Georgian Oil.

To date, NOC has sold all of its production to one international buyer at prices related to the world market price for Brent crude, with payment in US dollars into NOC's bank account in Cyprus.

NOC is in an early stage of operations and is effectively dealing with challenges typical of doing business in the former Soviet Union. NOC is currently not in a position to finance all its working capital and capital investment requirements through its own operations and therefore will require additional external financing.

3. ACCOUNTING POLICIES

The Company follows international accounting standards. The significant accounting policies are noted below.

ACCOUNTING CONVENTION

The financial statements are drawn up under the historical cost convention.

                        NINOTSMINDA OIL COMPANY LIMITED

                            (STATED IN U.S. DOLLARS)

3. ACCOUNTING POLICIES -- (CONTINUED)
EXCHANGE RATES

The financial statements are presented in United States dollars. The Company's revenues and exploration and production costs are denominated in U.S. dollars.

Transactions in other currencies are translated to United States dollars at the rates in effect on the transaction date. Balances are translated to United States dollars at the exchange rate in effect at the balance sheet date. Any resulting exchange gains or losses are recognized as income or expense in the year they are incurred.

OIL AND GAS PROPERTIES

The Company accounts for oil and gas expenditures under the full cost method of accounting, whereby all costs associated with the exploration for and development of crude oil and natural gas reserves are capitalized as capital assets within one global amortized cost pool.

Costs related to evaluated properties, including an estimate for future costs to develop proved reserves, are amortized through depletion charges using the unit of production method based on commercial proved crude oil reserves.

INVENTORY

Inventory is comprised of crude oil and is carried at the lower of cost and net realizable value.

4. INTEREST PAYABLE

The following amounts are included in the due to shareholder:

                                                         JUNE 30,    DECEMBER 31,
                                                           1997          1996
                                                         --------    ------------
CanArgo Energy Inc.....................................  $134,500      $ 97,800
JKX Nederland BV.......................................   125,400        91,100
                                                         --------      --------
                                                         $259,900      $188,900
                                                         ========      ========

5. PROFITS TAX

The Company is subject to Cyprus corporation tax on its taxable profits at the rate of 4.25%.

                        NINOTSMINDA OIL COMPANY LIMITED

                            (STATED IN U.S. DOLLARS)

6. OIL AND GAS PROPERTIES

                                                        JUNE 30,     DECEMBER 31,
                                                          1997           1996
                                                       ----------    ------------
Cost
  Opening balance....................................  $2,149,000     $       --
  Additions during the period........................   2,674,800      2,149,000
                                                       ----------     ----------
  At December 31.....................................   4,823,800      2,149,000
                                                       ----------     ----------
Depletion
  Opening balance....................................      79,100             --
  Charge for the period..............................     663,000         79,100
                                                       ----------     ----------
  At December 31.....................................     742,100         79,100
                                                       ----------     ----------
Net book value
  At December 31.....................................  $4,081,700     $2,069,900
                                                       ==========     ==========

7. DUE TO SHAREHOLDERS

Amounts falling due within one year:

                                                         JUNE 30,    DECEMBER 31,
                                                           1997          1996
                                                         --------    ------------
CanArgo Energy Inc.....................................  $134,500      $ 97,800
JKX Nederland BV.......................................   649,300        91,100
                                                         --------      --------
                                                         $783,800      $188,900
                                                         ========      ========

8. LONG TERM DEBT

                                                        JUNE 30,     DECEMBER 31,
                                                          1997           1996
                                                       ----------    ------------
Shareholder loans
  CanArgo Energy Inc.................................  $  675,000     $1,500,000
  JKX Nederland BV...................................     675,000        911,600
                                                       ----------     ----------
                                                       $1,350,000     $2,411,600
                                                       ==========     ==========

The shareholder loans bear interest at the rate of 10% per annum and are repayable out of surplus funds as and when available.

                        NINOTSMINDA OIL COMPANY LIMITED

                            (STATED IN U.S. DOLLARS)

9. SHARE CAPITAL

AUTHORIZED

10,000 shares at a par value of L1 each

ISSUED

                                                              NUMBER    VALUE
                                                              ------    ------
Issued during 1996..........................................  2,000     $4,300
                                                              -----     ------
Balance, December 31, 1996..................................  2,000     $4,300
Issued for cash.............................................    363        700
                                                              -----     ------
Balance, June 30, 1997......................................  2,363     $5,000
                                                              =====     ======

During 1997, the Company issued 203 shares to CanArgo and 160 shares to JKX Nederland B.V. at a price of $5,000 per share. The amount paid in excess of the nominal value of the shares is recorded as share premium.

10. RELATED PARTY TRANSACTIONS

During 1997, members of the JKX Oil & Gas plc ("JKX") group of companies, including JKX Nederland B.V. (44.1% shareholder in NOC at December 31, 1997) performed services and procured goods and services on behalf of NOC. These goods and services recharged by JKX to NOC, excluding interest expense, totaled $531,300 for the six month period ended June 30, 1997 (December 31, 1996 -- $743,000) of which $381,900 has not yet been agreed to by NOC.

11. SHAREHOLDER DISPUTES

There are disputes between shareholders as to their relative ownership interests in NOC. The resolution of these disputes may result in a reallocation of amounts between contributed surplus and due to shareholders.

12. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN THE UNITED STATES

The Company's financial statements have been prepared in accordance with international generally accepted accounting principles, which in the case of the Company conform in all material respects with United States GAAP.

                        PRO FORMA FINANCIAL INFORMATION

Effective March 4, 1997 various stockholders, who together owned 55.9% of Ninotsminda Oil Company Limited ("NOC") contributed their common stock in NOC for common stock of CanArgo Ltd., a newly formed corporation formed for the purpose of holding the NOC interests. There was no change in the individual stockholders' effective ownership of NOC as a result of the formation of CanArgo Ltd. Effective July 1, 1997, the shareholders of CanArgo Ltd. exchanged their shares for a controlling interest in Money Works Inc., a company incorporated under the Alberta Business Corporation Act. Money Works Inc. had no substantive operations at July 1, 1997. The exchange was accounted for as a reorganization (a reverse takeover under Canadian GAAP) and not a business combination. After the exchange with Money Works, Inc., the stockholder group that formed CanArgo Ltd. owned 82% of the outstanding common stock of Money Works Inc., and Money Works, Inc. changed its name to CanArgo Energy Inc. The formation of CanArgo Ltd. and the Money Works, Inc. reorganization are collectively referred to as the "reorganization" in the accompanying unaudited condensed combined pro forma financial statements and notes and supplemental disclosures thereto.

The following unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1998 give effect to the July 1998 business combination between the Company and CanArgo Energy Inc., now the Company's subsidiary CanArgo Oil & Gas Inc. (the "Transaction") as if it had occurred on January 1, 1997. In addition, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1997 reflects the effect of the reorganization on the Company's statements of operations as if it had occurred on January 1, 1997. The unaudited pro forma condensed combined financial statements have been derived from and should be read in connection with the financial statements included elsewhere in this Prospectus.

The unaudited pro forma condensed combined financial statements do not purport to represent (i) what the Company's financial position or results of operations would have been had the Transaction occurred on the dates indicated or to project the Company's financial position or results of operations for any future period or (ii) what the Company's results of operations would have been had the reorganization occurred on the date indicated or to project the Company's results of operations for any future period. Furthermore, the unaudited pro forma condensed combined financial statements do not reflect changes which may occur as the result of activities after the consummation of the Transaction and the reorganization.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                HISTORICAL
                                        --------------------------
                                                         CANARGO
                                          COMPANY       OIL & GAS     ADJUSTMENTS     PRO FORMA
                                        -----------    -----------    -----------    -----------
REVENUES..............................  $   519,990    $   992,952     $      --     $ 1,512,942
                                        -----------    -----------     ---------     -----------
Operating expenses
  Lease operating expenses............      477,263        771,652            --       1,248,915
  Direct project costs................    1,023,336             --            --       1,023,336
  General and administrative..........    2,720,932        703,652            --       3,424,584
  Depreciation and amortization.......      261,420        527,676       100,000(2)      889,096
  Loss from investment in
    unconsolidated subsidiaries.......      152,225             --            --         152,225
  Writedown of oil and gas
    properties........................      900,000             --            --         900,000
                                        -----------    -----------     ---------     -----------
Total operating expenses..............    5,535,176      2,002,980       100,000       7,638,156
                                        -----------    -----------     ---------     -----------
OPERATING LOSS........................   (5,015,186)    (1,010,028)     (100,000)     (6,125,214)
Other income (expense), net...........      171,279          7,959            --         179,238
                                        -----------    -----------     ---------     -----------
Net loss before income tax............   (4,843,907)    (1,002,069)     (100,000)     (5,945,976)
Income tax expense....................           --             --            --              --
                                        -----------    -----------     ---------     -----------
Net loss before minority interest.....   (4,843,907)    (1,002,069)     (100,000)     (5,945,976)
Minority interest in loss of
  subsidiary..........................       53,426        267,422            --         320,848
                                        -----------    -----------     ---------     -----------
Net loss..............................  $(4,790,481)   $  (734,647)    $(100,000)    $(5,625,128)
                                        ===========    ===========     =========     ===========
Net loss per common share
  -- basic............................  $     (0.34)                                 $     (0.26)(3)
                                        ===========                                  ===========
Net loss per common share
  -- diluted..........................  $     (0.34)                                 $     (0.26)(3)
                                        ===========                                  ===========
Weighted average number of common
  shares outstanding..................   14,072,572                                   21,194,663
                                        ===========                                  ===========

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                                    HISTORICAL
                             -------------------------           ADJUSTMENTS
                                             CANARGO     ----------------------------
                               COMPANY      OIL & GAS    REORGANIZATION   TRANSACTION    PRO FORMA
                             ------------   ----------   --------------   -----------   ------------
REVENUES...................  $    313,301   $1,324,114     $1,500,000(1)   $     --     $  3,137,415
                             ------------   ----------     ----------      --------     ------------
Operating expenses
  Lease operating
    expenses...............       200,321      790,287        638,200(1)         --        1,628,808
  Direct project costs.....     1,753,166           --             --            --        1,753,166
  General and
    administrative.........     3,903,446      386,397        216,400(1)         --        4,506,243
  Depreciation and
    amortization...........       344,666      555,960        663,000(1)     89,000(2)     1,652,626
  Loss from investment in
    unconsolidated
    subsidiaries...........     3,778,287           --             --            --        3,778,287
  Impairment of oil and gas
    ventures...............    15,735,592           --             --            --       15,735,592
  Impairment of property
    and equipment..........     3,243,997           --             --            --        3,243,997
  Impairment of other
    assets.................       444,018           --             --            --          444,018
                             ------------   ----------     ----------      --------     ------------
Total operating expenses...    29,403,493    1,732,644      1,517,600        89,000       32,742,737
                             ------------   ----------     ----------      --------     ------------

OPERATING LOSS.............   (29,090,192)    (408,530)       (17,600)      (89,000)     (29,605,322)
Other income (expense),
  net......................     1,201,861      (11,729)       (58,600)(1)        --        1,131,532
                             ------------   ----------     ----------      --------     ------------
Net loss before income
  tax......................   (27,888,331)    (420,259)       (76,200)      (89,000)     (28,473,790)
Income tax expense.........            --           --             --            --               --
                             ------------   ----------     ----------      --------     ------------
Net loss before minority
  interest.................   (27,888,331)    (420,259)       (76,200)      (89,000)     (28,473,790)
Minority interest in loss
  of subsidiary............       205,380      164,432         32,842(1)         --          402,654
                             ------------   ----------     ----------      --------     ------------
Net loss...................  $(27,682,951)  $ (255,827)    $  (43,358)     $(89,000)    $(28,071,136)
                             ============   ==========     ==========      ========     ============
Net loss per common share
  -- basic.................  $      (2.47)                                              $      (1.33)(3)
                             ============                                               ============
Net loss per common share
  -- diluted...............  $      (2.47)                                              $      (1.33)(3)
                             ============                                               ============
Weighted average number of
  common shares
  outstanding..............    11,206,507                                                 21,177,425(5)
                             ============                                               ============

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS

1. To adjust the historical financial statements of CanArgo Oil & Gas Inc. to reflect the operations of NOC for the period from January 1, 1997 to June 30, 1997, the date the reorganization was completed, as if the reorganization occurred on January 1, 1997.

2. To reflect additional estimated depreciation, depletion and amortization of oil and gas properties as a result of the allocation of the purchase price thereto as if the purchase of such oil and gas properties had occurred on January 1, 1997. The additional depreciation, depletion and amortization amounts were calculated on the units-of-production method based on capitalized costs as adjusted for the purchase of CanArgo Oil & Gas Inc. and estimates of pro forma proved developed and undeveloped reserves. For the nine months ended September 30, 1998, the actual depreciation, depletion and amortization rate for the Company and CanArgo Oil & Gas Inc. was $13.94 and $5.33 per barrel produced, respectively. For the year ended December 31, 1997, the actual depreciation, depletion and amortization rate for the Company and CanArgo Oil & Gas Inc. was $13.15 and $4.06 per barrel produced, respectively. The pro forma depreciation, depletion and amortization rate was approximately $6.93 and $9.92 per barrel produced for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively.

3. To reflect pro forma basic and diluted loss per share. Pro forma earnings per share do not reflect 2,253,512 shares of Company Common Stock issuable after the consummation of the Transaction upon exercise of options to purchase shares of CanArgo Oil & Gas Inc. Common Stock pursuant to outstanding CanArgo Oil & Gas Inc. options and upon the exchange of Exchangeable Shares issuable upon the exercise of warrants because they are antidilutive.

4. The unaudited pro forma condensed combined financial statements do not give effect to the issuance of the one hundred (100) shares (the "Preferred Shares") of Special Voting Stock. The Preferred Shares embody the right to
     (i) the voting power of the holders of unexchanged Exchangeable Shares following the exchange thereof for shares of Company Common Stock and (ii) the right to receive an aggregate of One Hundred Dollars ($100) upon redemption at the rate of $1.00 per Preferred Share following the exchange of all outstanding Exchangeable Shares.

     The Preferred Shares will be stripped of their voting power proportionately as Exchangeable Shares are exchanged for shares of Company Common Stock. When fully divested of voting rights through the exchange of all Exchangeable Shares, the Preferred Shares can be redeemed for nominal consideration. Thus, the Preferred Shares do not have substance for accounting purposes.

                       SUPPLEMENTARY UNAUDITED PRO FORMA
                        COMBINED OIL AND GAS DISCLOSURES

The following supplementary unaudited pro forma combined oil reserve quantity information and standardized measure of discounted future cash flows and changes therein gives effect to the Transaction and the reorganization as if each had occurred on January 1, 1997. The supplemental unaudited pro forma combined oil information was derived from and should be read in connection with the separate supplementary disclosures of oil information of the Company included elsewhere in this Prospectus.

Users of this information should be aware that the process of estimating quantities of proved and proved developed crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs with existing equipment and under existing economic and operating conditions.

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and under existing economic and operating conditions.

Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

No major discovery or other favorable or adverse event subsequent to December 31, 1997 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

The supplementary unaudited pro forma combined oil and gas information does not purport to represent what such information would have been had the Transaction and the reorganization actually occurred on January 1, 1997.

         SUPPLEMENTARY PRO FORMA COMBINED RESERVE QUANTITY INFORMATION

                               DECEMBER 31, 1997

                                                           REPUBLIC        TOTAL
                                               CANADA     OF GEORGIA     PRO FORMA
                                               ------     ----------     ---------
                                                          (OIL IN MBLS)
Proved developed and undeveloped reserves:
  Beginning of year.........................     --             --            --
  Revision of estimates.....................    (33)            --           (33)
  Improved recovery.........................     --             --            --
  Purchase of minerals in place.............    116          5,675         5,791
  Extensions and discoveries................    267          5,452         5,719
  Production................................    (16)          (112)         (128)
                                                ---         ------        ------
  End of year...............................    334         11,015(1)     11,349
                                                ---         ------        ------
Proved developed reserves
  Beginning of year.........................     --             --            --
  End of year...............................    155          1,929(1)      2,084
                                                ===         ======        ======

-------------------------

(1) 44.1% of these reserves are attributable to the minority interest in NOC.

             SUPPLEMENTARY PRO FORMA COMBINED STANDARDIZED MEASURE
              OF DISCOUNTED FUTURE CASH FLOWS AND CHANGES THEREIN
                     RELATED TO PROVED OIL AND GAS RESERVES

                                                            REPUBLIC     PRO FORMA
                                                 CANADA    OF GEORGIA      TOTAL
                                                 ------    ----------    ---------
                                                        (IN THOUSANDS OF $)
Future cash....................................  $5,469     $113,567     $119,036
Future production and development costs........   2,930       73,664       76,594
Future income tax expenses(1)..................      --           --           --
                                                 ------     --------     --------
Future net cash flows..........................   2,539       39,903       42,442
10% annual discount for estimated timing of
  cash flows...................................   1,296       14,255       15,551
                                                 ------     --------     --------
Standardized measure of discounted future net
  cash flows...................................  $1,243     $ 25,648     $ 26,891
                                                 ======     ========     ========

-------------------------

(1) No future income tax expense was provided as such taxes will be offset with net operating loss carryforwards on a historical and pro forma basis.

The following are the principal sources of change in the pro forma standardized measure of discounted future net cash flows for the period from January 1, 1997 to December 31, 1997:

                                                            REPUBLIC     PRO FORMA
                                                 CANADA    OF GEORGIA      TOTAL
                                                 ------    ----------    ---------
                                                        (IN THOUSANDS OF $)
January 1, 1997................................     --      $13,279       $13,279
Purchase of oil in place.......................  $ 551           --           551
Sales of oil and gas net of production costs
  Net changes in prices and costs..............   (113)        (862)         (975)
Extensions and discoveries and improved
  recovery, net of related costs...............    745       18,775        19,520
Development costs incurred.....................     --       (5,544)       (5,544)
Revision of previous estimates.................   (141)          --          (141)
Accretion of discount..........................     55           --            55
Timing and other...............................    146           --           146
                                                 ------     -------       -------
December 31, 1997..............................  $1,243     $25,648       $26,891
                                                 ======     =======       =======

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Company.

Securities and Exchange Commission filing fee ..................  $   1,663.00
Printing expenses ..............................................             *
Legal fees and expenses ........................................             *
Accounting fees and expenses ...................................             *
Miscellaneous ..................................................             *
                                                                  ------------
               Total ...........................................  $          *

*    To be filed by amendment.

     All of the amounts shown are estimates except for the fees paid to the Securities and Exchange Commission.

Item 14. Indemnification of Directors and Officers

     The Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation must indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. The Company's Bylaws provide for indemnification of directors and officers to the fullest extent permitted by the DGCL.

     The DGCL permits, and the Company's Bylaws require, the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. The Company has directors' and officers' liability insurance covering losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 15. Recent Sales of Unregistered Securities

     All amounts have been restated to give effect to 1-for-2 reverse stock split on July 15, 1998. Except as stated in paragraphs 3 and 5 below, no underwriters were used in the offerings.

     Whenever reference is made to securities sold in reliance on Regulation S, the registrant obtained (i) representations from the purchaser of the securities that (A) the purchaser was not a U.S. person; (B) the purchaser acquired the securities for his own account and not for the account or benefit of any other person, including without limitation any U.S. person; and (C) the purchaser was outside the United States at the time the securities were purchased; and (ii) the agreement of the purchaser that the securities would not be transferred in the United States or to any U.S. person or to any person who would hold the securities for the account or benefit of a U.S. person unless the securities were registered under the Securities Act of 1933, as amended (the "Act") or an exemption from such registration were available. The certificates representing the securities were delivered outside the United States.

(1) The registrant issued shares upon the exercise of stock options originally issued in August 1994 at various dates set forth below. The options expire August 16, 1999 and are exercisable at $3.00 per share. The shares were sold in reliance on Regulation S. Total proceeds to registrant: $252,000.

      Date exercised             No. of Shares        No. of Purchasers
      --------------             -------------        -----------------
          2/2/96                    6,000                     1
         6/10/96                   20,000                     1
            9/96                    6,000                     1
          1/7/97                   34,000                     1
         5/19/97                   18,000                     1
                                  ------
                                  84,000

     (2) The registrant issued shares upon the exercise of stock purchase warrants that were originally issued in August 1994 at various dates set forth below. The warrants expired November 3, 1997 and were exercisable at $3.00 per share. 220,661 warrants and the underlying shares were issued and sold to a total of 19 purchasers in reliance on Regulation S and 7,112 warrants and underlying shares were sold to one purchaser in reliance on Section 4(2) of the Act in the manner described in paragraph 8. Total proceeds to registrant:
$683,169.

      Date exercised             No. of Shares        No. of Purchasers
      --------------             -------------        -----------------
              6/96                  14,611                    3
       7/96 - 8/96                   7,000                    2
             10/96                  75,000                    6

      Date exercised             No. of Shares        No. of Purchasers
      --------------             -------------        -----------------
      11/96 -12/96                 131,112                    9
                                   -------
                                   227,723

     (3) Between April 1, 1996 and October 16, 1996, registrant issued and sold 528,225 shares of its Common Stock, upon conversion of its 8% Convertible Subordinated Debentures. The Company issued $3,750,000 principal amount of Debentures at par in January and February 1996. The Debentures were issued and sold to fifteen (15) offshore investors in reliance upon Regulation S. U.S. Sachem Financial Consultants, L.P. acted as the placement agent. Placement fees were 8% of gross proceeds, plus 1% of gross proceeds and $15,000 for expenses.

     (4) On May 9, 1996, registrant issued and sold 75,000 shares of its Common Stock, paid $161,000 and assumed a $50,000 loan in exchange for 10 shares (10%) of UK-RAN Oil Corporation and 500,000 shares (33%) of UK-RAN Energy Corporation. The 75,000 shares were valued at market price on date of issuance - $684,375. The shares were issued to a Canadian company in reliance on Regulation S.

     (5) On June 5, 1996, registrant issued and sold an aggregate of 2,500,000 shares of its Common Stock in a private placement to a total of fifty (50) institutional and other qualified investors in Norway and other European countries in reliance upon Regulation S. The placement was made at $9.00 per share and registrant received aggregate proceeds of $22,500,000. Orkla Finans (Fondsmegling) AS of Norway acted as placement agent. Placement fees were 6% of gross proceeds plus out-of-pocket expenses.

     (6) On June 12, 1996, registrant issued and sold 150,000 shares of its Common Stock in exchange for 25,206 shares (6%) of Intergas JSC. The 150,000 shares were valued at market price on date of issuance - $1,668,750. The shares were issued to a British Virgin Islands company, the designee of the two Russian individuals who transferred their ownership of the 25,206 shares of Intergas JSC to the registrant. The shares were sold in reliance on Regulation S.

     (7) On September 9, 1996, registrant called for redemption a series of stock purchase warrants issued in March 1995, having an original expiration date of February 28, 1997, and entitling the two holders thereof to purchase shares of registrant's Common Stock at an exercise price of $10.20 per share. In connection therewith, registrant set October 4, 1996 as the redemption date for the warrants. On September 25 and October 2, 1996, Registrant issued and sold an aggregate of 569,900 shares of its Common Stock upon exercise of the warrants for aggregate proceeds of $5,812,980. The shares were issued in reliance on Regulation S.

     (8) On October 29, 1996, a registered holder exercised 7,143 warrants issued in July 1994, having an original expiration date of June 30, 1997, and entitling the holder thereof to purchase shares of registrant's Common Stock at an exercise price of $3.50 per share. In connection with such exercise of warrants, registrant issued and sold an aggregate of 7,143 shares of its Common Stock, and registrant received aggregate proceeds of $25,000.

     The offer and sale of the shares was exempt from the registration requirements of the Act under Section 4(2) of the Act as a transaction by an issuer not involving a public offering. The purchaser of the warrant shares represented to the registrant, among other things, that he was acquiring the warrant shares for his own account and that he was acquiring the shares for investment and not with a view towards the distribution thereof; and agreed that he would not sell the shares without registration under the Act or an applicable exemption from such registration requirement. The certificate representing the shares has a restrictive legend endorsed thereon reflecting the restrictions on transferability arising out of the foregoing matters, and the Company has issued "stop transfer" instructions to its transfer agent with respect to the shares.

     (9) On November 29, 1996, registrant called for redemption a series of stock purchase warrants issued in February and March 1995, having an original expiration date of February 28, 1997, and entitling the 34 holders thereof to purchase shares of registrant's Common Stock at an exercise price of $12.00 per share. Registrant set December 31, 1996 as the redemption date. Between December 13 and December 31, 1996, registrant issued and sold an aggregate of 1,540,000 shares of its Common Stock upon exercise of the warrants for aggregate proceeds of $18,840,000. The shares were sold in reliance on Regulation S.

     (10) On February 11, 1997, the registrant issued 87,500 shares of its Common Stock, pursuant to an obligation to issue the shares upon the signing of a joint venture agreement formed to acquire rights to develop and produce hydrocarbons from an oil and gas field in Western Ukraine. The Shares were issued to the assignee of an Australian corporation that transferred to registrant all of such corporation's rights to pursue a project relating to that oil and gas field, in partial consideration of the transfer. The 87,500 shares were valued at market price on date of issuance - $1,060,938. The shares were issued in reliance on Regulation S.

     (11) On January 15, 1999, the registrant sold 250,000 shares of Common Stock in exchange for oil and gas interests in the Republic of Georgia, including contractual obligations of NOC. The shares were valued at the market price on the date of issuance: $109,500. The shares were sold in reliance on
Section 4(2) of the Act on the same basis as described in paragraph 8 above.

Item 16. Exhibits and Financial Statement Schedules

     (a) The following exhibits are filed herewith or incorporated herein by reference:

         (*)   Management Contracts, Compensation Plans and Arrangements are
identified by an asterisk

         2(1) Amended and Restated Combination Agreement between Fountain Oil Incorporated and CanArgo Energy Inc. dated as of February 2, 1998 (Incorporated herein by reference from Form S-3 Registration Statement, File No. 333-48287 filed on June 9, 1998).

          2(2) Voting, Support and Exchange Trust Agreement (Incorporated herein by reference as Annex G from Form S-3 Registration Statement, File No. 333-48287 filed on June 9, 1998).

         3(1) Registrant's Certificate of Incorporation and amendments thereto (Incorporated herein by reference from July 15, 1998 Form 8-K).

         3(2) Registrant's Bylaws (Incorporated herein by reference from December 31, 1996 Form 10-K).

         4(1) Form of 8% Convertible Subordinated Debenture (Incorporated herein by reference from February 29, 1996 Form 10- QSB).

         5(1) Opinion of Kelly Lytton Mintz & Vann LLP. -- to be filed by amendment.

         *10(1) Securities Compensation Plan (Incorporated herein by reference from August 31, 1994 Form 10-KSB, filed by Electromagnetic Oil Recovery, Inc., the Company's predecessor).

         *10(2) Form of Certificate for Common Stock Purchase Warrants issued pursuant to the Securities Compensation Plan (Incorporated herein by reference from Form S-8 Registration Statement, File No. 33-82944 filed on August 17, 1994, filed by
                  Electromagnetic Oil Recovery, Inc., the Company's predecessor).

         *10(3) Form of Option Agreement for options granted to certain persons, including Directors (Incorporated herein by reference from August 31, 1994 Form 10-KSB, filed by Electromagnetic Oil Recovery, Inc., the Company's predecessor).

         *10(4) Form of Certificate for Common Stock Purchase Warrants issued to certain investors in August 1994, including Directors (Incorporated herein by reference from August 31, 1994 Form 10-KSB, filed by Electromagnetic Oil Recovery, Inc., the Company's predecessor).

         *10(5) Restated Employment Agreement between Fountain Oil Incorporated and Nils N. Trulsvik (Incorporated herein by reference from December 31, 1997 Form 10-K/A).

         *10(6) Employment Agreement between Fountain Oil Incorporated and Ravinder S. Sierra (Incorporated herein by reference from August 31, 1995 Form 10-KSB).

         *10(7) Amended and Restated 1995 Long-Term Incentive Plan (Incorporated herein by reference from September 30, 1998 Form 10-Q).

         *10(8) Fee Agreement dated November 15, 1995 between Fountain Oil Incorporated and Robert A. Halpin (Incorporated herein by reference from August 31, 1996 Form 10-KSB).

         *10(9) Fee Agreement between Fountain Oil Incorporated and Eugene J. Meyers (Incorporated herein by reference from August 31, 1996 Form 10-KSB).

         *10(10) Amended Fee Agreement dated December 10, 1996 between Fountain Oil Incorporated and Robert A. Halpin (Incorporated herein by reference from December 31, 1996 Form 10-K).

         *10(11) Employment Agreement between Fountain Oil Incorporated and Alfred Kjemperud (Incorporated herein by reference from March 31, 1997 Form 10-Q).

         *10(12) Employment Agreement between Fountain Oil Norway AS and Rune Falstad (Incorporated herein by reference from December 31, 1997 Form 10-K/A).

         *10(13) Amended and Restated CanArgo Energy Inc. Stock Option Plan (Incorporated herein by reference from September 30, 1998 Form 10-Q).

         *10(14) Workorder between CanArgo Energy Inc. and Nils N. Trulsvik as Consultant (Incorporated herein by reference from September 30, 1998 Form 10-Q).

         *10(15) Consultancy Agreement between CanArgo Energy Corporation and Fincom AS, Norway (Incorporated herein by reference from September 30, 1998 Form 10-Q).

         *10(16) Employment Contract between CanArgo Energy Inc. and Anthony J. Potter (Incorporated herein by reference from September 30, 1998 Form 10-Q).

         *10(17) Workorder between CanArgo Energy Inc. and Alfred Kjemperud as Consultant.

         10(18)   Convertible Loan Agreement between Ninotsminda Oil Company
                  (NOC) and International Finance Corporation (IFC) dated December 17, 1998.

         10(19) Put Option Agreement between CanArgo Energy Corporation, JKX Oil & Gas PLC. and IFC dated December 17, 1998.

         10(20) Guarantee Agreement between CanArgo Energy Corporation and IFC dated December 17, 1998.

         10(21) Agreement between Georgian Oil Refinery Company and CanArgo Petroleum Products Ltd. dated September 26, 1998.

         10(22) Terrenex Acquisition Corporation Option regarding CanArgo (Nazvrevi) Limited.

         21       List of Subsidiaries.

         23(1)    Consent of PricewaterhouseCoopers LLP

         23(2) Consent of Ernst & Young LLP, Chartered Accountants, Calgary, Canada.

         23(3)    Consent of Ernst & Young, Chartered Accountants, Limassol,
                  Cyprus.

         23(4)    Consent of AMH Group Ltd.

         23(5) Consent of Kelly Lytton Mintz & Vann LLP, contained in Exhibit 5(1).

         24 Power of Attorney - contained on page S-9 of the Registration Statement.

         27       Financial Data Schedules - filed with Edgar version only.

     (b) No financial statement schedules are required to be filed herewith.

Item 17. Undertakings

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales of the Common Stock are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase of decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's Bylaws, contract or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada, on February 12, 1999.

                                          CANARGO ENERGY CORPORATION


                                          By: /S/ David Robson
                                              ----------------------------------
                                              David Robson,
                                              Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature follows constitutes and appoints each of MICHAEL BINNION and SUSAN E. PALMER, and either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                 Title                             Date
---------                                 -----                             ----
/S/ David Robson                Chief Executive Officer and          February 12, 1999
----------------------------    Director (Principal Executive
David Robson                    Officer)

/S/ Michael Binnion             President, Chief Financial           February 12, 1999
----------------------------    Officer and Director (Principal
Michael Binnion                 Financial Officer)

                                Director                             February 12, 1999
----------------------------
Robert A. Halpin

/S/ J.F. Russell Hammond        Director                             February 12, 1999
----------------------------
J.F. Russell Hammond

/S/ Peder Paus                  Director                             February 12, 1999
----------------------------
Peder Paus

/S/ Nils N. Trulsvik            Director                             February 12, 1999
----------------------------
Nils N. Trulsvik

/S/ Anthony J. Potter           Controller (Principal                February 12, 1999
----------------------------    Accounting Officer)
Anthony J. Potter

                           CANARGO ENERGY CORPORATION

                         FORM S-1 REGISTRATION STATEMENT

                                  Exhibit Index

Filed
Herewith

Management Contracts, Compensation Plans and Arrangements are identified by an asterisk (*)

 2(1) Amended and Restated Combination Agreement between Fountain Oil Incorporated and CanArgo
        Energy Inc. dated as of February 2, 1998
        (Incorporated herein by reference from Form S-3
        Registration Statement, File No. 333-48287 filed on June 9, 1998).

 2(2)   Voting, Support and Exchange Trust Agreement
        (Incorporated herein by reference as Annex G from Form S-3 Registration Statement, File No. 333-
        48287 filed on June 9, 1998).

 3(1) Registrant's Certificate of Incorporation and amendments thereto (Incorporated herein by reference from July 15, 1998 Form 8-K).

 3(2) Registrant's Bylaws (Incorporated herein by reference from December 31, 1996 Form 10-K).

 4(1)   Form of 8% Convertible Subordinated Debenture
        (Incorporated herein by reference from February
        29, 1996 Form 10-QSB).

 5(1)   Opinion of Kelly Lytton Mintz & Vann LLP.  -- to be filed by amendment.

 *10(1) Securities Compensation Plan (Incorporated herein by reference from August 31, 1994 Form 10-KSB, filed by Electromagnetic Oil Recovery, Inc., the
        Company's predecessor).

 *10(2) Form of Certificate for Common Stock Purchase
        Warrants issued pursuant to the Securities
        Compensation Plan (Incorporated herein by reference from Form S-8 Registration Statement,
        File No. 33-82944 filed on August 17, 1994, filed by Electromagnetic Oil Recovery, Inc., the
        Company's predecessor).

 *10(3) Form of Option Agreement for options granted to certain persons, including Directors
        (Incorporated herein by reference from August 31, 1994 Form 10- KSB, filed by Electromagnetic Oil
        Recovery, Inc., the Company's predecessor).

 *10(4) Form of Certificate for Common Stock Purchase
        Warrants issued to certain

Filed
Herewith

         investors in August 1994, including Directors (Incorporated herein by reference from August 31, 1994 Form 10-KSB, filed by Electromagnetic Oil Recovery, Inc., the Company's predecessor).


 *10(5) Restated Employment Agreement between Fountain Oil Incorporated and Nils N. Trulsvik (Incorporated herein by reference from December 31, 1997 Form 10-K/A).

 *10(6) Employment Agreement between Fountain Oil Incorporated and Ravinder S. Sierra (Incorporated herein by reference from August 31, 1995 Form 10-KSB).

 *10(7)  Amended and Restated 1995 Long-Term Incentive
         Plan (Incorporated herein by reference from September 30, 1998 Form 10-Q).

 *10(8)  Fee Agreement dated November 15, 1995 between
         Fountain Oil Incorporated and Robert A. Halpin
         (Incorporated herein by reference from August 31, 1996 Form 10-KSB).

 *10(9) Fee Agreement between Fountain Oil Incorporated and Eugene J. Meyers (Incorporated herein by reference from August 31, 1996 Form 10-KSB).

 *10(10) Amended Fee Agreement dated December 10, 1996 between Fountain Oil Incorporated and Robert A.
         Halpin (Incorporated herein by reference from December 31, 1996 Form 10-K).

 *10(11) Employment Agreement between Fountain Oil
         Incorporated and Alfred Kjemperud (Incorporated herein by reference from March 31, 1997 Form
         10-Q).

 *10(12) Employment Agreement between Fountain Oil Norway
         AS and Rune Falstad (Incorporated herein by reference from December 31, 1997 Form 10-K/A).

 *10(13) Amended and Restated CanArgo Energy Inc. Stock Option Plan
         (Incorporated herein by reference from September 30, 1998 Form 10-Q).

 *10(14) Workorder between CanArgo Energy Inc. and Nils N. Trulsvik as
         Consultant (Incorporated herein by reference from September 30, 1998 Form 10-Q).

 *10(15) Consultancy Agreement between CanArgo Energy
         Corporation and Fincom AS, Norway (Incorporated herein by reference from September 30, 1998 Form
         10-Q).

 *10(16) Employment Contract between CanArgo Energy Inc. and Anthony J. Potter
         (Incorporated herein by reference from September 30, 1998 Form 10-Q).

  X  *10(17)  Workorder between CanArgo Energy Inc. and Alfred Kjemperud as
              Consultant.

  X  10(18)   Convertible Loan Agreement between Ninotsminda Oil Company (NOC)
              and International Finance Corporation (IFC) dated
              December 17, 1998.

  X  10(19)   Put Option Agreement between CanArgo Energy Corporation, JKX Oil
              & Gas PLC. and IFC dated December 17, 1998.

  X  10(20)   Guarantee Agreement between CanArgo Energy Corporation and IFC dated December 17, 1998.

  X  10(21)   Agreement between Georgian Oil Refinery Company and CanArgo
              Petroleum Products Ltd. dated September 26, 1998.

  X  10(22)   Terrenex Acquisition Corporation Option regarding CanArgo
              Nazvrevi) Limited.

  X  21       List of Subsidiaries.

  X  23(1)    Consent of PricewaterhouseCoopers LLP

  X  23(2)    Consent of Ernst & Young LLP, Chartered Accountants, Calgary,
              Canada.

  X  23(3)    Consent of Ernst & Young, Chartered Accountants, Limassol, Cyprus.

  X  23(4)    Consent of AMH Group Ltd.

     23(5)    Consent of Kelly Lytton Mintz & Vann LLP, contained in Exhibit
              5(1).

  X  24       Power of Attorney - contained on page S-9 of the Registration
              Statement.

  X  27       Financial Data Schedules - Filed with Edgar version only.